Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222533

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 8 DATED MARCH 10, 2020
TO THE PROSPECTUS DATED OCTOBER 16, 2019

This supplement No. 8 is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 8 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:

•	the status of our offering, and

•	our Annual Report on Form 10-K for the period ended December 31, 2019.
Status of the Offering
We commenced our Second Extended Public Offering of up to $3,000,000,000 in shares of common stock on July 6, 2018, of which $2,700,000,000 in shares can be issued pursuant to our primary offering and $300,000,000 in shares can be issued pursuant to our distribution reinvestment plan.
As of March 10, 2020, we have received aggregate gross proceeds of approximately $620,898,000 including $313,968,000 from the sale of 25,476,831 Class A shares, $60,452,000 from the sale of 4,963,527 Class M shares, $2,858,000 from the sale of 230,866 Class A-I shares, and $243,620,000 from the sale of 19,940,528 Class M-I shares pursuant to our primary offering. There were $2,079,102,000 in shares of our common stock in our primary offering available for sale. As of March 10, 2020, we have received approximately $84,158,000 pursuant to our distribution reinvestment plan, including $50,934,000 from the sale of 4,210,469 Class A shares, $18,989,000 from the sale of 1,566,089 Class M shares, $6,047,000 from the sale of 498,618 Class A-I shares and $8,188,000 from the sale of 673,094 Class M-I shares. There were $215,842,000 in shares of our common stock available for sale pursuant to our distribution reinvestment plan.
We are structured as an institutionally managed, daily valued perpetual-life REIT. This means that, subject to regulatory approval of our filing for additional offerings, we will sell shares of our common stock on a continuous basis and for an indefinite period of time. We will endeavor to take all reasonable actions to avoid interruptions in the continuous offering of our shares of common stock. There can be no assurance, however, that we will not need to suspend our continuous offering. The offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to terminate this offering at any time and to extend our offering term to the extent permissible under applicable law.
Since the beginning of 2012, we raised a total of approximately $2,274,801,000 through our ongoing public and various private offerings, as well as our distribution reinvestment plan. As of March 10, 2020, our total Company NAV across all share classes was approximately $2,177,750,000.
Annual Report on Form 10-K
The prospectus is hereby supplemented with the Annual Report on Form 10-K, excluding exhibits, for the period ended December 31, 2019 that was filed with the SEC on March 10, 2020, a copy of which is attached to this supplement as Appendix A.

Appendix A
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________
FORM 10-K
_________________________________

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2019
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from              to
Commission file number: 000-51948
Jones Lang LaSalle Income Property Trust, Inc.
(Exact name of registrant as specified in its charter)
_________________________________

Maryland	20-1432284
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
333 West Wacker Drive, Chicago, IL, 60606
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (312) 897-4000
Securities registered pursuant to Section 12(b) of the Act: None
Securities registered pursuant to Section 12(g) of the Act:
Title of each class
Class A Common Stock, $.01 par value
Class M Common Stock, $.01 par value
Class A-I Common Stock, $.01 par value
Class M-I Common Stock, $.01 par value
Class D Common Stock, $.01 par value
_________________________________
Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☒
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes  ☒    No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    Yes  ☐    No  ☒
As of June 28, 2019, the aggregate market value of the 77,598,812 shares of Class A common stock, 40,802,153 shares of Class M common stock, 10,954,810 shares of Class A-I common stock, 14,329,536 shares of Class M-I common stock and 5,448,111 shares of Class D common stock held by non-affiliates of the registrant was $943,602, $496,970, $133,539, $174,534, and $66,249 for Class A, Class M, Class A-I, Class M-I and Class D shares, respectively, based upon the last net asset value of $12.16, $12.18, $12.19, $12.18 and $12.16 per share for Class A, Class M, Class A-I, Class M-I and Class D shares, respectively.

As of March 10, 2020, there were 94,210,815 shares of Class A common stock, 38,801,355 shares of Class M common stock, 11,122,334 shares of Class A-I common stock, 28,021,881 shares of Class M-I common stock and 4,957,915 shares of Class D common stock outstanding.

DOCUMENTS INCORPORATED BY REFERENCE
Specified portions of the registrant’s proxy statement, which will be filed with the Commission pursuant to Regulation 14A in connection with the registrant’s 2020 Annual Meeting of Stockholders, are incorporated by reference into Part III of this annual report.

Cautionary Note Regarding Forward-Looking Statements
This Form 10-K may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding, among other things, our plans, strategies and prospects, both business and financial. Forward-looking statements include, but are not limited to, statements that represent our beliefs concerning future operations, strategies, financial results or other developments. Forward-looking statements can be identified by the use of forward-looking terminology such as, but not limited to, “may,” “should,” “expect,” “anticipate,” “estimate,” “would be,” “believe,” or “continue” or the negative or other variations of comparable terminology. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this Form 10-K is filed with the Securities and Exchange Commission (“SEC”). Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in this Form 10-K. Important factors that could cause actual results to differ materially from the forward-looking statements are disclosed in “Item 1A. Risk Factors,” “Item 1. Business” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Presentation of Dollar Amounts
Unless otherwise noted, all dollar amounts, except per share dollar amounts, reported in this Form 10-K are in thousands.

PART I

Item 1.	Business.
GENERAL
Except where the context suggests otherwise, the terms “we,” “us,” “our,” the “Company” and "JLL Income Property Trust" refer to Jones Lang LaSalle Income Property Trust, Inc. The terms “Advisor” and “LaSalle” refer to LaSalle Investment Management, Inc.
Jones Lang LaSalle Income Property Trust, Inc. is an externally advised, daily valued perpetual-life real estate investment trust ("REIT") that owns and manages a diversified portfolio of apartment, industrial, office, retail and other properties located in the United States. Over time our real estate portfolio may be further diversified on a global basis through the acquisition of properties outside of the United States and will be complemented by investments in real estate-related debt and equity securities. We were incorporated on May 28, 2004 under the laws of the State of Maryland. We believe that we have operated in such a manner to qualify to be taxed as a REIT for federal income tax purposes commencing with the taxable year ended December 31, 2004, when we first elected REIT status. As of December 31, 2019, we owned interests in a total of 77 properties, located in 20 states.
We own, and plan to continue to own, all or substantially all of our assets through JLLIPT Holdings LP, a Delaware limited partnership (our “operating partnership”), of which we are the initial limited partner and JLLIPT Holdings GP, LLC, our wholly owned subsidiary is the sole general partner. The use of our operating partnership to hold all or substantially all of our assets is referred to as an Umbrella Partnership Real Estate Investment Trust ("UPREIT"). This structure is intended to facilitate tax deferred contributions of properties to our operating partnership in exchange for limited partnership interests in our operating partnership. A transfer of property directly to a REIT in exchange for shares of common stock of a REIT is generally a taxable transaction to the transferring property owner. In an UPREIT structure, a property owner who desires to defer taxable gain on the disposition of his property may transfer the property to our operating partnership in exchange for limited partnership interests in the operating partnership and defer taxation of gain until the limited partnership interests are disposed of in a taxable transaction.
From our inception to January 15, 2015, we raised equity proceeds through various public and private offerings of shares of our common stock. On January 16, 2015, our follow-on Registration Statement on Form S-11 was declared effective by the SEC with respect to our continuous public offering of up to $2,700,000 in any combination of shares of our Class A, Class M, Class A-I and Class M-I common stock, consisting of up to $2,400,000 of shares offered in our primary offering and up to $300,000 in shares offered pursuant to our distribution reinvestment plan (the “First Extended Public Offering”). As of July 6, 2018, the date our First Extended Public Offering terminated, we had raised aggregate gross proceeds from the sale of shares of our common stock in our First Extended Public Offering of $1,138,053.
On July 6, 2018, the SEC declared our second follow-on Registration Statement on Form S-11 (the "Second Extended Public Offering") effective (Commission File No. 333-222533) to offer up to $3,000,000 in any combination of shares of our Class A, Class M, Class A-I and Class M-I common stock, consisting of up to $2,700,000 of shares offered in our primary offering and up to $300,000 in shares offered pursuant to our distribution reinvestment plan. We reserve the right to terminate the Second Extended Public Offering at any time and to extend the Second Extended Public Offering term to the extent permissible under applicable law. As of December 31, 2019, we have raised aggregate gross proceeds from the sale of shares of our common stock in our Second Extended Public Offering of $542,060.
On March 3, 2015, we commenced a private offering (the "Follow-on Private Offering") of up to $350,000 in shares of our Class D common stock with an indefinite duration. As of December 31, 2019, we have raised aggregate gross proceeds from the sale of shares of our Class D shares in our Follow-on Private Offering of $68,591.
On October 16, 2019, through our operating partnership, we initiated a program (the “DST Program”) to raise up to $500,000, which our board of directors may increase in its sole discretion, in private placements exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), through the sale of beneficial interests to accredited investors in specific Delaware statutory trusts holding real properties ("DST Properties"), which may be sourced from our real properties or from third parties. As of December 31, 2019, we have not raised any proceeds from our DST Program.

As of December 31, 2019, 88,007,721 shares of Class A common stock, 39,036,770 shares of Class M common stock, 11,153,567 shares of Class A-I common stock, 22,589,599 shares of Class M-I common stock, and 4,957,915 shares of Class D common stock were outstanding and held by a total of 17,246 stockholders.

LaSalle acts as our advisor pursuant to the advisory agreement among us, our operating partnership and LaSalle (the "Advisory Agreement"). The term of our Advisory Agreement expires June 5, 2020, subject to an unlimited number of successive one-year renewals. Our Advisor, a registered investment advisor with the SEC, has broad discretion with respect to our investment decisions and is responsible for selecting our investments and for managing our investment portfolio pursuant to the terms of the Advisory Agreement. Our executive officers are employees of and compensated by our Advisor. We have no employees, as all operations are managed by our Advisor.
LaSalle is a wholly-owned, but operationally independent subsidiary of Jones Lang LaSalle Incorporated ("JLL" or our "Sponsor"), a New York Stock Exchange-listed leading professional services firm that specializes in real estate and investment management. As of December 31, 2019, JLL and its affiliates owned an aggregate of 2,521,801 Class M shares, which were issued for cash at a price equal to the most recently reported net asset value ("NAV") per share as of the purchase date and have a current value of $30,867.
INVESTMENT OBJECTIVES AND STRATEGY
Investment Objectives

Our primary investment objectives are:

•	to generate an attractive level of current income for distribution to our stockholders;

•	to preserve and protect our stockholders' capital investments;

•	to achieve appreciation of our NAV over time; and

•	to enable stockholders to utilize real estate as an asset class in diversified, long-term investment portfolios.

We cannot assure that we will achieve our investment objectives. Our charter places numerous limitations on us with respect to the manner in which we may invest our funds. In most cases, these limitations cannot be changed unless our charter is amended, which may require the approval of our stockholders.

Investment Strategy

The cornerstone of our investment strategy is to acquire and manage income-producing commercial real estate properties and real estate-related assets around the world. We believe this strategy will enable us to provide stockholders with a portfolio that is well-diversified across property type, geographic region and industry, both in the United States and internationally. It is our belief that adding international investments to our portfolio over time will serve as an effective tool to construct a well-diversified portfolio designed to provide our stockholders with stable distributions and attractive long-term risk-adjusted returns.
We believe that our broadly diversified portfolio will benefit our stockholders by providing:

•	diversification of sources of income;

•	access to attractive real estate opportunities currently in the United States and, over time, around the world;
and

•	exposure to a return profile that should have lower correlations with other investments.
Since real estate markets are often cyclical in nature, our strategy will allow us to more effectively deploy capital into property types and geographic regions where the underlying investment fundamentals are relatively strong or strengthening and away from those property types and geographic regions where such fundamentals are relatively weak or weakening. We intend to meet our investment objectives by selecting investments across multiple property types and geographic regions to achieve portfolio stability, diversification, current income and favorable risk-adjusted returns. To a lesser degree, we also intend to invest in debt and equity interests backed principally by real estate, which we refer to collectively as “real estate-related assets.”

We will leverage LaSalle's broad commercial real estate research and strategy platform and capabilities to employ a research-based investment philosophy focused on building a portfolio of commercial properties and real estate-related assets that we believe have the potential to provide stable income streams and outperform market averages over an extended holding period. Furthermore, we believe that having access to LaSalle and JLL's international organization and platform, with real estate professionals living and working full time throughout our global target markets, will be a valuable resource to us when considering and executing upon international investment opportunities.

Investment Portfolio Allocation Targets
Our board of directors has adopted investment guidelines for our Advisor to implement and actively monitor in order to allow us to achieve and maintain diversification in our overall investment portfolio. Our board of directors formally reviews our investment guidelines on an annual basis and our investment portfolio on a quarterly basis or, in each case, more often as they deem appropriate. Our board of directors will review the investment guidelines to ensure that the guidelines are being followed and are in the best interests of our stockholders. Each such determination and the basis therefor shall be set forth in the minutes of the meetings of our board of directors. Changes to our investment guidelines must be approved by our board of directors and do not require notice to or the vote of our stockholders.

We will seek to invest:
•    up to 95% of our assets in properties;
•    up to 25% of our assets in real estate-related assets; and
•    up to 15% of our assets in cash, cash equivalents and other short-term investments.

Notwithstanding the above, the actual percentage of our portfolio that is invested in each investment type may from time to time be outside the target levels provided above due to factors such as a large inflow of capital over a short period of time, a lack of attractive investment opportunities or an increase in anticipated cash requirements for repurchase requests.

INVESTMENT POLICIES
We may invest in real estate directly or indirectly through interests in corporations, limited liability companies, partnerships and joint ventures having an equity interest in real property, real estate investment trusts, ground leases, tenant in common interests, mortgages, participating mortgages, convertible mortgages, second mortgages, mezzanine loans or other debt interests convertible into equity interests in real property, options to purchase real estate, real property purchase-and-leaseback transactions and other transactions and investments with respect to real estate.
We intend to use financial leverage to provide additional funds to support our investment activities. We expect to maintain a targeted Company leverage ratio (calculated as our share of total liabilities (excluding future dealer manager fees) divided by our share of the fair value of total assets) of between approximately 30% and 50%. Our Company leverage ratio was 33% and 39% at December 31, 2019 and 2018, respectively. We intend to continue to use portions of the proceeds from our offerings to retire certain borrowings as they mature or become available for repayment or when doing so is beneficial to achieving our investment objectives. We are precluded from borrowing more than approximately 75% of the sum of the cost of our investments (before non-cash reserves and depreciation), which is based upon the limit specified in our charter that borrowing may not exceed 300% of the cost of our net assets. “Net assets” is defined as our total assets, other than intangibles, valued at cost (prior to deducting depreciation and amortization, reserves for bad debts and other non-cash reserves) less total liabilities. However, we may temporarily borrow in excess of these amounts if such excess is approved by a majority of our board, including a majority of our independent directors, and disclosed to stockholders in our next quarterly report, along with justification for such excess. In such event, we will review our debt levels at that time and take action to reduce any such excess as soon as practicable. We are currently in compliance with the charter limitations on our indebtedness.
Investments in Properties
We generally invest in properties located in large metropolitan areas that are well-leased with a stable tenant base and that are expected to generate predictable income. However, we may make investments in properties with other characteristics if we believe that the investments have the potential to enhance portfolio diversification or investment returns, as further described below under “Value Creation Opportunities.” There is no limitation on the amount we may invest in any single property.

We intend to manage risk through constructing and managing a broadly diversified portfolio of properties in developed markets around the world. We believe that a broadly diversified investment portfolio may offer stockholders significant benefits for a given level of risk relative to a more concentrated investment portfolio. In addition, we believe that assembling a diversified tenant base by investing in multiple properties and property types across multiple markets and geographic regions may mitigate the economic impacts associated with releasing properties or tenants potentially defaulting under their leases, since lease revenues represent the primary source of income from our real estate investments.
We will focus on acquiring and managing a portfolio of properties that provides tenants and residents with modern functionality and location desirability in order to avoid near-term obsolescence. We will generally invest in well-designed buildings that we believe present an attractive appearance, have been and are properly maintained and require minimal capital improvements in the near term. We generally do not intend to acquire higher risk properties in need of significant renovation, development or new construction; however, we may invest in these types of properties if we believe attractive risk-adjusted investment returns can be achieved through proactive management techniques or value-add programs, as further described below under “Value Creation Opportunities.”
Our board of directors is responsible for determining the consideration we pay for each property we acquire. However, our board has adopted investment guidelines that delegate this authority to our Advisor, so long as our Advisor complies with these investment guidelines. The investment guidelines limit the types of properties and investment amounts that may be acquired or disposed of without the specific approval of our board. Our board may change from time to time the scope of authority delegated to our Advisor.
Subject to limitations contained in our charter, we may issue, or cause to be issued, shares of our stock or limited partnership units in our operating partnership in any manner (and on such terms and for such consideration) in exchange for real estate. Our existing stockholders have no preemptive rights to purchase any such shares of our stock or limited partnership units, and any such issuance might cause a dilution of a stockholder’s initial investment. We may enter into additional contractual arrangements with contributors of property under which we would agree to repurchase a contributor’s units for shares of our common stock or cash, at the option of the contributor, at specified times. Although we may enter into such transactions, we do not currently intend to do so in the near term.
Global Target Markets

In general, we seek to invest in properties in well-established locations within larger metropolitan areas and with the potential for above average population or employment growth. Although we have and expect to continue to focus on investing primarily in developed markets throughout the United States, we may also invest a substantial portion of the proceeds of our offerings in markets outside of the United States. We believe that an allocation to international investments that meet our investment objectives and guidelines will contribute meaningfully to the diversification of our portfolio, the ability for us to identify favorable income-generating investments and the potential for achieving attractive long-term risk-adjusted returns. We believe that opportunities for attractive risk-adjusted returns exist both within the United States and globally. Most of our investments outside of the United States will be in core properties in stabilized, well-developed markets within Europe and the Asia Pacific region. We believe that our long-term strategy to acquire properties on a global basis will provide for a well-diversified portfolio that will generate attractive current returns and optimize long-term value for our stockholders.
Value Creation Opportunities
We may periodically seek to enhance investment returns through various value creation opportunities. While there are no specific limitations on the nature or amount of these types of investments, in the aggregate they are not expected to materially change the risk profile of our overall portfolio. Examples of likely value creation investments include properties with significant leasing risk, forward purchase commitments, redevelopment or repositioning opportunities and nontraditional or mixed-use property types. These investments generally have a higher risk and higher return profile than our primarily core strategy.

Disposition Policies

We anticipate that we will hold most of our properties for an extended period. However, we may determine to sell a property before the end of its anticipated holding period. We will monitor each investment within the portfolio and the overall portfolio composition for appropriateness in meeting our investment objectives. Our Advisor may determine to sell a property if:

•	an opportunity has arisen to enhance overall investment returns by reallocating capital;

•	there are diversification benefits associated with disposing of the property and rebalancing our investment portfolio;

•	in the judgment of our Advisor, the value of the property might decline or underperform as compared to our investment strategy;

•	an opportunity has arisen to pursue a more attractive investment;

•	the property was acquired as part of a portfolio acquisition and does not meet our investment guidelines;

•	there exists a need to generate liquidity to satisfy repurchase requests, to pay distributions to our stockholders or for working capital; or

•	in the judgment of our Advisor, the sale of the property is in the best interests of our stockholders.
Generally, we intend to reinvest proceeds from the sale, financing or other disposition of properties in a manner consistent with our investment strategy and guidelines, although we may be required to distribute such proceeds to stockholders in order to comply with REIT requirements or we may make distributions for other reasons.

Investments in Real Estate-Related Assets

We may invest a portion of our portfolio in real estate-related assets other than properties. These assets may include the common and preferred stock of publicly-traded real estate-related companies, preferred equity interests, mortgage loans and other real estate-related equity and debt instruments. Up to 25% of our overall portfolio may be invested in real estate-related assets. We believe that our Advisor’s ability to acquire real estate-related assets in conjunction with acquiring a portfolio of properties may provide us with additional liquidity and further diversification, which provides greater financial flexibility and discretion to construct an investment portfolio designed to achieve our investment objectives. Our charter requires that any investment in equity securities (other than equity securities traded on a national securities exchange or included for quotation on an inter-dealer quotation system) not within the specific parameters of our investment guidelines adopted by our board of directors must be approved by a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction as being fair, competitive and commercially reasonable.

We may invest in mortgage loans consistent with the requirements for qualification as a REIT. We may originate or acquire interests in mortgage loans, generally on the same types of properties we might otherwise buy. These mortgage loans may pay fixed or variable interest rates or have “participating” features described below. Normally, mortgage loans will be secured by income-producing properties. They typically will be nonrecourse, which means they will not be the borrower’s personal obligations. We expect that most will be first mortgage loans, with first priority liens on the property. These loans may provide for payments of principal and interest or may provide for interest-only payments, with a balloon payment at maturity.

We may make mortgage loans that permit us to participate in the revenues from or appreciation of the underlying property consistent with the rules applicable for qualification as a REIT. These participations may entitle us to receive additional interest, usually calculated as a percentage of the gross income the borrower receives from operating, selling or refinancing the property. We may also receive an option to buy an interest in the property securing the participating loan.

Subject to the percentage of ownership limitations and gross income and asset requirements required for REIT qualification, we may invest in equity securities of companies engaged in real estate activities, including for the purpose of exercising control over such entities. Companies engaged in real estate activities may include, for example, REITs that either own properties or make real estate loans, real estate developers, entities with substantial real estate holdings such as limited partnerships, funds and other commingled investment vehicles, and other companies whose products and services are related to the real estate industry, such as mortgage lenders or mortgage servicing companies. We may acquire all or substantially all of the securities or assets of companies engaged in real estate activities where such investment would be consistent with our investment policies and our status as a REIT. We may also acquire exchange traded funds and mutual funds focused on REITs and real estate companies. In any event, we do not intend that our investments in securities will require us to register as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"), and we intend to generally divest appropriate securities before any such registration would be required.

Cash, Cash Equivalents and Other Short-Term Investments

We may invest up to 15% of our assets in cash, cash equivalents and other short-term investments. These types of investments may include the following, to the extent consistent with our qualification as a REIT:

•
money market instruments, cash and other cash equivalents (such as high-quality short-term debt instruments, including commercial paper, certificates of deposit, bankers' acceptances, repurchase agreements, interest- bearing time deposits and credit rated corporate debt securities);

•	U.S. government or government agency securities; and

•	credit rated corporate debt or asset-backed securities of U.S. or foreign entities, or credit rated debt securities of foreign governments or multi-national organizations.

Other Investments

We may, but do not presently intend to, make investments other than as previously described. At all times, we intend to make investments in such a manner consistent with maintaining our qualification as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). We do not intend to underwrite securities of other issuers.
COMPETITION
We face competition when attempting to make real estate investments, including competition from domestic and foreign financial institutions, other REITs, life insurance companies, pension funds, partnerships and individual investors. The leasing of real estate is also highly competitive. Our properties compete for tenants with similar properties primarily on the basis of location, total occupancy costs (including base rent and operating expenses), services provided and the design and condition of the improvements.
SEASONALITY
Our investments are not materially impacted by seasonality, despite certain of our retail tenants being impacted by seasonality. Percentage rents (rents computed as a percentage of tenant sales) that we earn from investments in retail properties may, in the future, be impacted by seasonality.
ENVIRONMENTAL STRATEGIES
As an owner and operator of real estate, we are subject to various environmental laws. Compliance with existing laws has not had a material adverse effect on our financial condition and results of operations, and we do not believe it will have such an impact in the future. However, we cannot predict the impact of unforeseen environmental contingencies or new or changed environmental laws or regulations applicable to our current investments in properties or investments in properties we may make in the future. During our due diligence prior to making investments in properties, we retain qualified environmental consultants to assist us in identifying and quantifying environmental risks associated with such investments.

GEOGRAPHIC CONCENTRATION
The following table provides information regarding the geographic concentration of our real estate portfolio as of December 31, 2019:

	Real Estate Portfolio
	Number of Properties	Net Rentable Square Feet	Estimated Percent of Fair Value
South	18	5,001,000	25%
West	29	4,176,000	43
East	17	3,462,000	19
Midwest	13	2,370,000	13
Total	77	15,009,000	100%
The following charts sets forth the percentage of our consolidated revenues derived from properties owned in each state that accounted for more than 10% of our consolidated revenues during 2019, 2018 and 2017:

FOREIGN OPERATIONS
We previously owned one property outside the United States, a multi-tenant office building located in Calgary, Canada. We were subject to currency risk and general Canadian economy risks associated with this investment. This property accounted for approximately 7% of our consolidated office revenues for the year ended December 31, 2017 and approximately 1% of our consolidated revenues for the year ended December 31, 2017. The Canadian property was disposed of on July 26, 2017.

DEPENDENCE ON SIGNIFICANT TENANTS
Our significant tenants that accounted for more than 10% of the consolidated revenues from their respective segments during the years ending December 31, 2019, 2018 and 2017 were as follows:

	For the year ended December 31,
	2019	2018	2017
Office
Amazon(1)	45%	30%	30%
Summit Medical Group	15%	12%	11%
Sugar Publishing (2)	3%	11%	9%
________

(1)
Amazon, including Whole Foods, also accounted for 4%, 4%, and 5% of the consolidated revenues in the retail segment in 2019, 2018 and 2017, respectively, and 5%, 6% and 6% of the consolidated revenues in the industrial segment in 2019, 2018 and 2017, respectively.

(2)	The property leasing to this tenant was sold on February 7, 2019.
REPORTABLE SEGMENTS

We align our internal operations along the primary property types we are targeting for investments, resulting in five operating segments: apartment properties, industrial properties, office properties, retail properties and other properties. See Item 7, “Management's Discussion and Analysis of Financial Condition and Results of Operations” and Item 8, “Financial Statements and Supplementary Data” for financial information related to our reportable segments.

Apartment Properties

Apartment properties are generally defined as having five or more dwelling units that are part of a single complex and offered for rental use as opposed to detached single-family residential properties. There are three main types of apartment properties: garden-style (mostly one-story apartments), low-rise and high-rise. Apartments generally have the lowest vacancy rates of any property type, with the better performing properties typically located in markets or locations with strong employment and demographic dynamics. We plan to invest in apartment properties that are located in or near employment centers with favorable potential for employment growth and conveniently situated with access to transportation and retail and service amenities. Traditional apartment properties are generally leased by apartment unit to individual tenants for one year terms.

Industrial Properties

Industrial properties are generally categorized as warehouse/distribution centers, research and development facilities, flex space or manufacturing. The performance of industrial properties is typically dependent on the proximity to economic centers and the movement of global trade and goods. Industrial properties typically utilize a triple-net lease structure pursuant to which the tenant is generally responsible for property operating expenses in addition to base rent which can help mitigate the risks associated with rising expenses. We intend to invest in industrial properties that are located in major distribution hubs and near transportation modes such as port facilities, airports, rail lines and major highway systems.

Office Properties

Office sector properties are generally categorized based upon location and quality. Buildings may be located in Central Business Districts ("CBDs") or suburbs. Buildings may also be classified by general quality and size, ranging from Class A properties, which are generally large-scale buildings of the highest-quality, to Class C buildings which are below investment grade. We intend to invest in Class A or B office properties that are near areas of dense population, have sufficient transportation access or are located within well-established suburban office/business parks or CBDs. We also anticipate that a portion of the office properties in which we invest will be medical office and healthcare related facilities. We expect the duration of our office leases to be generally between five to ten years, which can help mitigate the volatility of our portfolio's income.

Retail Properties

The retail sector is comprised of five main formats: neighborhood retail, community centers, regional centers, super-regional centers and single-tenant stores. Location, convenience, accessibility and tenant mix are generally considered to be among the key criteria for successful retail investments. Retail leases tend to range from three to five years for small tenants and ten to 15 years for large anchor tenants. Leases, particularly for anchor tenants, may include a base payment plus a percentage of retail sales. Household incomes and population density are generally considered to be key drivers of local retail demand. We will seek investments in retail properties that are located within densely populated residential areas with favorable demographic characteristics and near other retail and service amenities.

Other Properties

The other property sector is currently comprised of parking facilities. The parking industry is large and fragmented and includes facilities that provide short-term parking spaces for vehicles on an hourly, daily, weekly or monthly basis. Parking structures can range from surface lots to larger multi-level buildings. Location and the local trade area are critically important to the performance of parking facilities. In addition to location, parking rates offered at a facility have a significant influence on a driver’s decision to use a particular facility.  We will seek to invest principally in parking facilities in densely populated urban areas with high barriers to entry for new competition and multiple demand drivers.

AVAILABLE INFORMATION
We are subject to the information requirements of the Exchange Act. Therefore, we file periodic reports, proxy statements and other information with the SEC. The SEC maintains a website (www.sec.gov) where the reports, proxy and information statements, and other information that we file electronically with the SEC can be accessed free of charge. Our website is www.JLLIPT.com. We may use our website as a distribution channel for material information about our Company. Our reports on Forms 10-K, 10-Q and 8-K, and all amendments to those reports are posted on our website as soon as reasonably practicable after the reports are electronically filed with or furnished to the SEC. The contents of our website are not incorporated by reference.
INSURANCE
Although we believe our investments are currently adequately covered by insurance consistent with the terms and levels of coverage that are standard in our industry, we cannot predict at this time if we will be able to obtain adequate coverage at a reasonable cost in the future.
EMPLOYEES
We have no paid employees. The employees of our Advisor or its affiliates provide management, acquisition, advisory and certain other administrative services for us.
On November 4, 2014, as contemplated in our Advisory Agreement, we agreed to reimburse LaSalle for a portion of certain of our executive officers’ compensation associated with work performed on the First Extended Public Offering prior to the effective date. Under this arrangement a total of $125 was reimbursed over a four-year period beginning on January 16, 2015.

Item 1A.	Risk Factors.
You should consider carefully the risks described below and the other information in this Form 10-K, including our consolidated financial statements and the related notes included elsewhere in this Form 10-K. If any of the following risks actually occur, they may materially harm our business and our financial condition and results of operations and cause the NAV to decline.
Risks Related to Investing in Shares of Our Common Stock
There is no public trading market for shares of our common stock; therefore, the ability of our stockholders to dispose of their shares will likely be limited to the repurchase of shares by us which generally will not be available during the first year after the purchase. If stockholders do sell their shares to us, they may receive less than the price paid.
There is no current public trading market for shares of our common stock, and we do not expect that such a public market will ever develop. Therefore, the repurchase of shares by us will likely be the only way for stockholders to dispose of their shares. We will repurchase shares at a price equal to our NAV per share of the class of shares being repurchased on the date of repurchase, and not based on the price at which the shares were purchased. Shares are not eligible for repurchase for the first year after purchase except upon death or disability of a stockholder; provided, however, that shares issued pursuant to our distribution reinvestment plan are not subject to the one-year holding period. In addition, we may repurchase shares if a stockholder fails to maintain a minimum balance of $5 in shares, even if the failure to meet the minimum balance is caused solely by a decline in our NAV. As a result of these terms of our share repurchase plan, stockholders may receive less than the price they paid for their shares when they sell them to us pursuant to our share repurchase plan.

Our ability to repurchase shares may be limited, and our board of directors may modify or suspend our share repurchase plan at any time.
Our share repurchase plan limits the funds we may use to purchase shares each calendar quarter to 5% of the combined NAV of all classes of shares as of the last day of the previous calendar quarter, which means that in any 12-month period, we limit repurchases to approximately 20% of our total NAV. The vast majority of our assets consist of properties that cannot generally be liquidated quickly. Therefore, we may not always have a sufficient amount of cash to immediately satisfy repurchase requests. Our board of directors may modify or suspend for any period of time or indefinitely our share repurchase plan should repurchase requests, in the business judgment of our board of directors, place an undue burden on our liquidity, adversely affect our investment operations or pose a risk of having a material adverse impact on stockholders whose shares are not repurchased. Because our board of directors is not required to authorize the recommencement of the share repurchase plan within any specified period of time, our board of directors may effectively terminate the plan by suspending it indefinitely. As a result, our stockholders’ ability to have their shares repurchased by us may be limited and at times no liquidity may be available for our stockholders’ investment in us.

We have a history of operating losses and cannot assure you that we will sustain profitability.
As a consequence of recognizing depreciation in connection with the properties we own, we have a history of operating losses and cannot assure you that we will sustain profitability. As a result, since our inception in 2004, we have experienced net losses (calculated in accordance with U.S. generally accepted accounting principles ("GAAP")) over a number of years. The extent of our future operating losses are highly uncertain, and we may not sustain profitability.

The availability, timing and amount of cash distributions to you is uncertain.
Our board of directors declared quarterly distributions for our stockholders beginning in the first quarterly period following the initial closing of our first offering on December 23, 2004 through March 31, 2009. We did not pay distributions for the nine quarterly periods from March 2009 to September 30, 2011, but we have declared quarterly distributions for our stockholders every quarter since. Most recently, on March 3, 2020, our board of directors declared a quarterly distribution of $0.135 per share for the first quarter of 2020. We bear all expenses incurred in our operations, which are deducted from cash funds generated from operations prior to computing the amount of cash for distribution to stockholders. In addition, our board of directors, in its discretion, may retain any portion of such funds for working capital or other purposes, which was the policy of our board of directors between March 2009 through September 2011 when we suspended our distributions as a part of our cash conservation strategy adopted in response to the uncertain economic climate and extraordinary conditions in the commercial real estate industry.

Your overall return may be reduced if we pay distributions from sources other than our cash from operations.
To date, all of the distributions we have paid to stockholders have been funded through a combination of cash flow from our operations and borrowings. We may not generate sufficient cash flow from operations to fully fund distributions to stockholders. Therefore, we may choose to use cash flows from financing activities, which include borrowings (including borrowings secured by our assets), net proceeds of our public and private offerings or other sources to fund distributions to our stockholders. We may be required to continue to fund our regular distributions from a combination of some of these sources if our investments fail to perform as anticipated, our expenses are greater than expected or due to numerous other factors. We have not established a limit on the amount of our distributions that may be paid from any of these sources. Using certain of these sources may result in a liability to us, which would require a future repayment. The use of these sources for distributions and the ultimate repayment of any liabilities incurred could adversely impact our ability to pay distributions in future periods, decrease our NAV, decrease the amount of cash we have available for operations and new investments and adversely impact the value of an investment in our shares of common stock.
Your purchase price may be more or less than the actual NAV if our NAV is incorrectly calculated.
If our NAV is calculated in a way that is not reflective of our actual NAV, then the purchase price of shares of our common stock or the price paid for the repurchase of your shares of common stock on a given date may not accurately reflect the value of our portfolio, and your shares may be worth more or less than the purchase or repurchase price.
Risks Related to Conflicts of Interest
Our Advisor will face a conflict of interest with respect to the allocation of investment opportunities and competition for tenants between us and other real estate programs that it advises.
Our Advisor’s officers and key real estate professionals will identify potential investments in properties and other real estate-related assets that are consistent with our investment guidelines for our possible acquisition. However, our Advisor may not acquire an investment in a property unless it has reviewed and approved presenting it to us in accordance with its allocation policies. LaSalle and its affiliates will advise other investment programs that invest in properties and real estate-related assets in which we may be interested, including the DST Program. LaSalle could face conflicts of interest in determining which programs will have the opportunity to acquire and participate in such investments as they become available. As a result, other investment programs advised by LaSalle may compete with us with respect to certain investments that we may want to acquire. Our Advisor also has discretion to choose which of our properties to syndicate in the DST Program, which presents conflicts because our Advisor and LaSalle Investment Management Distributors, LLC, an affiliate of our Advisor (the “Dealer Manager”), earn fees from the DST Program.
In addition, we may acquire properties in geographic areas where other investment programs advised by LaSalle own properties. Therefore, our properties may compete for tenants with other properties owned by such investment programs. If one of such investment programs attracts a tenant that we are competing for, we could suffer a loss of revenue due to delays locating another suitable tenant.
Our Advisor faces a conflict of interest because the fees it receives for services performed are based on our NAV, for which our Advisor is ultimately responsible.
Our Advisor is paid a fee for its services based on our NAV, which is calculated by ALPS Fund Services Inc. under the supervision of our Advisor. The calculation of our NAV includes certain subjective judgments of our Advisor and our independent valuation advisor, including estimates of fair value of particular assets, and therefore may not correspond to realizable value upon a sale of those assets.
Our Advisor’s management personnel face conflicts of interest relating to time management and there can be no assurance that our Advisor’s management personnel will devote adequate time to our business activities or that our Advisor will be able to hire adequate additional employees.
All of our Advisor’s management personnel, other employees, affiliates and related parties may also provide services to other affiliated entities of our Advisor. We are not able to estimate the amount of time that such management personnel will devote to our business. As a result, certain of our Advisor’s management personnel may have conflicts of interest in allocating their time between our business and their other activities which may include advising and managing various other real estate programs and ventures, which may be numerous and may change as programs are closed or new programs are formed. During times of significant activity in other programs and ventures, the time they devote to our business may decline and be less than we would require. There can be no assurance that our Advisor’s affiliates will devote adequate time to our business activities or that our Advisor will be able to hire adequate additional employees.

Our Advisor and its affiliates, including our officers and some of our directors, face conflicts of interest caused by compensation arrangements with us and other LaSalle affiliated entities, which could result in actions that are not in our stockholders’ best interests.
Our Advisor and its affiliates receive substantial fees from us in return for their services and these fees could influence our Advisor’s advice to us. Among other matters, the compensation arrangements could affect their judgment with respect to:

•	the continuation, renewal or enforcement of our agreements with our Advisor and its affiliates, including the Advisory Agreement;

•	the decision to adjust the value of our real estate portfolio or the value of certain portions of our portfolio of other real estate-related assets, or the calculation of our NAV;

•	public offerings of equity by us, which may result in increased advisory fees of the Advisor;

•	competition for tenants from affiliated programs that own properties in the same geographic area as us;

•	whether to sell interests in certain of our real properties through the DST Program and to select which properties to be sold through the DST Program; and

•	asset sales, which may allow LaSalle or its affiliates to earn disposition fees and commissions.
We currently have, and may enter into, agreements with subsidiaries of our Sponsor to perform certain services for our real estate portfolio.
Subsidiaries of our Sponsor provide property management, leasing and other services to property owners, and currently provides certain services to us with respect to a portion of our properties, and we may engage subsidiaries of our Sponsor to perform additional property or construction management, leasing and other services related to our real estate portfolio. The fees, commissions and expense reimbursements paid to our Sponsor in connection with these services have not and will not be determined with the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties. Even though all such agreements will be subject to approval by our independent directors, they could be on terms not as favorable to us as those we could receive from a third party.
The time and resources that LaSalle affiliated entities devote to us may be diverted and we may face additional competition due to the fact that LaSalle affiliated entities are not prohibited from raising money for another entity that makes the same types of investments that we target.
LaSalle affiliated entities are not prohibited from raising money for another investment entity that makes the same types of investments as those we target. As a result, the time and resources they could devote to us may be diverted. In addition, we may compete with any such investment entity for the same investors and investment opportunities. We may also co-invest with any such investment entity. Even though all such co-investments will be subject to approval by our independent directors, they could be on terms not as favorable to us as those we could achieve co-investing with a third party.
Our Advisor may have conflicting fiduciary obligations if we acquire properties with its affiliates or other related entities; as a result, in any such transaction we may not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.
Our Advisor has in the past and may in the future cause us to acquire an interest in a property from its affiliates or through a joint venture with its affiliates or to dispose of an interest in a property to its affiliates. In these circumstances, our Advisor will have a conflict of interest when fulfilling its fiduciary obligation to us. In any such transaction we may not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties. Even though all such transactions will be subject to approval by our independent directors, they could be on terms not as favorable to us as those we could receive from a third party.

Our executive officers, our affiliated directors and the key real estate professionals acting on behalf of our Advisor face conflicts of interest related to their positions or interests in affiliates of our Advisor, which could hinder our ability to implement our business strategy and to generate returns to our stockholders.
Our executive officers, our affiliated directors and the key real estate professionals acting on behalf of our Advisor may also be involved in the management of other real estate businesses, including other LaSalle affiliated entities, and separate accounts established for institutional investors, each of which invests in the real estate or real estate-related assets. As a result, they owe fiduciary duties to each of these entities and their investors, which fiduciary duties may from time to time conflict with the fiduciary duties that they owe to us and our stockholders. Their loyalties to these other entities and investors could result in action or inaction that is detrimental to our business, which could harm the implementation of our investment strategy. These individuals face conflicts of interest in allocating their time among us and such other funds, investors and activities. These conflicts of interest could cause these individuals to allocate less of their time to us than we may require, which may adversely impact our operations.
Risks Related to Adverse Changes in General Economic Conditions
Changes in global economic and capital markets conditions, including periods of generally deteriorating real estate industry fundamentals, may significantly affect our results of operations and returns to our stockholders.
We are subject to risks generally incident to the ownership of real estate-related assets, including changes in global, national, regional or local economic, demographic and real estate market conditions, as well as other factors particular to the locations of our investments. A recession could adversely impact our investments as a result of, among other items, increased tenant defaults under our leases, lower demand for rentable space, as well as potential oversupply of rentable space, each of which could lead to increased concessions, tenant improvement expenditures or reduced rental rates to maintain occupancies. These conditions could also adversely impact the financial condition of the tenants that occupy our real properties and, as a result, their ability to pay us rents.
We have recorded impairments of our real estate as a result of such conditions. To the extent that a general economic slowdown is prolonged or becomes more severe or real estate fundamentals deteriorate, it may have a significant and adverse impact on our revenues, results from operations, financial condition, liquidity, overall business prospects and ultimately our ability to pay distributions to our stockholders.
Any market deterioration may cause the value of our real estate investments to decline.
If the current economic or real estate environment were to worsen in the markets where our properties are located, the NAV per share of our common stock may experience more volatility or decline as a result. Volatility in the fair value and operating performance of commercial real estate has made estimating cash flows from our real estate investments difficult, since such estimates are dependent upon our judgment regarding numerous factors, including, but not limited to, current and potential future refinancing availability, fluctuations in regional or local real estate values and fluctuations in regional or local rental or occupancy rates, real estate tax rates and other operating expenses.
We cannot assure our stockholders that we will not have to realize or record impairment charges, or experience disruptions in cash flows and/or permanent losses related to our real estate investments or decreases in the NAV per share of our common stock in future periods. In addition, to the extent that volatile markets exist, these conditions could adversely impact our ability to potentially sell our real estate investments at a price and with terms acceptable to us or at all.
Inflation or deflation may adversely affect our financial condition and results of operations.
Although neither inflation nor deflation has materially impacted our operations in the recent past, increased inflation could have an adverse impact on our floating rate mortgages and interest rates and general and administrative expenses, as these costs could increase at a rate higher than our rental and other revenue. Inflation could also have an adverse effect on consumer spending which could impact our tenants’ revenues and, in turn, our percentage rents, where applicable. Conversely, deflation could lead to downward pressure on rents and other sources of income.

Risks Related to Our General Business Operations and Our Corporate Structure
We depend on our Advisor and the key personnel of our Advisor and we may not be able to secure suitable replacements in the event that we fail to retain their services.
Our success is dependent upon our relationships with, and the performance of, our Advisor and the key real estate professionals of our Advisor for the acquisition and management of our investment portfolio and our corporate operations. Any of these parties may suffer or become distracted by adverse financial or operational problems in connection with their business and activities unrelated to us and over which we have no control. Should any of these parties fail to allocate sufficient resources to perform their responsibilities to us for any reason, we may be unable to achieve our investment objectives. In the event that, for any reason, the Advisory Agreement is terminated, or our Advisor is unable to retain its key personnel, it may be difficult for us to secure suitable replacements on acceptable terms, which would adversely impact the value of your investment.
Our Advisor’s inability to retain the services of key real estate professionals could negatively impact our performance.
Our success depends to a significant degree upon the contributions of certain key real estate professionals employed by our Advisor, each of whom would be difficult to replace. Neither we nor our Advisor have employment agreements with these individuals and they may not remain associated with us or our Advisor. If any of these persons were to cease their association with us or our Advisor, our operating results could suffer. Our future success depends, in large part, upon our Advisor’s ability to attract and retain highly skilled managerial, operational and marketing professionals. If our Advisor loses or is unable to obtain the services of highly skilled professionals, our ability to implement our investment strategies could be delayed or hindered.
We may change our investment and operational policies without stockholder consent.
We may change our investment and operational policies, including our policies with respect to investments, operations, indebtedness, capitalization and distributions, at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier or more highly leveraged than is currently contemplated. A change in our investment strategy may, among other things, increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could materially affect our ability to achieve our investment objectives.
We are and may continue to be subject to litigation, which could have a material adverse effect on our financial condition.
We currently are, and are likely to continue to be, subject to litigation. Some of these claims may result in significant defense costs and potentially significant judgments against us. We cannot be certain of the ultimate outcomes of currently asserted claims or of those that arise in the future. Resolution of these types of matters against us may result in our having to pay significant fines, judgments, or settlements, which, if uninsured, or if the fines, judgments, and settlements exceed insured levels, would adversely impact our earnings and cash flows, thereby impacting our ability to service debt and make quarterly distributions to our stockholders. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage, which could adversely impact our results of operations and cash flows, expose us to increased risks that would be uninsured, and/or adversely impact our ability to attract officers and directors.
The limits on the percentage of shares of our common stock that any person may own may discourage a takeover or business combination that could otherwise benefit our stockholders.
Our charter, with certain exceptions, authorizes our board of directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, no person may own more than 9.8% in value of our outstanding capital stock or more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding common stock. A person that did not acquire more than 9.8% of our shares may become subject to our charter restrictions if repurchases by other stockholders cause such person’s holdings to exceed 9.8% of our outstanding shares. Any attempt to own or transfer shares of our common stock in excess of the ownership limit without the consent of our board of directors will be void, or will result in those shares being transferred by operation of law to a charitable trust, and the person who acquired such excess shares will not be entitled to any distributions thereon or to vote those excess shares. Our 9.8% ownership limitation may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for our stockholders.

Maryland law and our organizational documents limit our rights and the rights of our stockholders to recover claims against our directors and officers, which could reduce your and our recovery against them if they cause us to incur losses.
Maryland law provides that a director will not have any liability as a director so long as he or she performs his or her duties in accordance with the applicable standard of conduct. In addition, Maryland law and our charter provide that no director or officer shall be liable to us or our stockholders for monetary damages unless the director or officer (1) actually received an improper benefit or profit in money, property or services or (2) was actively and deliberately dishonest as established by a final judgment. Moreover, our charter generally requires us to indemnify and advance expenses to our directors and officers for losses they may incur by reason of their service in those capacities unless their act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, they actually received an improper personal benefit in money, property or services or, in the case of any criminal proceeding, they had reasonable cause to believe the act or omission was unlawful. As a result, you and we may have more limited rights against our directors or officers than might otherwise exist under common law, which could reduce your and our recovery from these persons if they act in a manner that causes us to incur losses. In addition, we are obligated to fund the defense costs incurred by these persons in some cases. However, our charter provides that we may not indemnify our directors, or our Advisor and its affiliates, for any liability or loss suffered by them or hold our directors, our Advisor and its affiliates harmless for any liability or loss suffered by us, unless they have determined that the course of conduct that caused the loss or liability was in our best interests, they were acting on our behalf or performing services for us, the liability or loss was not the result of negligence or misconduct by our non-independent directors, our Advisor and its affiliates, or gross negligence or willful misconduct by our independent directors, and the indemnification or agreement to hold harmless is recoverable only out of our net assets or the proceeds of insurance and not from the stockholders.
Certain provisions in our organizational documents and under Maryland law could inhibit transactions or changes of control under circumstances that could otherwise provide stockholders with the opportunity to realize a premium.
Our charter and bylaws contain provisions that could delay or prevent a change of control of our company or changes in our board of directors that our stockholders might consider favorable. For example, our charter authorizes the issuance of preferred stock which can be created and issued by our board of directors without prior stockholder approval, with rights senior to those of our common stock, and prohibits our stockholders from filling board vacancies. In addition, for so long as the advisory agreement is in effect, our Advisor has the right to nominate, subject to the approval of such nomination by our board of directors, three affiliated directors to the slate of directors to be voted on by the stockholders at our annual meeting of stockholders. Furthermore, our board of directors must also consult with our Advisor in connection with (i) its selection of each independent director for nomination to the slate of directors to be voted on at the annual meeting of stockholders, and (ii) filling any vacancies created by the removal, resignation, retirement or death of any director. These and other provisions in our charter and bylaws could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by our then-current board of directors, including a merger, tender offer or proxy contest involving our company.
In addition, certain provisions of the Maryland General Corporation Law applicable to us prohibit business combinations with: (1) any person who beneficially owns 10% or more of the voting power of our outstanding voting stock, which we refer to as an “interested stockholder;” (2) an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding stock, which we also refer to as an “interested stockholder;” or (3) an affiliate of an interested stockholder. These prohibitions last for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any business combination with the interested stockholder or an affiliate of the interested stockholder must be recommended by our board of directors and approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of our outstanding voting stock, and two-thirds of the votes entitled to be cast by holders of our voting stock other than shares held by the interested stockholder or its affiliate with whom the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These requirements could have the effect of inhibiting a change in control even if a change in control were in our stockholders’ best interest. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that someone becomes an interested stockholder. Pursuant to the business combination statute, our board of directors has exempted any business combination involving us and any person, provided that such business combination is first approved by a majority of our board of directors, including a majority of our independent directors.

Our UPREIT structure may result in potential conflicts of interest with our operating partnership or limited partners in our operating partnership whose interests may not be aligned with those of our stockholders.

Conflicts of interest exist or could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to our company under applicable Maryland law in connection with their direction of the management of our company. At the same time, we, as sole member, have duties to the general partner of our operating partnership which, in turn, as general partner of our operating partnership, has duties to our operating partnership and to the limited partners under Delaware law in connection with the management of our operating partnership.
Under Delaware law, the general partner of a Delaware limited partnership has fiduciary duties of care and loyalty, and an obligation of good faith, to the partnership and its partners. While these duties and obligations cannot be eliminated entirely in the limited partnership agreement, Delaware law permits the parties to a limited partnership agreement to specify certain types or categories of activities that do not violate the general partner’s duty of loyalty and to modify the duty of care and obligation of good faith, so long as such modifications are not unreasonable. These duties as general partner of our operating partnership to the partnership and its partners may come into conflict with the interests of our company. Under the partnership agreement of our operating partnership, upon the admission of a person other than one of our subsidiaries as a limited partner in our operating partnership, the limited partners of our operating partnership expressly agree that the general partner of our operating partnership is acting for the benefit of the operating partnership itself and our stockholders, collectively. The general partner is under no obligation to give priority to the separate interests of the limited partners in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of us or our stockholders, on the one hand, and the interests of the limited partners of our operating partnership other than us or our subsidiaries, on the other, that cannot be resolved in a manner not adverse to either, the partnership agreement provides that such conflict will be resolved in favor of our stockholders and the general partner will not be liable for losses sustained by the limited partners in connection with such decisions provided the general partner acted in good faith. Additionally, the partnership agreement of our operating partnership expressly limits our liability by providing that we and our directors, officers, agents and employees, will not be liable or accountable to our operating partnership or its partners for money damages. In addition, our operating partnership is required to indemnify us, our directors, officers and employees, the general partner and its trustees, officers and employees, employees of our operating partnership and any other persons whom the general partner may designate from and against any and all claims arising from operations of our operating partnership in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise unless it is established that the act or omission of the indemnitee constituted fraud, intentional harm or gross negligence on the part of the indemnitee, the claim is brought by the indemnitee (other than to enforce the indemnitee’s rights to indemnification or advance of expenses) or the indemnitee is found to be liable to our operating partnership, and then only with respect to each such claim. The provisions of Delaware law that allow the fiduciary duties of a general partner to be modified by a partnership agreement have not been tested in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties.
Tax protection agreements could limit our ability to sell or otherwise dispose of property contributed to our operating partnership.
In connection with a contribution of property to our operating partnership, our operating partnership may enter into a tax protection agreement with the contributor of such property that provides that if we dispose of any interest in the contributed property in a taxable transaction within a certain time period, subject to certain exceptions, we may be required to indemnify the contributor for its tax liabilities attributable to the built-in gain that exists with respect to such property interests, and the tax liabilities incurred as a result of such tax protection payment. Therefore, although it may be in our stockholders’ best interests that we sell the contributed property, it may be economically prohibitive for us to do so because of these obligations.
Tax protection agreements may require our operating partnership to maintain certain debt levels that otherwise would not be required to operate our business.
Under a tax protection agreement, our operating partnership may provide the contributor of property the opportunity to guarantee debt or enter into a deficit restoration obligation. If we fail to make such opportunities available, we may be required to deliver to such contributor a cash payment intended to approximate the contributor’s tax liability resulting from our failure to make such opportunities available to that contributor and the tax liabilities incurred as a result of such tax protection payment. These obligations may require our operating partnership to maintain more or different indebtedness than we would otherwise require for our business.

The DST Program could subject us to liabilities from litigation or otherwise.
On October 16, 2019, we, through our operating partnership, initiated the DST Program to raise capital in private placements exempt from registration under the Securities Act through the sale of beneficial interests to “accredited investors” in specific Delaware statutory trusts holding DST Properties. We expect that the DST Program will give us the opportunity to expand and diversify our capital-raising strategies by offering what we believe to be an attractive investment product for investors that may be seeking replacement properties to complete like-kind exchange transactions under Section 1031 of the Code. However, there is no guarantee that the DST Program will provide the tax benefits expected by investors. Investors who acquire beneficial interests pursuant to such private placements may be seeking certain tax benefits that depend on the interpretation of, and compliance with, federal and state income tax laws and regulations. As the sole member and manager of the general partner of our operating partnership, we may become subject to liability, from litigation or otherwise, as a result of the DST Program, including in the event an investor fails to qualify for any desired tax benefits.
The DST Program will not shield us from risks related to the performance of the DST Properties held through such structures.
Pursuant to the DST Program, certain of our existing real properties and real properties acquired from third parties may be placed into Delaware statutory trusts, the beneficial interests of which will be sold to investors. We will hold long-term leasehold interests in each DST Property pursuant to a master lease, which is intended to be fully guaranteed by our operating partnership. Under each master lease we will be responsible for subleasing the DST Property to occupying tenants until the earlier of the expiration of the master lease or our operating partnership’s exercise of the fair market value purchase option giving it the right, but not the obligation, to acquire the beneficial interests in the Delaware statutory trusts from the investors in exchange for operating partnership units or cash (the “FMV Option”), which means that we bear the risk that the underlying cash flow from a DST Property may be less than the master lease payments. Therefore, even though we will no longer own the DST Property, because of the fixed terms of the master lease guaranteed by our operating partnership, negative performance by the DST Property could affect cash available for distributions to our stockholders and will likely have an adverse effect on our results of operations. In addition, although our operating partnership will hold a FMV Option to reacquire each DST Property, the purchase price will be based on the then-current fair market value of the DST Property, without regard for the rental terms fixed by the master lease. Therefore, we may pay more for the DST Property upon the FMV Option exercise if the property value appreciates while held by the Delaware statutory trust than if we had not placed such property in the DST Program.
We may own beneficial interests in trusts owning DST Properties that will be subject to the agreements under our DST Program, which may have an adverse effect on our results of operations, relative to if the DST Program agreements did not exist.
In connection with the launch of our DST Program, we may own beneficial interests in Delaware statutory trusts owning DST Properties that are subject to the terms of the agreements provided by our DST Program. The DST Program agreements may limit our ability to encumber, lease or dispose of our beneficial interests. Such agreements could affect our ability to turn our beneficial interests into cash and could affect cash available for distributions to our stockholders. The DST Program agreements, and in some cases the financing documents, used in connection with the DST Program could also impair our ability to take actions that would otherwise be in the best interests of our stockholders and, therefore, may have an adverse effect on our results of operations and NAV, relative to if the DST Program agreements did not exist.
DST Properties may be less liquid than other assets, which could impair our ability to utilize cash proceeds from sales of such DST Properties for other purposes such as paying down debt, distributions or additional investments.
DST Properties may later be reacquired through the exercise of our operating partnership’s FMV Option. In such cases the investors who become limited partners in our operating partnership will generally still be tied to the DST Property in terms of basis and built-in gain for tax purposes. As a result, if the DST Property is subsequently sold, unless we effectuate a like-kind exchange under Section 1031 of the Code, then capital gains tax will be triggered on the investors’ built-in gain. Although we are not contractually obligated to do so, we will explore the consequences of executing 1031 exchanges in such situations rather than trigger gain. Any replacement property acquired in connection with a 1031 exchange will similarly be tied to the investors if such replacement property ever is sold. As a result of these factors, placing real properties into the DST Program may limit our ability to access liquidity from such real properties or replacement properties through sale without triggering taxes due to the built-in gain tied to investors in the DST Program. Such reduced liquidity could impair our ability to utilize cash proceeds from sales for other purposes such as paying down debt, distributions or additional investments.

Cash payments to redeem operating partnership units will reduce cash available for distribution to our stockholders or to honor their repurchase requests under our share repurchase program.
Following a one-year holding period, the holders of operating partnership units (other than us and the general partner) generally have the right to cause our operating partnership to redeem all or a portion of their operating partnership units for, at our sole discretion, shares of our common stock, cash, or a combination of both. An election to redeem operating partnership units for cash may reduce funds available for distribution to our stockholders or to honor our stockholders’ repurchase requests under our share repurchase program.
Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act.
We intend to conduct our operations so that neither we nor our operating partnership or our respective subsidiaries are investment companies under the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer's total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.
Rule 3a-1 under the Investment Company Act generally provides that, notwithstanding Section 3(a)(1)(C) of the Investment Company Act, an issuer will not be deemed to be an “investment company” under the Investment Company Act provided that (1) it does not hold itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities, and (2) on an unconsolidated basis except as otherwise provided, no more than 45% of the value of its total assets, consolidated with the assets of any wholly owned subsidiary, (exclusive of U.S. government securities and cash items) consists of, and no more than 45% of its net income after taxes, consolidated with the net income of any wholly owned subsidiary, (for the last four fiscal quarters combined) is derived from, securities other than U.S. government securities, securities issued by employees' securities companies, securities issued by certain majority owned subsidiaries of such company and securities issued by certain companies that are controlled primarily by such company. In addition, we believe that neither we nor our operating partnership will be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because neither we nor our operating partnership will engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through our operating partnership's wholly owned or majority-owned subsidiaries, we and our operating partnership will be primarily engaged in the non-investment company businesses of these subsidiaries, namely the business of purchasing or otherwise acquiring real property, mortgages and other interests in real estate.
A change in the value of any of our assets could cause us, our operating partnership or one or more of our respective subsidiaries to fall within the definition of “investment company” and negatively affect our ability to maintain our exemption from regulation under the Investment Company Act. To maintain compliance with this exception from the definition of investment company under the Investment Company Act, we may be unable to sell assets we would otherwise want to sell and may be unable to purchase securities we would otherwise want to purchase. In addition, we may have to acquire additional income- or loss-generating assets that we might not otherwise have acquired or may have to forgo opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy.
Our Advisor will continually review our investment activity to attempt to ensure that we will not be regulated as an investment company.

We believe that we, our operating partnership, and our respective subsidiaries will satisfy this exclusion. However, if we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:
•limitations on capital structure;
•restrictions on specified investments;
•restrictions or prohibitions on retaining earnings;
•restrictions on leverage or senior securities;
•restrictions on unsecured borrowings;
•requirements that our income be derived from certain types of assets;
•prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.
If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of us and liquidate our business.
Registration with the SEC as an investment company would be costly, would subject our company to a host of complex regulations, and would divert the attention of management from the conduct of our business. In addition, the purchase of real estate that does not fit our investment guidelines and the purchase or sale of investment securities or other assets to preserve our status as a company not required to register as an investment company could materially adversely affect our NAV, the amount of funds available for investment and our ability to pay distributions to our stockholders.
Rapid changes in the values of potential investments in real estate-related investments may make it more difficult for us to maintain our qualification as a REIT or our exception from the Investment Company Act.
If the market value or income potential of our real estate-related investments declines, including as a result of increased interest rates, prepayment rates or other factors, we may need to increase our real estate investments and income or liquidate our non-qualifying assets in order to maintain our REIT qualification or our exception from registration under the Investment Company Act. If the decline in real estate asset values or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of any non-real estate assets that we may own. We may have to make investment decisions that we otherwise would not make absent REIT and Investment Company Act considerations.
We rely on information technology in our operations, and any material failure, inadequacy, interruption or security failure of that technology could harm our business.

We rely on information technology networks and systems, including the Internet, to process, transmit and store electronic information and to manage or support a variety of our business processes, including financial transactions and maintenance of records, which may include confidential information of tenants and lease data. We rely on commercially available systems, software, tools and monitoring to provide security for processing, transmitting and storing confidential tenant information, such as individually identifiable information relating to financial accounts. Although we have taken steps to protect the security of the data maintained in our information systems, there is no guarantee that our security measures will be able to prevent the systems’ improper functioning, or the improper disclosure of personally identifiable information such as in the event of cyber attacks. Security breaches, including physical or electronic break-ins, computer viruses, attacks by hackers and similar breaches. To date, we have seen no material impact on our business or operations from these attacks or events. Any future significant compromise or breach on our data security could create system disruptions, shutdowns or unauthorized disclosure of confidential information. Any failure to maintain proper function, security and availability of our information systems could interrupt our operations, damage our reputation, subject us to liability claims or regulatory penalties and could materially and adversely affect us. In addition, as the regulatory environment related to information security, data collection and use, and privacy becomes increasingly rigorous, with new and constantly changing requirements applicable to our business, compliance with those requirements could also result in additional costs.

Risks Related to Investments in Real Property
We depend on tenants for our revenue, and accordingly, lease terminations and/or tenant defaults, particularly by one of our significant tenants, could adversely affect the income produced by our properties, which may harm our operating performance, thereby limiting our ability to pay distributions to our stockholders.
The success of our investments depends on the financial stability of our tenants, any of whom may experience a change in their business at any time. Our tenants may delay lease commencements, decline to extend or renew their leases upon expiration, fail to make rental payments when due, or declare bankruptcy. Any of these actions could result in the termination of the tenants’ leases, or expiration of existing leases without renewal, and the loss of rental income attributable to the terminated or expired leases. In the event of a tenant default or bankruptcy, we may experience delays in enforcing our rights as a landlord and may incur substantial costs in protecting our investment and re-letting our property. If significant leases are terminated or defaulted upon, we may be unable to lease the property for the rent previously received or sell the property without incurring a loss. In addition, significant expenditures, such as mortgage payments, real estate taxes and insurance and maintenance costs, are generally fixed and do not decrease when revenues at the related property decrease.
The occurrence of any of the situations described above, particularly if it involves one of our significant tenants, could seriously harm our operating performance. If any of these significant tenants were to default on its lease obligation(s) to us or not extend current leases as they mature, our results of operations and ability to pay distributions to our stockholders could be adversely affected. As lead tenants, the revenues generated by the properties these tenants occupy are substantially dependent upon the financial condition of these tenants and, accordingly, any event of bankruptcy, insolvency, or a general downturn in the business of any of these tenants may result in the failure or delay of such tenant’s rental payments, which may have a substantial adverse effect on our operating performance.
Our revenues will be significantly influenced by the economies and other conditions of the apartment, industrial, office, retail and other markets in general and the specific geographic markets in which we operate where we have high concentrations of these types of properties.
As of December 31, 2019, our diversification of current fair value of our consolidated properties by property type consisted of 34% in the apartment property sector, 26% in the industrial property sector, 13% in the office property sector, 26% in the retail property sector and 1% in the other property sector. As of December 31, 2019, we also owned an interest in unconsolidated properties in the office, retail and other property sectors. Because our portfolio consists primarily of apartment, industrial, office, retail and other properties, we are subject to risks inherent in investments in these property types and including the risk that e-commerce poses to retail. This concentration exposes us to risk of economic downturns in these property sectors to a greater extent than if our portfolio included other sectors in the real estate industry.
Additionally, as of December 31, 2019, approximately 43% and 25% of the current fair value of our consolidated properties was geographically concentrated in the western and southern United States, respectively. Moreover, our properties located in California, Texas and Illinois accounted for approximately 19%, 16% and 11% of our consolidated revenues, respectively. As a result, we are particularly susceptible to adverse market conditions in these particular areas, including the current economic conditions, the reduction in demand for office, retail, industrial or apartment properties, industry slowdowns, relocation of businesses and changing demographics. Adverse economic or real estate developments in the markets in which we have a concentration of properties, or in any of the other markets in which we operate, or any decrease in demand for office, retail, industrial or apartment space resulting from the local or national business climate, could adversely affect our rental revenues and operating results.
Our operating results are affected by economic and regulatory changes that impact the real estate market in general.
Real estate historically has experienced significant fluctuations and cycles in value that have resulted in reductions in the value of real estate-related investments. Real estate will continue to be subject to such fluctuations and cycles in value in the future that may negatively impact the value of our investments. The marketability and value of our investments will depend on many factors beyond our control. The ultimate performance of our investments will be subject to the varying degrees of risk generally incident to the ownership and operation of the underlying real properties. The ultimate value of our investment in the underlying real properties depends upon our ability to operate the real properties in a manner sufficient to maintain or increase revenues in excess of operating expenses and debt service. Revenues and the values of our properties may be adversely affected by:

•	changes in national or international economic conditions;

•	the cyclicality of real estate;

•	changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics;

•	the financial condition of tenants, buyers and sellers of properties;

•	competition from other properties offering the same or similar services;

•	changes in interest rates and in the availability, cost and terms of mortgage debt;

•	access to capital;

•	the impact of present or future environmental legislation and compliance with environmental laws;

•	the ongoing need for capital improvements (particularly in older structures);

•	changes in real estate tax rates and other operating expenses;

•	adverse changes in governmental rules and fiscal policies;

•	civil unrest;

•	acts of God, earthquakes, hurricanes, climate change and other natural disasters, acts of war, acts of terrorism (any of which may result in uninsured losses), epidemics and pandemics;

•	adverse changes in zoning laws; and

•	other factors that are beyond our control or the control of the real property owners.
All of these factors are beyond our control. Any negative changes in these factors could affect our ability to meet our obligations and pay distributions to stockholders.
Our retail properties may decline in rental revenue and/or occupancy as a result of co-tenancy provisions contained in certain tenant’s leases.
Tenants of certain of our retail properties have leases that contain certain co-tenancy provisions that require either certain tenants and/or certain amounts of square footage to be occupied and open for business. If these co-tenancy provisions are not satisfied then other tenants of these properties may have the right to, among other things, pay reduced rents and/or terminate the lease. As a result, the loss of a single tenant on these properties, and the triggering of these co-tenancy provisions, could result in reduced rental income and/or reduced occupancy with respect to these properties, which could have a material adverse effect on our business, financial condition and results of operations.
We face considerable competition in the leasing market and may be unable to renew existing leases or re-let space on terms similar to the existing leases, or we may expend significant capital in our efforts to re-let space, which may adversely affect our operating results.
Leases (excluding our apartment properties) representing approximately 7% and 5% of the annualized minimum base rent from our consolidated properties, as of December 31, 2019, were scheduled to expire in 2020 and 2021, respectively. Because we compete with a number of other developers, owners and managers of office, retail, industrial and apartment properties, we may be unable to renew leases with our existing tenants and, if our current tenants do not renew their leases, we may be unable to re-let the space to new tenants. To the extent that we are able to renew leases that are scheduled to expire in the short-term or re-let such space to new tenants, heightened competition resulting from adverse market conditions may require us to utilize rent concessions and tenant improvements to a greater extent than we historically have. Further, leases of long-term duration or which include renewal options that specify a maximum rate increase may not result in fair market lease rates over time if we do not accurately estimate inflation or market lease rates. If we are subject to below-market lease rates on a significant number of our properties pursuant to long-term leases, our cash flow from operations and financial position may be adversely affected. In addition, historic economic turmoil led to foreclosures and sales of foreclosed properties at depressed values, and we may have difficulty competing with competitors who purchase properties in the foreclosure process, because their lower cost basis in their properties may allow them to offer space at reduced rental rates.
If our competitors offer space at rental rates below current market rates or below the rental rates we currently charge our tenants, we may lose potential tenants, and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants upon expiration of their existing leases. Even if our tenants renew their leases or we are able to re-let the space, the terms and other costs of renewal or re-letting, including the cost of required renovations, increased tenant improvement allowances, leasing commissions, declining rental rates, and other potential concessions, may be less favorable than the terms of our current leases and could require significant capital expenditures. If we are unable to renew leases or re-let space in a reasonable time, or if rental rates decline or tenant improvement, leasing commissions, or other costs increase, our financial condition, cash flows, cash available for distribution, value of our common stock, and ability to satisfy our debt service obligations could be materially adversely affected.

Competition in acquiring properties may reduce our profitability and the return on your investment.
We face competition from various entities for investment opportunities in properties, including other REITs, pension funds, insurance companies, investment funds and companies, partnerships, and developers. We may also face competition from real estate programs sponsored by JLL and its affiliates. Many third party competitors have substantially greater financial resources than we do and may be able to accept more risk than we can prudently manage. Competition from these entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of property owners seeking to sell. Additionally, disruptions and dislocations in the credit markets may materially impact the cost and availability of debt to finance real estate acquisitions, which is a key component of our acquisition strategy. A lack of available debt could result in a further reduction of suitable investment opportunities and create a competitive advantage for other entities that have greater financial resources than we do. In addition, the number of entities and the amount of funds competing for suitable investments may continue to increase. In addition to third party competitors, other programs sponsored by our Advisor may raise additional capital and seek investment opportunities under our Advisor's allocation policy. If we acquire properties and other investments at higher prices or by using less-than-ideal capital structures, our returns will be lower and the value of our assets may not appreciate or may decrease significantly below the amount we paid for such assets. If such events occur, you may experience a lower return on your investment.
To the extent we acquire properties, our operating results may depend on the availability of, and our Advisor’s ability to identify, acquire and manage, appropriate real estate investment opportunities. It may take considerable time for us or our Advisor to identify and acquire appropriate investments. In general, the availability of desirable real estate opportunities and our investment returns will be affected by the level and volatility of interest rates, conditions in the financial markets and general, national and local economic conditions. No assurance can be given that we will be successful in identifying, underwriting and then acquiring investments which satisfy our return objectives or that such investments, once acquired, will perform as intended. The real estate industry is competitive and we compete for investments with traditional equity sources, both public and private, as well as existing funds, or funds formed in the future, with similar investment objectives. If we cannot effectively compete with these entities for investments, our financial performance may be adversely affected.
Potential losses or damage to our properties may not be covered by insurance.
Our tenants are required to maintain property insurance coverage for the properties under net leases and we carry comprehensive liability, fire, extended coverage, business interruption and rental loss insurance covering all of the properties in our portfolio not insured by our tenants under a blanket policy. Our Advisor will select policy specifications and insured limits that it believes to be appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice. Insurance policies on our properties may include some coverage for losses that are generally catastrophic in nature, such as losses due to terrorism, earthquakes and floods, but we cannot assure you that it will be adequate to cover all losses and some of our policies will be insured subject to limitations involving large deductibles or co-payments and policy limits which may not be sufficient to cover losses. If we or one or more of our tenants experience a loss which is uninsured or which exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged.
In the event we obtain options to acquire properties, we may lose the amount paid for such options whether or not the underlying property is purchased.
We may obtain options to acquire certain properties. The amount paid for an option, if any, is normally surrendered if the property is not purchased and may or may not be credited against the purchase price if the property is purchased. Any unreturned option payments will reduce the amount of cash available for further investments or distributions to our stockholders.
Our real properties are subject to property and other taxes that may increase in the future, which could adversely affect our cash flow.
Our real properties are subject to real and personal property and other taxes that may increase as tax rates change and as the properties are assessed or reassessed by taxing authorities. Certain of our leases provide that the property taxes, or increases therein, are charged to the lessees as an expense related to the real properties that they occupy while other leases will generally provide that we are responsible for such taxes. In any case, as the owner of the properties, we are ultimately responsible for payment of the taxes to the applicable governmental authorities. If property taxes increase, our tenants may be unable to make the required tax payments, ultimately requiring us to pay the taxes even if otherwise stated under the terms of the lease. If we fail to pay any such taxes, the applicable taxing authorities may place a lien on the property and the property may be subject to a tax sale. In addition, we will generally be responsible for property taxes related to any vacant space.

We rely on third party property managers to operate our properties and leasing agents to lease vacancies in our properties.
Although our Advisor has hired and may hire JLL to manage and lease certain of our properties, we also rely on third party property managers and leasing agents to manage and lease vacancies in most of our properties. The third party property managers have significant decision-making authority with respect to the management of our properties. Our ability to direct and control how our properties are managed on a day-to-day basis may be limited because we will engage third parties to perform this function. Thus, the success of our business may depend in large part on the ability of our third party property managers to manage the day-to-day operations and the ability of our leasing agents to lease vacancies in our properties. Any adversity experienced by our property managers or leasing agents could adversely impact the operation and profitability of our properties.
We may not have sole decision-making authority over some of our real property investments and may be unable to take actions to protect our interests in these investments.
A component of our investment strategy includes entering into joint venture agreements with partners in connection with certain property acquisitions. As of December 31, 2019, we had interests in six joint ventures that collectively own 14 properties across the United States accounting for 20% of our total assets. We may co-invest in the future with third parties through partnerships or other entities, which we collectively refer to as joint ventures, acquiring non-controlling interests in or sharing responsibility for managing the affairs of the joint venture. In such event, we would not be in a position to exercise sole decision-making authority regarding the joint venture. Investments in joint ventures may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their required capital contributions. Co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the co-venturer would have full control over the joint venture. Disputes between us and co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business. Consequently, actions by or disputes with co-venturers might result in subjecting properties owned by the joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our co-venturers. In addition, our lack of control over the properties in which we invest could result in us being unable to obtain accurate and timely financial information for these properties and could adversely affect our internal control over financial reporting.
We may not have funding for future tenant improvements, which may adversely affect the value of our assets, our results of operations and returns to our stockholders.
When a tenant at one of our real properties does not renew its lease or otherwise vacates its space in one of our buildings, it is likely that, in order to attract one or more new tenants, we will be required to expend substantial funds to construct new tenant improvements in the vacated space. We do not anticipate that we will maintain permanent working capital reserves and do not currently have an identified funding source to provide funds that may be required in the future for tenant improvements and tenant refurbishments in order to attract new tenants. If we do not establish sufficient reserves for working capital or obtain adequate financing to supply necessary funds for capital improvements or similar expenses, we may be required to defer necessary or desirable improvements to our real properties. If we defer such improvements, the applicable real properties may decline in value, and it may be more difficult for us to attract or retain tenants to such real properties or the amount of rent we can charge at such real properties may decrease. We cannot assure our stockholders that we will have any sources of funding available to us for repair or reconstruction of damaged real property in the future.
The costs of compliance with governmental laws and regulations may adversely affect our financial condition and results of operations.
Real estate and the operations conducted on properties are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Tenants’ ability to operate and generate income to pay their lease obligations may be affected by permitting and compliance obligations arising under such laws and regulations. Some of these laws and regulations may impose joint and several liability on tenants, owners, or managers for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may hinder our ability to sell, rent, or pledge such property as collateral for future borrowings.

Compliance with new laws or regulations or stricter interpretation of existing laws by agencies or the courts may require us to incur material expenditures. Future laws, ordinances, or regulations may impose material environmental liability. Additionally, our tenants’ operations, the existing condition of land when we buy it, operations in the vicinity of our properties such as the presence of underground storage tanks or activities of unrelated third parties may affect our properties. In addition, there are various local, state, and federal fire, health, life-safety, and similar regulations with which we may be required to comply, and which may subject us to liability in the form of fines or damages for noncompliance. Any material expenditures, fines, or damages we must pay will reduce our cash flows and ability to pay distributions and may reduce the value of our shares of common stock.
As the present or former owner or manager of real property, we could become subject to liability for environmental contamination, regardless of whether we caused such contamination.
We could become subject to liability in the form of fines or damages for noncompliance with environmental laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid hazardous materials, the remediation of contaminated property associated with the disposal of solid and hazardous materials and other health and safety-related concerns. Some of these laws and regulations may impose joint and several liability on tenants, owners or managers for the costs of investigation or remediation of contaminated properties, regardless of fault or the legality of the original disposal. Under various federal, state and local environmental laws, ordinances, and regulations, a current or former owner or manager of real property may be liable for the cost to remove or remediate hazardous or toxic substances, wastes, or petroleum products on, under, from, or in such property. These costs could be substantial and liability under these laws may attach whether or not the owner or manager knew of, or was responsible for, the presence of such contamination. Even if more than one person may have been responsible for the contamination, each liable party may be held entirely responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or manager of a property for damages based on personal injury, natural resources, or property damage and/or for other costs, including investigation and clean-up costs, resulting from the environmental contamination. The presence of contamination on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination, or otherwise adversely affect our ability to sell or lease the property or borrow using the property as collateral. In addition, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which the property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants. There can be no assurance that future laws, ordinances or regulations will not impose any material environmental liability, or that the current environmental condition of our properties will not be affected by the operations of the tenants, by the existing condition of the land, by operations in the vicinity of the properties. There can be no assurance that these laws, or changes in these laws, will not have a material adverse effect on our business, results of operations or financial condition.
Compliance or failure to comply with the Americans with Disabilities Act and other similar regulations could result in substantial costs.
Our properties are, or may become, subject to the Americans with Disabilities Act of 1990, as amended (the "ADA"). Under the ADA, all places of public accommodation must meet federal requirements related to access and use by persons with disabilities. The ADA’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. New legislation at the federal, state and local levels also may require modifications to our properties, or restrict our ability to renovate properties. We will attempt to acquire properties that comply with the ADA and other similar legislation or place the burden on the seller or other third party to ensure compliance with such legislation. However, we may not be able to acquire properties or allocate responsibilities in this manner which could reduce cash available for investments and the amount of distributions to stockholders.
Future terrorist attacks may result in financial losses for us and limit our ability to obtain terrorism insurance.
Our portfolio maintains significant holdings in areas that are located in or around major population centers that may be high-risk geographical areas for terrorism and threats of terrorism. Future terrorist attacks and the anticipation of any such attacks, or the consequences of the military or other response by the United States and its allies, could severely impact the demand for, and value of, our properties. Terrorist attacks in and around any of the major metropolitan areas in which we own properties also could directly impact the value of our properties through damage, destruction, loss, or increased security costs, and could thereafter materially impact the availability or cost of insurance to protect against such acts. A decrease in demand could make it difficult to renew or re-lease our properties at lease rates equal to or above historical rates. To the extent that any future terrorist attacks otherwise disrupt our tenants’ businesses, it may impair our tenants’ ability to make timely payments under their existing leases with us, which would harm our operating results.

In addition, the events of September 11, 2001 created significant uncertainty regarding the ability of real estate owners of high profile properties to obtain insurance coverage protecting against terrorist attacks at commercially reasonable rates, if at all. With the enactment of the Terrorism Risk Insurance Act, which has been extended through 2027, insurers must make terrorism insurance available under their property and casualty insurance policies, but this legislation does not regulate the pricing of such insurance. The absence of affordable insurance coverage may affect the general real estate lending market, lending volume and the market’s overall loss of liquidity may reduce the number of suitable investment opportunities available to us and the pace at which its investments are made. We currently carry terrorism insurance under our master insurance program on all of our investments.
We are subject to additional risks from our international investments.
We do not own any properties located outside the United States as of December 31, 2019 but may purchase investments located outside the United States, and may make or purchase loans or participations in loans secured by property located outside the United States. These investments may be affected by factors peculiar to the laws and business practices of the jurisdictions in which the properties are located. These laws and business practices may expose us to risks that are different from and in addition to those commonly found in the United States. Foreign investments could be subject to the following additional risks:

•	the burden of complying with a wide variety of foreign laws;

•	changing governmental rules and policies, including changes in land use and zoning laws, more stringent environmental laws or changes in such laws;

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existing or new laws relating to the foreign ownership of real property or loans and laws restricting the ability of foreign persons or companies to remove profits earned from activities within the country to the person’s or company’s country of origin;

•	the potential for expropriation;

•	possible currency transfer restrictions;

•	imposition of adverse or confiscatory taxes;

•	changes in real estate and other tax rates and changes in other operating expenses in particular countries;

•	possible challenges to the anticipated tax treatment of the structures that allow us to acquire and hold investments;

•	adverse market conditions caused by terrorism, civil unrest and changes in national or local governmental or economic conditions;

•	the willingness of domestic or foreign lenders to make loans in certain countries and changes in the availability, cost and terms of loan funds resulting from varying national economic policies;

•	general political and economic instability in certain regions;

•	the potential difficulty of enforcing obligations in other countries; and

•	our limited experience and expertise in foreign countries relative to our experience and expertise in the United States.
Investments in properties or other real estate investments outside the United States subject us to foreign currency risks, which may adversely affect distributions and our REIT status.
Revenues generated from any properties or other real estate investments we acquire or ventures we enter into relating to transactions involving assets located in markets outside the United States likely will be denominated in the local currency. Therefore any investments we make outside the United States may subject us to foreign currency risk due to potential fluctuations in exchange rates between foreign currencies and the U.S. dollar. As a result, changes in exchange rates of any such foreign currency to U.S. dollars may affect our revenues, operating margins and distributions and may also affect the book value of our assets and the amount of stockholders’ equity.
Changes in foreign currency exchange rates used to value a REIT’s foreign assets may be considered changes in the value of the REIT’s assets. These changes may adversely affect our status as a REIT. Further, bank accounts in foreign currency that are not considered cash or cash equivalents may adversely affect our status as a REIT.

Inflation in foreign countries, along with government measures to curb inflation, may have an adverse effect on our investments.
Certain countries have in the past experienced extremely high rates of inflation. Inflation, along with governmental measures to curb inflation, coupled with public speculation about possible future governmental measures to be adopted, has had significant negative effects on the certain international economies in the past and this could occur again in the future. The introduction of governmental policies to curb inflation can have an adverse effect on our business. High inflation in the countries in which we purchase real estate or make other investments could increase our expenses and we may not be able to pass these increased costs onto our tenants.
Lack of compliance with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.
We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including potential competitors, are not subject to these prohibitions. Fraudulent practices, including corruption, extortion, bribery, pay-offs, theft and others, occur from time-to-time in countries in which we may do business. If people acting on our behalf or at our request are found to have engaged in such practices, severe penalties and other consequences could be imposed on us that may have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to pay distributions to our stockholders and the value of our shares of common stock.

Risks Related to Investments in Real Estate-Related Assets

Our investments in real estate-related assets will be subject to the risks related to the underlying real estate.
Real estate loans secured by properties are subject to the risks related to underlying real estate. The ability of a borrower to repay a loan secured by a property typically is dependent upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower's ability to repay the loan may be impaired. Any default on the loan could result in our acquiring ownership of the property, and we would bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan. In addition, foreclosure of a mortgage loan can be an expensive and lengthy process that could have a substantial negative effect on our anticipated return on the foreclosed loan. We will not know whether the values of the properties ultimately securing our loans will remain at the levels existing on the dates of origination of those loans. If the values of the underlying properties decline, our risk will increase because of the lower value of the security associated with such loans. In this manner, real estate values could impact the values of our loan investments. Our investments in mortgage-backed securities, collateralized debt obligations and other real estate-related investments may be similarly affected by property values.

The real estate-related equity securities in which we may invest are subject to specific risks relating to the particular issuer of the securities and may be subject to the general risks of investing in subordinated real estate securities.
We may invest in common and preferred stock of both publicly traded and private real estate companies, which involves a higher degree of risk than debt securities due to a variety of factors, including that such investments are subordinate to creditors and are not secured by the issuer's properties. Our investments in real estate-related equity securities will involve special risks relating to the particular issuer of the equity securities, including the financial condition and business outlook of the issuer. Issuers of real estate-related common equity securities generally invest in real estate or real estate-related assets and are subject to the inherent risks associated with real estate discussed in this prospectus.

The value of the real estate-related securities that we may invest in may be volatile.
The value of real estate-related securities, including those of publicly-listed REITs, fluctuates in response to issuer, political, market and economic developments. In the short term, equity prices can fluctuate dramatically in response to these developments. Different parts of the market and different types of equity securities can react differently to these developments and they can affect a single issuer, multiple issuers within an industry, the economic sector or geographic region, or the market as a whole. The real estate industry is sensitive to economic downturns. The value of securities of companies engaged in real estate activities can be affected by changes in real estate values and rental income, property taxes, interest rates and tax and regulatory requirements. In addition, the value of a REIT's equity securities can depend on the capital structure and amount of cash flow generated by the REIT.

We may invest in mezzanine debt, which is subject to greater risks of loss than senior loans secured by real properties, and may result in losses to us.

We may invest in mezzanine loans that take the form of subordinated loans secured by second mortgages on the underlying real property or loans secured by a pledge of the ownership interests of either the entity owning the real property or the entity that owns the interest in the entity owning the real property. These types of investments involve a higher degree of risk than first-lien mortgage loans secured by income producing real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our investment. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the real property and increasing the risk of loss of principal.

We expect a portion of our securities portfolio to be illiquid, and we may not be able to adjust our portfolio in response to changes in economic and other conditions.

We may purchase real estate-related securities in connection with privately negotiated transactions that are not registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in accordance with, those laws. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited. The mezzanine and bridge loans we may purchase will be particularly illiquid investments due to their short life, their unsuitability for securitization and the greater risk of our inability to recover loaned amounts in the event of a borrower's default.

Interest rate and related risks may cause the value of our real estate-related assets to be reduced.

We are subject to interest rate risk with respect to our investments in fixed income securities such as preferred equity and debt securities, and to a lesser extent distribution paying common stocks. Interest rate risk is the risk that these types of securities will decline in value because of changes in market interest rates. Generally, when market interest rates rise, the fair value of such securities will decline, and vice versa. Our investment in such securities means that our NAV may decline if market interest rates rise. During periods of rising interest rates, the average life of certain types of securities may be extended because of slower than expected principal payments. This may lock in a below-market interest rate, increase the security's duration and reduce the value of the security. This is known as extension risk. During periods of declining interest rates, an issuer may be able to exercise an option to prepay principal earlier than scheduled, which is generally known as “call risk” or “prepayment risk.” If this occurs, we may be forced to reinvest in lower yielding securities. This is known as “reinvestment risk.” Preferred equity and debt securities frequently have call features that allow the issuer to redeem the security prior to its stated maturity. An issuer may redeem an obligation if the issuer can refinance the debt at a lower cost due to declining interest rates or an improvement in the credit standing of the issuer. These risks may reduce the value of our securities investments.
Risks Related to Debt Financing
We have incurred and are likely to continue to incur mortgage or other indebtedness, which may increase our business risks, could hinder our ability to pay distributions and could decrease the value of your investment.
As of December 31, 2019, we had total outstanding indebtedness of $836,818. Our Company leverage ratio, calculated as our share of total liabilities (excluding future dealer manager fees) divided by our share of the fair value of total assets, was 33% as of December 31, 2019 and 2018. We may obtain mortgage loans and pledge some or all of our properties as security for these loans to acquire the property secured by the mortgage loan, acquire additional properties or pay down other debt. We may also use our line of credit as a flexible borrowing source to cover short-term capital needs, for new property acquisitions and for working capital.

If there is a shortfall between the cash flow from a property and the cash flow needed to service mortgage loans on that property, then the amount of cash available for distributions to stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss of a property since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default, thus reducing the value of the shares of our common stock. For tax purposes, a foreclosure on any of our properties will be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the loan secured by the mortgage exceeds our tax basis in the property, we will recognize taxable income on foreclosure, but we would not receive any cash proceeds. We may give full or partial guarantees to lenders of mortgage loans to the entities that own our properties. When we give a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the loan if it is not paid by such entity. If any mortgage contains cross-collateralization or cross-default provisions, a default on a single property could affect multiple properties. If any of our properties are foreclosed upon due to a default, our ability to pay cash distributions to our stockholders may be adversely affected.
Renewed uncertainty and volatility in the credit markets could affect our ability to obtain debt financing on reasonable terms, or at all, which could reduce the number of properties we may be able to acquire and the amount of cash distributions we can make to our stockholders.
The U.S. and global credit markets have historically experienced severe dislocations and liquidity disruptions, which caused volatility in the credit spreads on prospective debt financings and constrained the availability of debt financing due to the reluctance of lenders to offer financing at high leverage ratios. Renewed uncertainty in the credit markets may adversely impact our ability to access additional debt financing on reasonable terms or at all, which may adversely affect investment returns on future acquisitions or our ability to make acquisitions.
If mortgage debt is unavailable on reasonable terms as a result of increased interest rates, increased credit spreads, decreased liquidity or other factors, we may not be able to finance the initial purchase of properties. In addition, when we incur mortgage debt on properties, we run the risk of being unable to refinance such debt upon maturity, or of being unable to refinance on favorable terms. As of December 31, 2019, we had $743,135 in aggregate outstanding mortgage notes payable, which had maturity dates through March 1, 2054.
If interest rates are higher or other financing terms, such as principal amortization, the need for a corporate guaranty, or other terms are not as favorable when we refinance debt or issue new debt, our income could be reduced. To the extent we are unable to refinance debt on reasonable terms, or at appropriate times or at all, we may be required to sell properties on terms that are not advantageous to us, or could result in the foreclosure of such properties. If any of these events occur, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to our stockholders and may hinder our ability to raise more capital by borrowing more money.
Increases in interest rates could increase the amount of our loan payments and adversely affect our ability to pay distributions to our stockholders.
Interest we pay on our loan obligations will reduce cash available for distributions. If we obtain variable rate loans, increases in interest rates would increase our interest costs, which would reduce our cash flows and our ability to pay distributions to stockholders. In addition, if we need to repay existing loans during periods of rising interest rates, we could be required to liquidate one or more of our investments in properties at times which may not permit realization of the maximum return on such investments.
If we draw on our line of credit to fund repurchases or for any other reason, our financial leverage ratio could increase beyond our target.
We may use our line of credit to provide for a ready source of liquidity to fund repurchases of shares of our common stock in the event that repurchase requests exceed net proceeds from our continuous offerings. If we borrow under a line of credit to fund repurchases of shares of our common stock, our financial leverage will increase and may exceed our target leverage ratio. Our leverage may remain at the higher level until we receive additional net proceeds from our continuous offerings or sell some of our assets to repay outstanding indebtedness.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to pay distributions to our stockholders.
When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to obtain additional loans. Loan documents we enter into may contain covenants that limit our ability to further mortgage the property or discontinue insurance coverage. In addition, loan documents may limit our ability to enter into or terminate certain operating or lease agreements related to the property. These or other limitations may adversely affect our flexibility and our ability to achieve our investment objectives.
If we enter into financing arrangements involving balloon payment obligations, it may adversely affect our ability to pay distributions to our stockholders.
Some of our financing arrangements may require us to make a lump-sum or “balloon” payment at maturity. Our ability to make a balloon payment at maturity is uncertain and may depend upon our ability to obtain replacement financing or our ability to sell particular properties. At the time the balloon payment is due, we may or may not be able to refinance the balloon payment on terms as favorable as the original loan or sell the particular property at a price sufficient to make the balloon payment. The effect of a refinancing or sale could affect the rate of return to stockholders and the projected time of disposition of our assets.
Failure to hedge effectively against interest rate changes may materially adversely affect our ability to achieve our investment objectives.
Subject to any limitations required to maintain qualification as a REIT, we may seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements, such as interest rate cap or collar agreements and interest rate swap agreements. These agreements involve risks, such as the risk that counterparties may fail to honor their obligations under these arrangements and that these arrangements may not be effective in reducing our exposure to interest rate changes. These interest rate hedging arrangements may create additional assets or liabilities from time to time that may be held or liquidated separately from the underlying property or loan for which they were originally established. We have adopted a policy relating to the use of derivative financial instruments to hedge interest rate risks related to our variable rate borrowings. Hedging may reduce the overall returns on our investments. Failure to hedge effectively against interest rate changes may materially adversely affect our ability to achieve our investment objectives.
The phase-out of LIBOR could affect interest rates for our Term Loans and interest rate cap and swap arrangements.
LIBOR is used as a reference rate for our Term Loans and our interest rate cap and swap arrangements. On July 27, 2017, the United Kingdom’s Financial Conduct Authority announced it intends to stop compelling banks to submit rates for the calculation of LIBOR after 2021. It is unclear if LIBOR will cease to exist at that time, if a new method of calculating LIBOR will be established, or if an alternative reference rate will be established. The Federal Reserve Board and the Federal Reserve Bank of New York organized the Alternative Reference Rates Committee, which identified the Secured Overnight Financing Rate (“SOFR”) as its preferred alternative to U.S. dollar LIBOR in derivatives and other financial contracts. We are not able to predict when LIBOR will cease to be available or if SOFR, or another alternative rate reference rate, attains market traction as a LIBOR replacement. Our Term Loans and interest rate cap and swap arrangements provide that if LIBOR is no longer available, then the parties to the agreements shall enter into an amendment utilizing the prevailing market convention for determining the rate of interest for syndicated loans in the United States at the time. In such circumstances the interest rates on our Term Loans and in our interest rate cap and swap arrangements may change. The new rates may not be as favorable as those in effect prior to any LIBOR phase-out. In addition, the transition process may result in delays in funding, higher interest expense, additional expenses, and increased volatility in markets for instruments that currently rely on LIBOR, all of which could negatively impact our cash flow.

Federal Income Tax Risks
Failure to qualify as a REIT would have significant adverse consequences to us.
We are organized and operated in a manner intended to qualify to be taxed as a REIT for U.S. federal income tax purposes. We first elected REIT status for our taxable year that ended December 31, 2004. REIT qualification requires ongoing satisfaction of various requirements regarding our organization, the nature of our gross income and assets and the amount of dividends we distribute. In addition, future legislative, judicial or administrative changes to the federal income tax laws, which could be applied retroactively, could result in our disqualification as a REIT. If the Internal Revenue Service (the "IRS") determines that we do not qualify as a REIT or if we qualify as a REIT and subsequently lose our REIT qualification, we will be subject to serious tax consequences that would cause a significant reduction in our cash available for distribution for each of the years involved and our NAV because:

•	we would be subject to federal and applicable state and local corporate income taxation on our taxable income;

•	we would not be permitted to take a deduction for dividends paid to stockholders in computing our taxable income; and

•	we could not re-elect to be taxed as a REIT for four taxable years following the year during which we were disqualified (unless we were entitled to relief under applicable statutory provisions).
In addition, if we do not qualify as a REIT, we will not be required to pay distributions to stockholders. As a result of all these factors, our failure to qualify as a REIT also could hinder our ability to raise capital and grow our business.
Legislative, regulatory or administrative changes could adversely affect us or our stockholders.
Legislative, regulatory or administrative changes could be enacted or promulgated at any time, either prospectively or with retroactive effect, and may adversely affect us and/or our stockholders.
On December 22, 2017, tax legislation commonly referred to as the Tax Cuts and Jobs Act was signed into law. The Tax Cuts and Jobs Act made significant changes to the U.S. federal income tax rules for taxation of individuals and corporations. Most of the changes applicable to individuals are temporary and apply only to taxable years beginning before January 1, 2026.
The IRS has issued significant proposed guidance under the Tax Cuts and Jobs Act, but guidance on additional issues, finalization of proposed guidance and possible technical corrections legislation may adversely affect us or our stockholders. In addition, further changes to the tax laws, unrelated to the Tax Cuts and Jobs Act, are possible.
We urge you to consult with your own tax advisor with respect to the impact of the Tax Cuts and Jobs Act and other legislative, regulatory or administrative developments and proposals and their potential effect on an investment in shares of our common stock.
To maintain our REIT status, we may have to borrow funds on a short-term basis during unfavorable market conditions.
To qualify as a REIT, we generally must distribute annually to our stockholders dividends equal to a minimum of 90% of our REIT taxable income, determined without regard to the dividends-paid deduction and excluding net capital gain. We will be subject to regular corporate income taxes on any undistributed REIT taxable income, including undistributed net capital gain each year. Additionally, we will be subject to a 4% nondeductible excise tax on any amount by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from previous years. Payments we make to our stockholders under our share repurchase plan generally will not be taken into account for purposes of these distribution requirements. If we do not have sufficient cash to pay distributions necessary to preserve our REIT status for any year or to avoid taxation, we may be forced to borrow funds or sell assets even if the market conditions at that time are not favorable for these borrowings or sales.
Compliance with REIT requirements may cause us to forego otherwise attractive opportunities, which may hinder or delay our ability to meet our investment objectives and reduce your overall return.
To qualify as a REIT, we are required at all times to satisfy tests relating to, among other things, the sources of our income, the nature and diversification of our assets, the ownership of our stock and the amounts we distribute to our stockholders. Compliance with the REIT requirements may impair our ability to operate solely on the basis of maximizing profits. For example, we may be required to pay distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution.

Compliance with REIT requirements may force us to liquidate otherwise attractive investments.
To qualify as a REIT, at the end of each calendar quarter, at least 75% of our assets must consist of cash, cash items, government securities and qualified real estate assets. The remainder of our investments in securities (other than securities that are qualifying assets for purposes of the 75% asset test and securities of our taxable REIT subsidiaries) generally cannot include more than 10% of the voting securities of any one issuer or more than 10% of the value of the outstanding securities of any one issuer. Additionally, no more than 5% of the value of our assets (other than securities that are qualifying assets for purposes of the 75% asset test and securities of our taxable REIT subsidiaries) can consist of the securities of any one issuer, and no more than 20% of the value of our assets may be represented by securities of one or more taxable REIT subsidiaries. Finally, no more than 25% of our assets may consist of debt instruments that are issued by "publicly offered REITs" and would not otherwise be treated as qualifying real estate assets. In order to satisfy these requirements, we may be forced to liquidate otherwise attractive investments.
The IRS may take the position the gains from sales of our properties are subject to a 100% prohibited transaction tax.
From time to time, we may be forced to sell assets to fund repurchase requests, to satisfy our REIT distribution requirements, to satisfy other REIT requirements, or for other purposes. The IRS may determine that one or more sales of our properties are “prohibited transactions.” If the IRS takes the position that we have engaged in a “prohibited transaction” (i.e., sales of property held by us primarily for sale in the ordinary course of our trade or business), the gain we recognize from such sale would be subject to a 100% tax. The Code sets forth a safe harbor for REITs that wish to sell property without risking the imposition of the 100% tax; however, there is no assurance that we will be able to qualify for the safe harbor. We do not intend to hold property for sale in the ordinary course of business, but there is no assurance that our position will not be challenged by the IRS, especially if we make frequent sales or sales of property in which we have short holding periods.
Investments outside the U.S. may subject us to additional taxes and could present additional complications to our ability to satisfy the REIT qualification requirements.
Non-U.S. investments may subject us to various non-U.S. tax liabilities, including withholding taxes. In addition, operating in functional currencies other than the U.S. dollar and in environments in which real estate transactions are typically structured differently than they are in the U.S. or are subject to different legal rules may present complications to our ability to structure non-U.S. investments in a manner that enables us to satisfy the REIT qualification requirements.
We may be subject to tax liabilities that reduce our cash flow and our ability to pay distributions to you even if we qualify as a REIT for federal income tax purposes.
We may be subject to federal and state taxes on our income or property even if we qualify as a REIT for federal income tax purposes, including:

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in order to qualify as a REIT, we are required to distribute as dividends annually at least 90% of our REIT taxable income (determined without regard to the dividends-paid deduction and excluding net capital gain) to our stockholders. If we satisfy the distribution requirement but distribute less than 100% of our REIT taxable income, we will be subject to corporate income tax on the undistributed income, including undistributed net capital gains;

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we will be required to pay a 4% nondeductible excise tax on the amount, if any, by which the distributions we make to our stockholders in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from previous years;

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if we have net income from the sale of foreclosure property that we hold primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be required to pay a tax on that income at the highest corporate income tax rate; and

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any gain we recognize on the sale of a property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business would be subject to the 100% “prohibited transaction” tax.

Restrictions on deduction of all of our interest expense could prevent us from satisfying the REIT distribution requirements and avoiding incurring income or excise taxes.

Section 163(j) of the Code, as amended by the Tax Cuts and Jobs Act, may limit our ability (and the ability of entities that are not treated as disregarded entities for U.S. federal income tax purposes and in which we hold an interest) to deduct interest expense. Under amended Section 163(j) of the Code, the deduction for business interest expense may be limited to the amount of the taxpayer’s business interest income plus 30% of the taxpayer’s “adjusted taxable income” unless the taxpayer’s gross receipts do not exceed $25 million per year during the applicable testing period or the taxpayer qualifies to elect and elects to be treated as an “electing real property trade or business.” A taxpayer’s adjusted taxable income will start with its taxable income and add back items of non-business income and expense, business interest income and business interest expense, net operating losses, any deductions for “qualified business income,” and, in taxable years beginning before January 1, 2022, any deductions for depreciation, amortization or depletion. A taxpayer that is exempt from the interest expense limitations as an electing real property trade or business is ineligible for certain expensing benefits and is subject to less favorable depreciation rules for real property. The new rules for business interest expense will apply to us and at the level of each entity in which or through which it invests that is not a disregarded entity for U.S. federal income tax purposes. To the extent that our interest expense is not deductible, our taxable income will be increased, as will our REIT distribution requirements and the amounts we need to distribute to avoid incurring income and excise taxes.
Our board of directors is authorized to revoke our REIT election without stockholder approval, which may cause adverse consequences to our stockholders.
Our charter authorizes our board of directors to revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is not in our best interest to qualify as a REIT. In this event, we would become subject to U.S. federal income tax on our taxable income and we would no longer be required to distribute most of our net income to our stockholders, which may cause a reduction in the total return to our stockholders.
You may have current tax liability on distributions you elect to reinvest in our common stock.
If you participate in our distribution reinvestment plan, you will be deemed to have received, and for income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. Therefore, unless you are a tax-exempt entity, you may be forced to use funds from other sources to pay your tax liability on the reinvested dividends.
We may choose to pay dividends in our own stock, in which case our stockholders may be required to pay income taxes in excess of the cash dividends received.
Under IRS Revenue Procedure 2017-45, as a publicly offered REIT, we may give stockholders a choice, subject to various limits and requirements, of receiving a dividend in cash or in common stock of the REIT. As long as at least 20% of the total dividend is available in cash and certain other requirements are satisfied, the IRS will treat the stock distribution as a dividend (to the extent applicable rules treat such distribution as being made out of the REIT’s earnings and profits). Taxable stockholders receiving such dividends will be required to include the full amount of the dividend income to the extent of our current and accumulated earnings and profits for federal income tax purposes. As a result, a U.S. stockholder may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. If a U.S. stockholder sells the stock it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. Furthermore, with respect to non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock.
Generally, ordinary dividends payable by REITs do not qualify for reduced U.S. federal income tax rates on qualified dividends.
The maximum U.S. federal income tax rate for “qualified dividend income” payable by U.S. corporations to individual U.S. stockholders is currently 20%. However, dividends payable by REITs that are not designated as capital gain dividends or qualified dividend income generally are not eligible for the reduced rates applicable to qualified dividend income and generally are taxed at ordinary income tax rates. In taxable years beginning before January 1, 2026, non-corporate U.S. stockholders are entitled to a deduction of up to 20% of the amount of their qualified REIT dividends, subject to certain limitations. Nevertheless non-corporate investors may perceive investment in REITs to be relatively less attractive than investments in the stocks of other corporations whose dividends are taxed at lower rates as qualified dividends.

There may be tax consequences to any modifications to our borrowings, our hedging transactions and other contracts to replace references to LIBOR.
The publication of LIBOR rates may be discontinued by 2022. We are parties to loan agreements with LIBOR-based interest rates and derivatives with LIBOR-based terms used for hedging. We may have to renegotiate such LIBOR-based instruments to replace references to LIBOR. Under current law, certain modifications of terms of LIBOR-based instruments may have tax consequences, including deemed taxable exchanges of the pre-modification instrument for the modified instrument. Proposed Treasury Regulations have been issued that would treat certain modifications that would be taxable events under current law as non-taxable events. The proposed Treasury Regulations do not discuss REIT-specific issues of modifications to LIBOR-based instruments. It is not clear when the proposed Treasury Regulations will be finalized or what, if any, changes will be made to the proposed Treasury Regulations in final Treasury Regulations. We will attempt to migrate to a post-LIBOR environment without jeopardizing our REIT qualification or suffering other adverse tax consequences but can give no assurances that we will succeed.
The failure of a mezzanine loan to qualify as a real estate asset could adversely affect our ability to qualify as a REIT.
The IRS has issued Revenue Procedure 2003-65, which provides a safe harbor pursuant to which a mezzanine loan that is secured by interests in a pass-through entity will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from such loan will be treated as qualifying mortgage interest for purposes of the REIT 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. To the extent that any of our investments in loans secured by interests in pass-through entities do not satisfy all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, there can be no assurance that the IRS will not challenge the tax treatment of such loans, which could jeopardize our ability to qualify as a REIT.
If certain sale-leaseback transactions are not characterized by the IRS as “true leases,” we may be subject to adverse tax consequences.
We may purchase investments in properties and lease them back to the sellers of these properties. If the IRS does not characterize these leases as “true leases,” the rental payments would not be treated as rents from real property, which could affect our ability to satisfy the REIT gross income tests and qualify as a REIT.
If our operating partnership failed to qualify as a partnership or is not otherwise disregarded for U.S. federal income tax purposes, we would cease to qualify as a REIT.
If the IRS were to successfully challenge the status of our operating partnership as a partnership or disregarded entity for U.S. federal income tax purposes, it would be taxable as a corporation. In the event that this occurs, it would reduce the amount of distributions that our operating partnership could make to us. This would also result in our failing to qualify as a REIT and becoming subject to a corporate-level tax on our income, which would substantially reduce our cash available to pay distributions and the yield on your investment.

Retirement Plan Risks
If the fiduciary of an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), fails to meet the fiduciary and other standards under ERISA, the Code or common law as a result of an investment in our stock, the fiduciary could be subject to criminal and civil penalties.
There are special considerations that apply to investing in our shares on behalf of a trust, pension, profit sharing or 401(k) plans, health or welfare plans, trusts, individual retirement accounts, or IRAs, or Keogh plans. If you are investing the assets of any of the entities identified in the prior sentence in our common stock, you should satisfy yourself that:

•	the investment is consistent with your fiduciary obligations under applicable law, including common law, ERISA and the Code;

•	the investment is made in accordance with the documents and instruments governing the trust, plan or IRA, including a plan’s investment policy;

•	the investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA and other applicable provisions of ERISA and the Code;

•	the investment will not impair the liquidity of the trust, plan or IRA;

•	the investment will not produce “unrelated business taxable income” for the plan or IRA;

•	our stockholders will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the plan or IRA; and

•	the investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA, the Code, or other applicable statutory or common law may result in the imposition of civil (and criminal, if the violation was willful) penalties, and can subject the fiduciary to equitable remedies. In addition, if an investment in our shares constitutes a prohibited transaction under ERISA or the Code, the fiduciary that authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested. Investors that are governmental plans or foreign plans may be subject to laws that are similar to the aforementioned provisions of ERISA and the Code or that otherwise regulate the purchase of our shares.
If we were at any time deemed to hold “plan assets” under ERISA or the Code, stockholders subject to ERISA and the related excise tax provisions of the Code may be subject to adverse financial and legal consequences.
Stockholders subject to ERISA or the Code should consult their own advisors as to the effect of an investment in the shares. As discussed under “Certain ERISA Considerations,” our assets may not be deemed to constitute “plan assets” of stockholders that are subject to the fiduciary provisions of ERISA or the prohibited transaction rules of Section 4975 of the Code (“Plans”). If we were deemed to hold “plan assets” of Plans (i) ERISA’s fiduciary standards would apply to, and might materially affect, our operations if any such Plans are subject to ERISA, and (ii) any transaction we enter into could be deemed a transaction with each Plan and transactions we might enter into in the ordinary course of business could constitute prohibited transactions under ERISA and/or Section 4975 of the Code. Holding plan assets may negatively impact our results.

Item 1B.	Unresolved Staff Comments.
Not applicable.

Item 2.	Properties.
DESCRIPTION OF REAL ESTATE
Our investments in real estate assets as of December 31, 2019 consisted of interests in wholly-owned properties and six joint ventures. The following table sets forth information with respect to our real estate assets by segment as of December 31, 2019. We own a fee simple interest in all properties unless otherwise noted.

Property Name	Location	% Owned	Year Built	Date Acquired	Net Rentable Square Feet	Percentage Leased
Consolidated Properties:
Apartment Segment:
The Edge at Lafayette(1)	Lafayette, LA	100%	2007	January 15, 2008	207,000	70%
Townlake of Coppell(2)	Coppell, TX	100	1986	May 22, 2015	351,000	94
AQ Rittenhouse	Philadelphia, PA	100	2015	July 30, 2015	92,000	98
Lane Parke Apartments	Mountain Brook, AL	100	2014	May 26, 2016	263,000	91
Dylan Point Loma	San Diego, CA	100	2016	August 9, 2016	204,000	98
The Penfield	St. Paul, MN	100	2013	September 22, 2016	245,000	91
180 North Jefferson	Chicago, IL	100	2004	December 1, 2016	217,000	94
Jory Trail at the Grove	Wilsonville, OR	100	2012	July 14, 2017	315,000	96
The Reserve at Johns Creek	Johns Creek, GA	100	2007	July 28, 2017	244,000	96
Villas at Legacy	Plano, TX	100	1999	June 6, 2018	340,000	97
Stonemeadow Farms	Bothell, WA	100	1999	May 13, 2019	228,000	95
Summit at San Marcos	Chandler, AZ	100	2018	July 31, 2019	257,000	96
Presley Uptown(3)	Charlotte, NC	98	2016	September 30, 2019	190,000	92
Industrial Segment:
Kendall Distribution Center	Atlanta, GA	100%	2002	June 30, 2005	409,000	100%
Norfleet Distribution Center	Kansas City, MO	100	2007	February 27, 2007	702,000	100
Suwanee Distribution Center	Suwanee, GA	100	2013	June 28, 2013	559,000	100
South Seattle Distribution Center
3800 1st Avenue South	Seattle, WA	100	1968	December 18, 2013	162,000	100
3844 1st Avenue South	Seattle, WA	100	1949	December 18, 2013	101,000	100
3601 2nd Avenue South	Seattle, WA	100	1980	December 18, 2013	60,000	100
Grand Prairie Distribution Center
3325 West Trinity Boulevard	Grand Prairie, TX	100	2013	January 22, 2014	277,000	100
3324 West Trinity Boulevard	Grand Prairie, TX	100	2015	May 31, 2019	145,000	100
Charlotte Distribution Center	Charlotte, NC	100	1991	June 27, 2014	347,000	100
DFW Distribution Center
4050 Corporate Drive	Grapevine, TX	100	1996	April 15, 2015	441,000	100
4055 Corporate Drive	Grapevine, TX	100	1996	April 15, 2015	202,000	100
O'Hare Industrial Portfolio
200 Lewis	Wood Dale, IL	100	1985	September 30, 2015	31,000	100
1225 Michael Drive	Wood Dale, IL	100	1985	September 30, 2015	109,000	100
1300 Michael Drive	Wood Dale, IL	100	1985	September 30, 2015	71,000	100
1301 Mittel Drive	Wood Dale, IL	100	1985	September 30, 2015	53,000	100
1350 Michael Drive	Wood Dale, IL	100	1985	September 30, 2015	56,000	100
2501 Allan Drive	Elk Grove, IL	100	1985	September 30, 2015	198,000	100
2601 Allan Drive	Elk Grove, IL	100	1985	September 30, 2015	124,000	100
Tampa Distribution Center	Tampa, FL	100	2009	April 11, 2016	386,000	100
Aurora Distribution Center	Aurora, IL	100	2016	May 19, 2016	305,000	100
Valencia Industrial Portfolio:
28150 West Harrison Parkway	Valencia, CA	100	1997	June 29, 2016	87,000	100
28145 West Harrison Parkway	Valencia, CA	100	1997	June 29, 2016	114,000	100
28904 Paine Avenue	Valencia, CA	100	1999	June 29, 2016	117,000	100

Property Name	Location	% Owned	Year Built	Date Acquired	Net Rentable Square Feet	Percentage Leased
24823 Anza Drive	Santa Clarita, CA	100	1988	June 29, 2016	31,000	100
25045 Tibbitts Avenue	Santa Clarita, CA	100	1988	June 29, 2016	142,000	100
Pinole Point Distribution Center:
6000 Giant Road	Richmond, CA	100	2016	September 8, 2016	225,000	100
6015 Giant Road	Richmond, CA	100	2016	September 8, 2016	252,000	100
6025 Giant Road	Richmond, CA	100	2016	December 29, 2016	41,000	100
Mason Mill Distribution Center	Buford, GA	100	2016	December 20, 2017	340,000	100
Fremont Distribution Center
45275 Northport Court	Fremont, CA	100	1991	March 29, 2019	117,000	100
45630 Northport Loop East	Fremont, CA	100	1995	March 29, 2019	120,000	100
Taunton Distribution Center	Taunton, MA	100	2016	August 23, 2019	200,000	70
Chandler Distribution Center
1725 East Germann Road	Chandler, AZ	100	2016	December 5, 2019	122,000	100
1825 East Germann Road	Chandler, AZ	100	2016	December 5, 2019	89,000	92
Office Segment:
Monument IV at Worldgate	Herndon, VA	100%	2001	August 27, 2004	228,000	100%
140 Park Avenue	Florham Park, NJ	100	2015	December 21, 2015	100,000	100
San Juan Medical Center	San Juan Capistrano, CA	100	2015	April 1, 2016	40,000	91
Genesee Plaza
9333 Genesee Ave	San Diego, CA	100	1983	July 2, 2019	80,000	89
9339 Genesee Ave	San Diego, CA	100	1983	July 2, 2019	81,000	86
Retail Segment:
The District at Howell Mill(3)	Atlanta, GA	88%	2006	June 15, 2007	306,000	99%
Grand Lakes Marketplace(3)	Katy, TX	90	2012	September 17, 2013	131,000	98
Oak Grove Plaza	Sachse, TX	100	2003	January 17, 2014	120,000	95
Rancho Temecula Town Center	Temecula, CA	100	2007	June 16, 2014	165,000	99
Skokie Commons	Skokie, IL	100	2015	May 15, 2015	97,000	98
Whitestone Market	Austin, TX	100	2003	September 30, 2015	145,000	99
Maui Mall	Kahului, HI	100	1971	December 22, 2015	235,000	88
Silverstone Marketplace	Scottsdale, AZ	100	2015	July 27, 2016	78,000	88
Kierland Village Center	Scottsdale, AZ	100	2001	September 30, 2016	118,000	94
Timberland Town Center	Beaverton, OR	100	2015	September 30, 2016	92,000	96
Montecito Marketplace	Las Vegas, NV	100	2007	August 8, 2017	190,000	99
Other Segment:
South Beach Parking Garage(4)	Miami Beach, FL	100%	2001	January 28, 2014	130,000	N/A

Unconsolidated Properties:
Chicago Parking Garage(5)	Chicago, IL	100%	2003	December 23, 2014	167,000	N/A
NYC Retail Portfolio(6)	NY/NJ	14	1996 - 2004	December 8, 2015	2,014,000	91%
Pioneer Tower(7)	Portland, OR	100	1990	June 28, 2016	308,000	82
The Tremont(3)	Burlington, MA	75	2016	July 19, 2018	175,000	95
The Huntington(3)	Burlington, MA	75	2018	July 19, 2018	115,000	93
___________

(1)	On December 27, 2018, we acquired our joint venture partner's 22% interest in the property.

(2)	On December 5, 2019, we acquired our joint venture partner's 10% interest in the property.

(3)	We own a majority interest in the joint venture that owns a fee simple interest in this property.

(4)	The parking garage contains 343 stalls. This property is owned leasehold.

(5)	We own a condominium interest in the building that contains a 366 stall parking garage.

(6)	We own an approximate 14% interest in a portfolio of 9 urban infill retail properties located in the greater New York City area.

(7)	We own a condominium interest in the building that contains a 17 story multi-tenant office property.

ACQUISITIONS
2019 Acquisitions
On March 29, 2019, we acquired Fremont Distribution Center, a 237,000 square foot, two building industrial property located in Fremont, California, for approximately $47,000. The acquisition was funded with cash on hand.
On May 13, 2019, we acquired Stonemeadow Farms, a 280-unit apartment property located in Bothell, Washington, for approximately $81,800. The acquisition was funded with cash on hand.
On May 31, 2019, we acquired 3324 West Trinity Boulevard, a 145,000 square foot industrial distribution center located in Grand Prairie, Texas, for approximately $16,150. The acquisition was funded with cash on hand.
On July 2, 2019, we acquired Genesee Plaza, a 161,000 square foot two building medical office campus located in San Diego, California, for approximately $89,500. The acquisition was funded by the assumption of a six-year mortgage loan that bears interest at a fixed rate of 4.30% in the amount of $41,546 and with cash on hand.
On July 31, 2019, we acquired Summit at San Marcos, a 273-unit apartment property located in Chandler, Arizona, for approximately $71,750. The acquisition was funded with a draw on the credit facility and cash on hand.
On August 23, 2019, we acquired Taunton Distribution Center, a 200,000 square foot industrial distribution center located in Taunton, Massachusetts, for approximately $25,700. The acquisition was funded with cash on hand.
On September 30, 2019, we acquired a 97.5% interest in Presley Uptown, a 230-unit apartment property in the Uptown submarket of Charlotte, North Carolina. The joint venture acquired the property for approximately $55,250. The acquisition was funded with a draw on the credit facility and cash on hand.
On December 5, 2019, we acquired Chandler Distribution Center, a 211,000 square foot industrial distribution center located in Chandler, Arizona for $31,000. The acquisition was funded with cash on hand.
On December 5, 2019, we acquired our joint venture partner's 10% interest in Townlake of Coppell for approximately $6,000 plus the assumption of the joint venture partners pro rata share of the mortgage loan in the amount of $2,880. The acquisition was funded with cash on hand.
2018 Acquisitions
On June 6, 2018, we acquired the Villas at Legacy, a garden-style 328-unit apartment community located in Plano, Texas, for approximately $57,800. The acquisition was funded with cash on hand.
On July 19, 2018, we acquired a 75% interest in The Tremont, a 180-unit apartment property in Burlington, Massachusetts. The joint venture acquired the property for approximately $73,500. The acquisition was funded by the assumption of a 19 year mortgage loan that bears interest at a fixed-rate of 3.62% in the amount of $42,520 and cash on hand. In accordance with authoritative guidance, The Tremont is accounted for as an investment in an unconsolidated real estate affiliate.
On July 19, 2018, we acquired a 75% interest in The Huntington, a 117-unit apartment property in Burlington, Massachusetts. The joint venture acquired the property for approximately $48,500. The acquisition was financed with a ten year mortgage loan that bears interest at a fixed rate of 4.07% in the amount of $31,000 and cash on hand. In accordance with authoritative guidance, The Huntington is accounted for as an investment in an unconsolidated real estate affiliate.
On December 27, 2018, we acquired our joint venture partner's 22% interest in The Edge at Lafayette for $880 plus the assumption of the joint venture partners pro rata share of the mortgage loan in the amount of $3,890. The owner of the 22% interest in the joint venture was an investment fund advised by LaSalle and in which JLL owned a minority interest.

2017 Acquisitions
On July 14, 2017, we acquired Jory Trail at the Grove, a 324-unit apartment community located in Wilsonville, Oregon, for approximately $74,750. The acquisition was funded by the assumption of an eight-year mortgage loan that bears interest at a fixed-rate of 3.81% in the amount of $44,250, a draw on our credit facility and cash on hand.
On July 28, 2017, we acquired The Reserve at Johns Creek Walk, a 210-unit apartment community located in Johns Creek, Georgia, for approximately $47,300. The acquisition was funded by the assumption of a three-year mortgage loan that bears interest at a fixed rate of 3.30% in the amount of $23,620, a draw on our credit facility and cash on hand.
On August 8, 2017, we acquired Montecito Marketplace, a 190,000 square foot grocery-anchored retail center located in Las Vegas, Nevada for approximately $63,550. The acquisition was funded with a draw on our credit facility and cash on hand.
On December 20, 2017, we acquired, through a reverse 1031 exchange, Mason Mill Distribution Center, a newly-constructed 340,000 square-foot industrial property located in Buford, Georgia, for approximately $31,000. The acquisition was funded with cash on hand.

DISPOSITIONS
2019 Dispositions
On January 7, 2019, two retail properties in the NYC Retail Portfolio with a combined 148,000 square feet were sold and the mortgage loans were extinguished.
On February 7, 2019, we sold 111 Sutter Street for approximately $227,000 less closing costs. In connection with the disposition, the mortgage loan associated with the property of approximately $52,300 was retired. We recorded a gain on the sale of property in the amount of $107,108.
On June 28, 2019, a 218,000 square foot property within the NYC Retail Portfolio was relinquished to the lender and its mortgage loan was extinguished.
2018 Dispositions
On February 5, 2018, we sold Station Nine Apartments for approximately $75,000. We recorded a gain on the sale of the property in the amount of $29,665.
On December 28, 2018, a 73,000 square foot retail property in the NYC Retail Portfolio was sold and its mortgage loan extinguished. Sale proceeds were maintained at the venture for operating needs.
2017 Dispositions
On January 17, 2017, a 116,000 square foot retail property in the NYC Retail Portfolio was sold and its mortgage loan extinguished. Sale proceeds were maintained at the venture for operating needs.
On July 26, 2017, we relinquished our ownership of Railway Street Corporate Centre, a 135 square foot office building located in Calgary, Canada, through a deed in lieu of foreclosure with the lender. Upon our relinquishment of the property, we were relieved of approximately $27,600 of mortgage obligations plus accrued interest associated with the mortgage loan. Upon extinguishment of the mortgage debt obligation, a $252 non-cash accounting gain was recognized representing the difference between the book value of the debt, interest payable and other obligations extinguished over the fair value of the property and other assets transferred as of the transfer date. Upon relinquishment of the property and extinguishment of the mortgage debt obligation we also recognized $1,895 of Accumulated Other Comprehensive Loss from historical foreign currency translation adjustments as part of the gain on disposition of property and extinguishment of debt on our Consolidated Statement of Operations and Comprehensive Income.
On September 19, 2017, we sold 14600 Sherman Way and 14624 Sherman Way for approximately $22,350 less closing costs. We recorded a gain on the sale of the properties in the amount of $7,144.
On December 15, 2017, we sold Joliet Distribution Center for approximately $28,200 less closing costs. We recorded a gain on the sale of the property in the amount of $9,481.

FINANCING
The following is a summary of the mortgage notes for our consolidated properties as of December 31, 2019:

Property	Interest Rate	Maturity Date	Principal Balance
Townlake of Coppell	3.25%	June 1, 2020	$28,514
Suwanee Distribution Center	3.66	October 1, 2020	19,100
140 Park Avenue	3.00	March 1, 2021	22,800
Monument IV at Worldgate	3.13	February 1, 2023	40,000
Aurora Distribution Center	3.39	June 1, 2023	13,850
180 N Jefferson	3.89	July 1, 2023	45,000
Grand Lakes Marketplace	4.20	October 1, 2023	23,900
Oak Grove Plaza	4.17	February 1, 2024	9,384
South Seattle Distribution Center	4.38	March 1, 2024	18,250
Charlotte Distribution Center	3.66	September 1, 2024	9,764
Jory Trail at the Grove	3.81	February 1, 2025	44,250
Skokie Commons	3.31	June 1, 2025	24,400
DFW Distribution Center	3.23	June 1, 2025	17,720
AQ Rittenhouse	3.65	September 1, 2025	26,370
Timberland Town Center	4.07	October 1, 2025	21,220
Whitestone Market	3.58	December 1, 2025	25,750
Maui Mall	3.64	June 1, 2026	37,894
Rancho Temecula Town Center	4.02	July 1, 2026	28,000
Dylan Point Loma	3.83	September 1, 2026	40,500
Lane Parke Apartments	3.18	November 1, 2026	37,000
The District at Howell Mill	5.30	March 1, 2027	30,378
The Penfield	3.57	March 1, 2054	36,977
Genesee Plaza	4.30	January 1, 2025	41,114
Stonemeadow Farms	3.62	August 1, 2029	45,000
The Reserve at Johns Creek	3.58	December 1, 2029	26,000
Presley Uptown	3.25	November 1, 2029	30,000

On May 26, 2017, we entered into a credit agreement providing for a $250,000 revolving line of credit and unsecured term loan with a syndicate of six lenders led by JPMorgan Chase Bank, N.A., Bank of America, N.A., and PNC Bank, National Association. The $250,000 credit facility (the "Credit Facility") consists of a $200,000 revolving line of credit (the “Revolving Line of Credit”) and a $50,000 term loan (the “ First Term Loan”). On August 4, 2017, we expanded our Credit Facility to $300,000. The additional $50,000 borrowing was in the form of a five-year term loan maturing on May 26, 2022 (the “Second Term Loan”). We collectively refer to the First Term Loan and the Second Term Loan as the “Term Loans.” On December 12, 2018, we expanded and extended our Credit Facility to provide for a borrowing capacity of $400,000, by increasing our Revolving Line of Credit to $300,000 with a new maturity date of May 25, 2021. We also extended our Term Loans by one year with new maturity dates of May 25, 2023. The primary interest rate is based on LIBOR, plus a margin ranging from 1.25% to 2.00% depending on our leverage ratio or alternatively, we can choose to borrow at a “base rate” equal to (i) the highest of (a) the Federal Funds Rate plus 0.5%, (b) the prime rate announced by JPMorgan Chase Bank, N.A., and (c) LIBOR plus 1.0%, plus (ii) a margin ranging from 0.25% to 1.00% for base rate loans. The maturity date of the Revolving Line of Credit is May 25, 2021 and contains two 12-month extension options that we may exercise upon (i) payment of an extension fee equal to 0.15% of the gross capacity under the Revolving Line of Credit at the time of the extension, and (ii) compliance with the other conditions set forth in the credit agreement. We intend to use the Revolving Line of Credit to cover short-term capital needs, for new property acquisitions and working capital. We may not draw funds on our Credit Facility if we (i) experience a material adverse effect, which is defined to include, among other things, (a) a material adverse effect on the business, assets, operations or financial condition of the Company taken as a whole; (b) the inability of any loan party to perform any of its obligations under any loan document; or (c) a material adverse effect upon the validity or enforceability of any loan document or (ii) are in default, as that term is defined in the agreement, including a default under certain other loan agreements and/or guarantees entered into by us or our subsidiaries. As of December 31, 2019, we believe no material adverse effects had occurred.
Borrowings under the Credit Facility are guaranteed by us and certain of our subsidiaries. The Credit Facility requires the maintenance of certain financial covenants, including: (i) unencumbered property pool leverage ratio; (ii) debt service coverage ratio; (iii) maximum total leverage ratio; (iv) fixed charges coverage ratio; (v) minimum NAV; (vi) maximum secured debt ratio; (vii) maximum secured recourse debt ratio; (viii) maximum permitted investments; and (ix) unencumbered property pool criteria. The Credit Facility provides the flexibility to move assets in and out of the unencumbered property pool during the term of the Credit Facility.
At December 31, 2019, we had nothing outstanding under the Revolving Line of Credit and $100,000 outstanding under the Term Loans at LIBOR + 1.30%. We swapped the LIBOR portion of our $100,000 in Term Loans to a blended fixed rate of 1.80% (all in rate of 3.10% at December 31, 2019). At December 31, 2018, we had $90,000 outstanding under the Revolving Line of Credit and $100,000 outstanding under the Term Loans.
At December 31, 2019, we were in compliance with all debt covenants.
INSURANCE
Although we believe our investments are currently adequately covered by insurance consistent with the terms and levels of coverage that are standard in our industry, we cannot predict at this time if we will be able to obtain adequate coverage at a reasonable cost in the future.

    OPERATING STATISTICS
We generally hold investments in properties with high occupancy rates leased to quality tenants under long-term, non-cancelable leases. We believe these leases are beneficial to achieving our investment objectives. The following table shows our operating statistics by property type for our consolidated properties as of December 31, 2019:

	Number of Properties	Total Area (Sq Ft)	% of Total Area	Occupancy %	Estimated Percent of Fair Value	Average Minimum Base Rent per Occupied Sq Ft (1)
Apartment	13	3,154,000	26%	93%	34%	$21.85
Industrial	34	6,736,000	55	99	26	5.71
Office	5	534,000	4	95	13	36.92
Retail	11	1,675,000	14	96	26	21.36
Other	1	130,000	1	N/A	1	N/A
Total	64	12,229,000	100%	97%	100%	$13.26
________

(1)	Amount calculated as in-place minimum base rent for all occupied space at December 31, 2019 and excludes any straight line rents, tenant recoveries and percentage rent revenues.

The following table shows our operating statistics by property type for our unconsolidated properties as of December 31, 2019:

	Number of Properties	Total Area (Sq Ft)	% of Total Area	Occupancy %	Estimated Percent of Fair Value	Average Minimum Base Rent per Occupied Sq Ft (1)
Apartment	2	290,000	10%	98%	26%	$34.61
Office	1	308,000	12	82	31	31.10
Retail	9	2,014,000	72	92	38	33.43
Other	1	167,000	6	N/A	5	N/A
Total	13	2,779,000	100%	91%	100%	$33.33
________

(1)	Amount calculated as in-place minimum base rent for all occupied space at December 31, 2019 and excludes any straight line rents, tenant recoveries and percentage rent revenues.

As of December 31, 2019, our average effective annual rent per square foot, calculated as average minimum base rent per occupied square foot less tenant concessions and allowances, was $12.50 for our consolidated properties. As of December 31, 2019, the scheduled lease expirations at our consolidated properties are as follows:

Year	Number of Leases Expiring	Annualized Minimum Base Rent (1)	Square Footage	Percentage of Annualized Minimum Base Rent
2020 (2)	45	$6,805	597,000	7%
2021	38	5,038	395,000	5
2022	50	7,824	718,000	9
2023	55	11,845	1,520,000	13
2024	44	9,018	968,000	10
2025 and thereafter	131	51,157	4,678,000	56
Total	363	$91,687	8,876,000
________

(1)
Amount calculated as annualized in-place minimum base rent excluding any above- and below-market lease amortization, straight line rents, tenant recoveries and percentage rent revenues as of December 31, 2019 presented in the year of lease expiration.

(2)
Does not include 3,382 leases totaling approximately 2,937,000 square feet and approximately $64,213 in annualized minimum base rent associated with the 13 apartment properties we owned as of December 31, 2019.

As of December 31, 2019, the scheduled lease expirations at our unconsolidated properties are as follows:

Year	Number of Leases Expiring	Annualized Minimum Base Rent (1)	Square Footage	Percentage of Annualized Minimum Base Rent
2020 (2)	22	$9,759	251,000	15%
2021	21	16,176	378,000	24
2022	22	12,502	419,000	19
2023	10	2,792	63,000	4
2024	16	10,859	328,000	16
2025 and thereafter	32	14,830	605,000	22
Total	123	$66,918	2,044,000
________

(1)
Amount calculated as annualized in-place minimum base rent excluding any above- and below-market lease amortization, straight line rents, tenant recoveries and percentage rent revenues as of December 31, 2019 presented in the year of lease expiration.

(2)
Does not include 292 leases totaling approximately 286,000 square feet and approximately $9,827 in annualized minimum base rent associated with the two apartment properties we owned as of December 31, 2019.

The following table shows the aggregate occupancy rates for our consolidated properties as of December 31, 2019 and each of the previous five years:

As of December 31,	Occupancy Rate for Consolidated Properties	Occupancy Rate for Unconsolidated Properties
2019	97%	91%
2018	94	93
2017	94	95
2016	95	97
2015	97	98
2014	97	—

The following tables show the occupancy rates for our consolidated properties by property type as well as the average minimum base rent per occupied square foot as of December 31, 2019 and 2018:

	Occupancy Rate at December 31, 2019	Occupancy Rate at December 31, 2018	Change
Apartments	93%	94%	(1)%
Industrial	99	93	6
Office	95	92	3
Retail	96	97	(1)
Total	97%	94%	3%

	Average Minimum Base Rent per Occupied Square Foot (1)
	December 31, 2019	December 31, 2018	Change
Apartments	$21.85	$21.52	$0.33
Industrial	5.71	5.36	0.35
Office	36.92	43.41	(6.49)
Retail	21.36	20.65	0.71
Total	$13.26	$13.86	$(0.60)
________

(1)	Amount calculated as in-place minimum base rent for all occupied space and excludes any straight line rents, tenant recoveries and percentage rent revenues.
Our apartment properties occupancy rate remained fairly consistent from December 31, 2018 to December 31, 2019. The average minimum base rents per occupied square foot for our apartment properties at December 31, 2019 increased slightly when compared to December 31, 2018, primarily due to the acquisitions of Stonemeadow Farms and Presley Uptown, which have a higher rent per square foot.
Our industrial property's occupancy rate increased from December 31, 2018 to December 31, 2019 as a result of successful leasing at Kendall Distribution Center. The average minimum base rents per occupied square foot for our industrial properties at December 31, 2019 increased slightly when compared to December 31, 2018, primarily due to the acquisitions of Fremont Distribution Center, Taunton Distribution Center, and Chandler Distribution Center, which have a higher rent per square foot.
Our office property's occupancy rate increased from December 31, 2018 to December 31, 2019 as a result of the 111 Sutter Street disposition. The average minimum base rent per occupied square foot for our office properties at December 31, 2019 decreased when compared to December 31, 2018, primarily due the disposition of 111 Sutter Street. The leases at 111 Sutter Street had a higher rent per square foot.
Our retail property's occupancy rate remained fairly consistent from December 31, 2018 to December 31, 2019. The average minimum base rents per occupied square foot for our retail properties at December 31, 2019 increased slightly when compared to December 31, 2018, primarily due to contractual rent increases across the portfolio.
The occupancy rate of our properties increased across the overall portfolio from December 31, 2018 to December 31, 2019, primarily due to successful leasing at Kendall Distribution Center. The average minimum base rent per occupied square foot decreased slightly from December 31, 2018 to December 31, 2019, primarily due to the disposition of 111 Sutter Street.

PRINCIPAL TENANTS
The following table sets forth the top ten tenants of our consolidated properties based on their percentage of annualized minimum base rent as of December 31, 2019:

Tenants	Property	Line of Business	Date of Lease Expiration	Lease Renewal Options	Annual Minimum Base Rent (1)	% of Total Area	% of Annualized Minimum Base Rent (2)
Amazon (3)	Monument IV at Worldgate, Pinole Point Distribution Center, Maui Mall & Grand Lakes Marketplace	Online Retailer / Grocery Store	Various	Various	$11,709	4%	7%
Williams Sonoma	Pinole Point, Taunton Distribution Center	Home Products Retails	Various	Various	2,835	3	2
Musician's Friend	Norfleet Distribution Center	Online Retailer	December 31, 2026	Three 5-year options	2,760	6	2
Quanta Computer	Fremont Distribution Center	Computer Manufacturer	August 1, 2025	Two 5-year options	2,563	2	2
Mitsubishi Electric	Suwanee Distribution Center	Electronics Manufacturer	July 31, 2023	None	2,520	5	2
Summit Medical Group	140 Park Ave.	Medical Practice	April 30, 2030	Three 5-year options	2,500	1	2
Kroger	Oak Grove Plaza, Skokie Commons, Montecito Marketplace	Grocery Store	Various	Various	2,470	2	2
Fruit of the Earth	Grand Prairie Distribution Center	Personal Care Products	Various	Two 5-year options	1,832	3	1
The TJX Companies	Maui Mall, The District at Howell Mill & Montecito Marketplace	Discount Retailer	Various	Various	1,742	1	1
Michelin North America	Charlotte Distribution Center	Aircraft Tires	October 31, 2028	One 5-year option	1,703	3	1
Total					$32,634	30%	22%
________

(1)
Annual minimum base rent is calculated as annualized monthly in-place minimum base rent excluding any above- and below-market lease amortization, straight-line rents, tenant recoveries and percentage rent revenues.

(2)
Percent of annualized minimum base rent is calculated as annualized in-place minimum base rent excluding any above- and below-market lease amortization, straight-line rents, tenant recoveries and percentage rent revenues divided by total annualized minimum base rent.

(3)
The lease at Monument IV at Worldgate contains a one-time early termination option whereby the tenant can decrease its leased square footage by up to 108,206 square feet in May 2022. The tenant must provide notice of its intent to reduce its space by August 2021 and pay us certain fees and costs.

PRINCIPAL PROPERTIES
The following table sets forth our top ten consolidated properties based on percentage of annualized minimum base rent as of December 31, 2019:

Properties	% of Total Area	% of Annualized Minimum Base Rent (1)
Monument IV at Worldgate	2%	6%
180 North Jefferson	2	5
Lane Park Apartment	2	4
Genesee Plaza	1	4
The Penfield	2	4
Dylan at Point Loma	2	4
Townlake of Coppell	3	4
Stonemeadow Farms	2	3
Jory Trail at the Grove	3	3
Villas at Legacy	3	3
Total	22%	40%
________

(1)	Minimum base rent is calculated as in-place minimum base rent excluding any above- and below-market lease amortization, straight-line rents, tenant recoveries and percentage rent revenues.

Item 3.	Legal Proceedings.
We are involved in various claims and litigation matters arising in the ordinary course of business, some of which involve claims for damages. Many of these matters are covered by insurance, although they may nevertheless be subject to deductibles or retentions. Although the ultimate liability for these matters cannot be determined, based upon information currently available, we believe the ultimate resolution of such claims and litigation will not have a material adverse effect on our financial position, results of operations or liquidity.

Item 4.	Mine Safety Disclosures.
Not applicable.

PART II

Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

MARKET FOR COMMON EQUITY
We have five classes of common stock authorized as of December 31, 2019, Class A, Class M, Class A-I, Class M-I and Class D. On July 6, 2018, our Second Extended Public Offering was declared effective, pursuant to which we sell to the public shares of Class A, Class M, Class A-I and Class M-I common stock. On March 3, 2015, we commenced a private offering of up to $350,000 in shares of our Class D common stock with an indefinite duration. The fees payable to the Dealer Manager with respect to each outstanding share of each class, as a percentage of NAV, are as follows:
Second Extended Public Offering

	Selling Commission	Dealer Manager Fee (1)
Class A Shares	up to 3.0%	0.85%
Class M Shares	—	0.30%
Class A-I Shares	up to 1.5%	0.30%
Class M-I Shares	—	—%
________

(1)
Each Class A, Class M and Class A-I share sold in a public offering will automatically convert into the number of Class M-I shares based on the then-current applicable NAV of each class on the date following the termination of the primary portion of such public offering in which we, with the assistance of the Dealer Manager, determine that total underwriting compensation paid with respect to such public offering equals 10% of the gross proceeds from the primary portion of such public offering.

Private Offering

	Selling Commission	Dealer Manager Fee
Class D Shares	up to 1.0%	—%
The selling commission and dealer manager fee are offering costs and will be recorded as a reduction of capital in excess of par value. Selling commissions are paid on the date of sale of our common stock. We accrue all future dealer manager fees up to the ten percent regulatory limit on the date of sale of our common stock. For NAV calculation purposes, dealer manger fees are accrued daily, on a continuous basis equal to 1/365th of the stated fee. Dealer manager fees payable are included in accrued offering costs on our Consolidated Balance Sheets.  Dealer manager fees payable by share class as of December 31, 2019 and 2018 are as follows:

	December 31, 2019	December 31, 2018
Class A Shares	$80,215	$59,257
Class M Shares	10,028	8,163
Class A-I Shares	3,207	3,031
Total	$93,450	$70,451
Our common stock is not currently traded on any exchange and there is no established public trading market for our common stock. As of March 10, 2020, there were 17,920 stockholders of record of our common stock, including 11,201 holders of Class A, 4,619 holders Class M, 63 holders Class A-I, 2,036 holders of Class M-I and 1 holder of Class D shares.

NAV per Share
Beginning on October 1, 2012, at the end of each day the New York Stock Exchange is open for unrestricted trading, before taking into consideration additional issuances of shares of common stock, repurchases or class-specific expense accruals for that day, any change in our aggregate NAV (whether an increase or decrease) is allocated among each class of shares based on each class's relative percentage of the previous aggregate NAV. Changes in our daily NAV reflect factors including, but not limited to, our portfolio income, interest expense and unrealized/realized gains (losses) on assets, and accruals for the advisory fees. The portfolio income is calculated and accrued on the basis of data extracted from (1) the annual budget for each property and at the company level, including organization and offering expenses incurred after commencement of a public offering and certain operating expenses, (2) material, unbudgeted non-recurring income and expense events such as capital expenditures, prepayment penalties, assumption fees, tenant buyouts, lease termination fees and tenant turnover with respect to our properties when our Advisor becomes aware of such events and the relevant information is available and (3) material property acquisitions and dispositions occurring during the month. For the first month following a property acquisition, we calculate and accrue portfolio income with respect to such property based on the performance of the property before the acquisition and the contractual arrangements in place at the time of the acquisition, as identified and reviewed through our due diligence and underwriting process in connection with the acquisition. On an ongoing basis, our Advisor adjusts the accruals to reflect actual operating results and to appropriately reflect the outstanding receivable, payable and other account balances resulting from the accumulation of daily accruals for which financial information is available. The daily accrual of portfolio income also includes reimbursements to our Advisor and dealer manager for organization and offering expenses incurred prior to the date the offering commences and paid on our behalf, which we are reimbursing over the 36 months following the date the offering commences. For the purpose of calculating our NAV, all organization and offering costs incurred after the date the offering commences are recognized as expenses when incurred, and acquisition expenses with respect to each acquired property will be amortized on a daily basis over a five year period following the acquisition date.
Following the allocation of income and expenses as described above, NAV for each class is adjusted for additional issuances of common stock, repurchases and class specific expense accruals, such as the dealer manager fee (which will be included in the calculation on a daily basis and not when accrued on the Company's financial statements), to determine the current day's NAV. Our share classes may have different expense accruals associated with the advisory fee we pay to our Advisor because the performance component of the advisory fee is calculated separately with respect to each class. At the close of business on the date that is one business day after each record date for any declared distribution, our NAV for each class will be reduced to reflect the accrual of our liability to pay the distribution to our stockholders of record of each class as of the record date. NAV per share for each class is calculated by dividing such class's NAV at the end of each trading day by the number of shares outstanding for that class on such day.
At the beginning of each calendar year, our Advisor develops a valuation plan with the objective of having each of our wholly owned properties valued each quarter by an appraisal. Newly acquired wholly owned properties are initially valued at cost and thereafter become subject to the quarterly appraisal cycle during the quarter following the first full calendar quarter in which we own the property.
The fair value of our wholly owned properties is done using the fair value methodologies detailed within the Financial Accounting Standards Board ("FASB") Accounting Standards Codification under Topic 820, Fair Value Measurements and Disclosures. Our valuation procedures and our NAV are not subject to GAAP or independent audit. Real estate appraisals are reported on a free and clear basis, excluding any property-level indebtedness that may be in place. We expect the primary methodology used to value properties will be the income approach, whereby value is derived by determining the present value of an asset's stream of future cash flows (for example, discounted cash flow analysis). Consistent with industry practices, the income approach incorporates subjective judgments regarding comparable rental and operating expense data, the capitalization or discount rate and projections of future rent and expenses based on appropriate evidence. Other methodologies that may also be used to value properties include sales comparisons and replacement cost approaches.
A fundamental element of the valuation process, the valuation of our properties and the DST Properties, is managed by our independent valuation advisor, RERC, LLC (formally known as Real Estate Research Corporation), a valuation firm selected by our advisor and approved by our board of directors, including a majority of our independent directors. RERC, LLC, founded in 1931, is one of the longest-serving commercial real estate research, valuation and consulting firms in the nation with offices throughout the United States. RERC, LLC is engaged in the business of rendering opinions regarding the value of commercial real estate properties and is not affiliated with us or our advisor. The compensation we pay to our independent valuation advisor is based on the number of properties appraised and is not based on the estimated values of such properties. While our independent valuation advisor is responsible for providing our property valuations, our independent valuation advisor is not responsible for, and does not calculate, our daily NAV. Effective January 1, 2018, our NAV and our NAV per share are calculated by ALPS Fund Service Inc., ("ALPS"), in accordance with the valuation guidelines established by our board of directors. Our advisor is responsible for reviewing and confirming our NAV, and overseeing the process around the calculation of our NAV, in each case, as performed by ALPS.

Our independent valuation advisor has provided, and is expected to continue to provide, real estate appraisal, appraisal management and real estate valuation advisory services to other clients of our advisor and its affiliates and has received, and is expected to continue to receive, fees in connection with such services. Our independent valuation advisor and its affiliates may from time to time in the future perform other commercial real estate and financial advisory services for other clients of our advisor and its affiliates, so long as such other services do not adversely affect the independence of the independent valuation advisor as certified in the applicable appraisal report.
Properties held through joint ventures are valued in a manner that is consistent with the guidelines described above for wholly-owned properties. Once the value of a property held by the joint venture is determined by an independent appraisal, the value of our interest in the joint venture would then be determined by applying the distribution provisions of the applicable joint venture agreements to the value of the underlying property held by the joint venture.
The DST Properties will be valued in a manner that is consistent with the guidelines described above for wholly owned properties but without regard for the master lease and FMV Option, and such values will be included in our or our operating partnership’s NAV calculation only to the extent of our or our operating partnership’s interest in such DST Properties. In addition, the cash received or a loan made in exchange for the sale of interests in a DST Property will be valued as our assets.
Real estate-related assets that we own or may acquire include debt and equity interests backed principally by real estate, such as the common and preferred stock of publicly traded real estate companies, commercial mortgage-backed securities, mortgage loans and participations in mortgage loans (i.e. A-Notes and B-Notes) and mezzanine loans. In general, real estate-related assets are valued according to the procedures specified below upon acquisition or issuance and then quarterly, or in the case of liquid securities, daily, as applicable, thereafter.
Publicly traded debt and real estate-related equity securities (such as bonds and shares issued by listed REITs) that are not restricted as to salability or transferability are valued by our Advisor on the basis of publicly available information provided by third parties. Generally, the third parties will rely on the price of the last trade of such securities that was executed at or prior to closing on the valuation day or, in the absence of such trade, the last “bid” price. Our Advisor may adjust the value of publicly traded debt and real estate-related equity securities that are restricted as to salability or transferability for a liquidity discount. In determining the amount of such discount, consideration will be given to the nature and length of such restriction and the relative volatility of the market price of the security.
Investments in privately placed debt instruments and securities of real estate-related operating businesses (other than joint ventures), such as real estate development or management companies, are valued by our Advisor at cost (purchase price plus all related acquisition costs and expenses, such as legal fees and closing costs) and thereafter will be revalued each quarter at fair value. In evaluating the fair value of our interests in certain commingled investment vehicles (such as private real estate funds), values periodically assigned to such interests by the respective issuers, broker-dealers or managers may be relied upon. Our board of directors may retain additional independent valuation firms to assist with the valuation of our private real estate-related assets.
Individual investments in private mortgages, mortgage participations and mezzanine loans are valued by our Advisor at our acquisition cost and may be revalued by our Advisor from time to time. Revaluations of mortgages reflect the changes in value of the underlying real estate, with anticipated sale proceeds (estimated cash flows) discounted to their present value using a discount rate based on current market rates.
Liquid non-real estate-related assets include credit rated government and corporate debt securities, publicly traded equity securities and cash and cash equivalents. Liquid non-real estate-related assets are valued daily by our Advisor.
Our liabilities include the fees payable to our Advisor and dealer manager, accounts payable, accrued operating expenses, property-level mortgages, any portfolio-level credit facilities and other liabilities. All liabilities are valued at cost. Costs and expenses that relate to a particular loan will be amortized over the life of the loan. We allocate the financing costs and expenses incurred in connection with obtaining multiple loans that are not directly related to any single loan among the applicable loans, generally pro rata based on the amount of proceeds from each loan. Liabilities allocable to a specific class of shares are only included in the NAV calculation for that class. For non-recourse, property-level mortgages that exceed the value of the underlying property, we assume a value of zero for purposes of the property and the mortgage in the determination of our NAV.

NAV as of December 31, 2019
The following table presents our historical NAV per share as of each date indicated below:

	NAV per Share
Quarter Ended	Class A	Class M	Class A-I	Class M-I	Class D
December 31, 2019	$12.22	$12.24	$12.25	$12.25	$12.23
September 30, 2019	12.12	12.14	12.15	12.15	12.13
June 30, 2019	12.16	12.18	12.19	12.18	12.17
March 31, 2019	12.12	12.14	12.14	12.14	12.12
December 31, 2018	12.10	12.12	12.13	12.13	12.11
September 30, 2018	11.90	11.93	11.93	11.93	11.92
June 30, 2018	11.79	11.82	11.82	11.82	11.81
March 31, 2018	11.72	11.75	11.76	11.76	11.74
The increase in NAV from December 31, 2018 to December 31, 2019 is primarily related to an overall 2.0% increase in the values of our properties during 2019.
The following table provides a breakdown of the major components of our NAV per share as of December 31, 2019:

	December 31, 2019
Component of NAV	Class A	Class M	Class A-I	Class M-I	Class D	Total
Real estate investments(1)	$1,552,723	$689,964	$197,282	$399,430	$87,543	$2,926,942
Debt	(509,806)	(226,536)	(64,774)	(131,145)	(28,743)	(961,004)
Other assets and liabilities, net	32,375	14,386	4,114	8,328	1,825	61,028
Estimated enterprise value premium	None assumed	None assumed	None assumed	None assumed	None assumed	None assumed
NAV	$1,075,292	$477,814	$136,622	$276,613	$60,625	$2,026,966
Number of outstanding shares	88,007,721	39,036,770	11,153,567	22,589,599	4,957,915
NAV per share	$12.22	$12.24	$12.25	$12.25	$12.23
________

(1)	The value of our real estate investments was greater than the historical cost by approximately 9.4% as of December 31, 2019.
The following table provides a breakdown of the major components of our NAV per share as of December 31, 2018:

	December 31, 2018
Component of NAV	Class A	Class M	Class A-I	Class M-I	Class D	Total
Real estate investments(1)	$1,364,829	$765,577	$212,971	$187,080	$120,287	$2,650,744
Debt	(517,004)	(290,004)	(80,674)	(70,867)	(45,565)	(1,004,114)
Other assets and liabilities, net	13,805	7,743	2,154	1,892	1,216	26,810
Estimated enterprise value premium	None assumed	None assumed	None assumed	None assumed	None assumed	None assumed
NAV	$861,630	$483,316	$134,451	$118,105	$75,938	$1,673,440
Number of outstanding shares	71,187,722	39,869,130	11,083,034	9,738,086	6,270,479
NAV per share	$12.10	$12.12	$12.13	$12.13	$12.11
________

(1)	The value of our real estate investments was greater than the historical cost by approximately 10.0% as of December 31, 2018.

The following are key assumptions (shown on a weighted-average basis) that are used in the discounted cash flow models to estimate the value of our real estate investments as of December 31, 2019:

	Apartment	Industrial	Office	Retail	Other (1)	Total Company
Exit capitalization rate	5.21%	5.53%	5.56%	5.56%	6.25%	5.45%
Discount rate/internal rate of return (IRR)	6.46	6.14	6.31	6.30	7.89	6.33
Annual market rent growth rate	3.10	3.02	2.93	3.02	3.30	3.03
Holding period (years)	10.00	10.00	10.00	10.00	21.95	10.16
________

(1)
Other includes two standalone parking garages. South Beach Parking Garage is subject to a ground lease and the appraisal incorporates discounted cash flows over the remaining term and therefore does not utilize an exit capitalization rate.

The following are key assumptions (shown on a weighted-average basis) that are used in the discounted cash flow models to estimate the value of our real estate investments as of December 31, 2018:

	Apartment	Industrial	Office	Retail	Other (1)	Total Company
Exit capitalization rate	5.34%	5.66%	5.76%	5.61%	6.25%	5.60%
Discount rate/internal rate of return (IRR)	6.53	6.24	6.36	6.30	7.89	6.38
Annual market rent growth rate	3.01	3.01	2.94	3.05	3.30	3.02
Holding period (years)	10.00	10.00	10.00	10.00	22.39	10.18
________

(1)
Other includes two standalone parking garages. South Beach Parking Garage is subject to a ground lease and the appraisal incorporates discounted cash flows over the remaining term and therefore does not utilize an exit capitalization rate.

While we believe our assumptions are reasonable, a change in these assumptions would impact the calculation of the value of our real estate investments. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our real estate investment value:

Input		December 31, 2019	December 31, 2018
Discount Rate - weighted average	0.25% increase	(2.0)%	(1.9)%
Exit Capitalization Rate - weighted average	0.25% increase	(2.8)	(2.7)
Annual market rent growth rate - weighted average	0.25% decrease	(1.5)	(1.4)
Limitations and Risks
As with any valuation methodology, our methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Our valuation methodology may not result in the determination of the fair value of our net assets as our mortgage notes and other debt payable are valued at cost. Different parties with different assumptions and estimates could derive a different NAV per share. Accordingly, with respect to our NAV per share, we can provide no assurance that:

•	a stockholder would be able to realize this NAV per share upon attempting to resell his or her shares;

•
we would be able to achieve for our stockholders the NAV per share upon a listing of our shares of common stock on a national securities exchange, selling our real estate portfolio, or merging with another company; or

•	the NAV per share, or the methodologies relied upon to estimate the NAV per share, will be found by any regulatory authority to comply with any regulatory requirements.
Furthermore, the NAV per share was calculated as of a particular point in time. The NAV per share will fluctuate over time in response to, among other things, changes in real estate market fundamentals, capital markets activities and attributes specific to the properties and leases within our portfolio.

REGISTERED SALES OF EQUITY SECURITIES

On July 6, 2018, our Second Extended Public Offering was declared effective by the SEC (Commission File No. 333-222533), registering up to $3,000,000 in any combination of shares of our Class A, Class M, Class A-I and Class M-I common stock, consisting of up to $2,700,000 of shares offered in our primary offering and up to $300,000 in shares offered pursuant to our distribution reinvestment plan. We reserve the right to terminate the Second Extended Public Offering at any time and to extend the Second Extended Public Offering term to the extent permissible under applicable law. From July 6, 2018 through December 31, 2019, we had raised gross proceeds from the sale of shares of Class A, Class M, Class A-I and Class M-I common stock in the Second Extended Public Offering of $235,114, $58,729, $2,858 and $174,465, respectively.
We intend to use the net proceeds from our offerings, which are not used to pay the fees and other expenses attributable to our operations, to (1) grow and further diversify our portfolio by making investments in accordance with our investment strategy and guidelines, (2) reduce borrowings and repay indebtedness incurred under various financing instruments and (3) fund repurchases under our share repurchase plan.
The per share purchase price for shares sold in our offerings varies from day-to-day and, on each day, equaled our NAV per share for each class of common stock, plus, for Class A and Class A-I shares, applicable selling commissions. The Dealer Manager, continues to serve as the dealer manager for the Second Extended Public Offering.
From July 6, 2018 through December 31, 2019, we recognized selling commissions, dealer manager fees and organization and other offering costs in our Second Extended Public Offering in the amounts set forth below:

Selling commissions and dealer manager fees	$4,559
Other organization and offering costs	8,934
Total expenses	13,493
Total public offering proceeds (excluding DRIP proceeds)	471,166
Percentage of public offering proceeds used to pay for other organization and offering costs	1.90%
From July 6, 2018 through December 31, 2019, the net offering proceeds to us from the sale of Class A, Class M, Class A-I and Class M-I shares in the Second Extended Public Offering, after deducting the total expenses incurred as described above, were approximately $226,639, $57,445, $2,771 and $171,159, respectively. As of December 31, 2019, net proceeds from our Second Extended Public Offering have been allocated to purchase interests in real estate of $429,064 and to reduce borrowings by $15,457.
For the year ended December 31, 2019, we have raised $50,309 from the sale of shares pursuant to our distribution reinvestment plan, including $30,391 from the sale of 2,499,634 Class A shares, $11,388 from the sale of 934,347 Class M shares, $3,577 from the sale of 293,449 Class A-I shares, $4,952 from the sale of 406,114 Class M-I shares.
As of December 31, 2019, 88,007,721 shares of Class A common stock, 39,036,770 shares of Class M common stock, 11,153,567 shares of Class A-I common stock, 22,589,599 shares of Class M-I common stock, and 4,957,915 shares of Class D common stock were outstanding and held by a total of 17,246 stockholders.
UNREGISTERED SALES OF EQUITY SECURITIES
On March 3, 2015, we commenced the Follow-on Private Offering of up to $350,000 in shares of our Class D common stock with indefinite duration. As of December 31, 2019, we have raised aggregate gross proceeds from the sale of 6,156,350 Class D shares in our Follow-on Private Offering of $68,591. The shares of common stock issued in the Private Offering were issued in transactions exempt from registration under the Securities Act pursuant to Rule 506 of Regulation D promulgated under the Securities Act because the purchasers are accredited investors within the meaning of Regulation D under the Securities Act. The Dealer Manager also serves as the dealer manager for the Follow-on Private Offering. No commissions were paid with respect to the placement of shares in connection with the Follow-on Private Offering.

ISSUER PURCHASES OF EQUITY SECURITIES

Share Repurchase Plan
We adopted a share repurchase plan whereby on a daily basis stockholders may request we repurchase all or a portion of their shares of common stock at that day's NAV per share. The share repurchase plan is subject to a one-year holding period, with certain exceptions, and limited to 5% of NAV per quarter. To date, we have neither deferred nor rejected any request for repurchase under our share repurchase plan. All redemptions were paid out from offering proceeds. We have made repurchases according to our share repurchase plan as following:

Year ending December 31,	Shares of Class A Common Stock	Shares of Class M Common Stock	Shares of Class A-I Common Stock	Shares of Class M-I Common Stock	Shares of Class D Common Stock	Total Dollar of Repurchases
2017	3,785,034	2,316,084	2,391,087	684,725	431,779	110,288
2018	2,579,302	2,133,312	184,730	513,111	1,261,235	79,177
2019	3,271,008	4,889,772	453,781	73,227	1,312,564	121,822
During the quarter ended December 31, 2019, we fulfilled redemption requests and repurchased shares of our common stock pursuant to our share repurchase plan as follows:

Period	Total Number of Shares Redeemed	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares that May Yet Be Purchased Pursuant to the Plan (1)
October 1-October 31, 2019	515,438	$12.14	515,438	—
November 1-November 30, 2019	331,359	12.19	331,359	—
December 1-December 31, 2019	3,034,363	12.30	3,034,363	—
________

(1)	Redemptions are limited as described above.
DIVIDEND POLICY
To comply with current tax laws necessary to qualify as a REIT, we expect to distribute at least 90% of our taxable income to our stockholders. Accordingly, we currently intend to make distributions to our stockholders in amounts sufficient to maintain our qualification as a REIT. Before payment of any distribution, we must have cash available after payment of both operating requirements and scheduled debt service on mortgages and loans payable. The declaration of distributions is at the discretion of our board of directors, which decision is made from time to time based on then prevailing circumstances.
Our board of directors and the Advisor will periodically review the dividend policy to determine the appropriateness of our distribution rate relative to our current and forecasted cash flows.

Distributions
The distributions declared per share for each of our classes of common stock for the years ended December 31, 2019, 2018 and 2017 were as follows:

	Distributions	Distributions Paid (1)
Record Date	Declared	Class A	Class M	Class A-I	Class M-I	Class D
3/28/2019	$0.13500	$0.11216	$0.12662	$0.12653	$0.13500	$0.13500
6/27/2019	0.13500	0.11214	0.12643	0.12653	0.13500	0.13500
9/27/2019 (2)	0.17500	0.15184	0.16642	0.16660	0.17500	0.17500
12/30/2019	0.13500	0.11189	0.12600	0.12674	0.13500	0.13500
Total	$0.58000	$0.48803	$0.54547	$0.54640	$0.58000	$0.58000

	Distributions	Distributions Paid (1)
Record Date	Declared	Class A	Class M	Class A-I	Class M-I	Class D
3/28/2018	$0.13000	$0.10170	$0.12175	$0.12168	$0.12867	$0.13000
6/28/2018	0.13000	0.10687	0.12159	0.12163	0.13000	0.13000
9/27/2018	0.13000	0.10673	0.12149	0.12155	0.13000	0.13000
12/28/2018	0.13000	0.10652	0.12141	0.12145	0.13000	0.13000
Total	$0.52000	$0.42182	$0.48624	$0.48631	$0.51867	$0.52000

	Distributions	Distributions Paid (1)
Record Date	Declared	Class A	Class M	Class A-I	Class M-I	Class D
3/30/2017	$0.12500	$0.09699	$0.11684	$0.11686	$0.12366	$0.12500
6/29/2017	0.12500	0.09660	0.11677	0.11607	0.12365	0.12500
9/28/2017	0.12500	0.09623	0.11663	0.11649	0.12361	0.12500
12/28/2017	0.12500	0.09615	0.11655	0.11643	0.12364	0.12500
Total	$0.50000	$0.38597	$0.46679	$0.46585	$0.49456	$0.50000
________

(1)	Distributions paid are net of dealer manager fees applicable to each share class.

(2)	Includes a special dividend of $.04 per share.

On March 3, 2020, our board of directors declared a quarterly dividend of $0.135 per share for the first quarter of 2020. The distribution will be paid on or around March 30, 2020 to stockholders of record as of March 25, 2020. Stockholders will receive $0.135 per share less applicable class-specific fees. There is no guarantee that we will continue to pay distributions at this rate in the future, or at all.

Year	Distributions Declared Per Share	Total Distributions Declared	Annualized Rate of Return (1)
2017	$0.50	$57,494	4.28%
2018	0.52	61,969	4.25
2019	0.58	80,159	4.69
________

(1)	Annualized rate of return calculated using the weighted average NAV of our common stock as of December 31, 2019.

The following table summarizes our distributions paid over the last three fiscal years:

	For the Year Ended December 31,
	2019	2018	2017
Distributions:
Paid in cash	$25,802	$20,630	$19,002
Reinvested in shares	50,308	39,733	38,814
Total distributions	76,110	60,363	57,816
Source of distributions:
Cash flow from operating activities	62,702	59,393	57,816
Cash flow from investing activities	13,408	970	—
Total sources of distributions	$76,110	$60,363	$57,816

The following table summarizes our distributions paid for each quarter of the last fiscal year:

	For the three months ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Paid in cash	$8,618	$6,091	$5,363	$5,730
Reinvested in shares	16,734	11,825	11,266	10,483
Total distributions	$25,352	$17,916	$16,629	$16,213

Net cash provided by operating activities	$12,477	$22,563	$15,813	$11,849
Funds from operations (1)	20,269	15,950	13,311	15,152
Total net (loss) income attributable to Jones Lang LaSalle Income Property Trust, Inc.	1,042	(4,882)	(2,963)	106,736
________

(1)	See Item 6 below for a reconciliation of net income to funds from operations.

Distribution Reinvestment Plan
Our distribution reinvestment plan allows stockholders to elect to have their cash distributions reinvested in additional shares of our common stock at the NAV per share on the distribution date. For the year ended December 31, 2017, we issued 3,401,011 shares of common stock for $38,814 under the distribution reinvestment plan. For the year ended December 31, 2018, we issued 3,363,570 shares of common stock for $39,733 under the distribution reinvestment plan. For the year ended December 31, 2019, we issued 4,133,544 shares of common stock for $50,309 under the distribution reinvestment plan.

Tax Treatment of Distributions
For the year ended December 31, 2019, we paid distributions to stockholders of $76,110. For income tax purposes, 100% of the distributions paid in 2019, will be characterized as long-term capital gain. The distribution declared on November 7, 2019, paid on February 1, 2020, will be a 2020 tax event and is not reflected in the 2019 tax allocation.
The table below summarizes the income tax treatment of distributions paid to Class A stockholders during the year ended December 31, 2019:

Record Date	Payment Date	Net Distribution per share (1)	Ordinary Income		Capital Gain Income (2)		Return of Capital		Unrecaptured Section 1250 Gains
12/28/2018	2/1/2019	$0.10652	$—	—%	$0.10652	100%	$—	—%	$0.03711
3/28/2019	5/1/2019	0.11216	—	—	0.11216	100	—	—	0.03908
6/27/2019	8/1/2019	0.11214	—	—	0.11214	100	—	—	0.03907
9/27/2019	11/1/2019	0.15184	—	—	0.15184	100	—	—	0.05290
Total		$0.48266	$—	—%	$0.48266	100%	$—	—%	$0.16816
________

(1)	Distributions per share are net of dealer manager fees of 0.85%.

(2)	Distributions of Capital Gain Income include 34.84% of Unrecaptured Section 1250 Gain.
The table below summarizes the income tax treatment of distributions paid to Class M stockholders during the year ended December 31, 2019:

Record Date	Payment Date	Net Distribution per share (1)	Ordinary Income		Capital Gain Income (2)		Return of Capital		Unrecaptured Section 1250 Gains
12/28/2018	2/1/2019	$0.12141	$—	—%	$0.12141	100%	$—	—%	$0.04230
3/28/2019	5/1/2019	0.12662	—	—	0.12662	100	—	—	0.04411
6/27/2019	8/1/2019	0.12643	—	—	0.12643	100	—	—	0.04405
9/27/2019	11/1/2019	0.16642	—	—	0.16642	100	—	—	0.05798
Total		$0.54088	$—	—%	$0.54088	100%	$—	—%	$0.18844
________

(1)	Distributions per share are net of dealer manager fees of 0.30% of NAV.

(2)	Distributions of Capital Gain Income include 34.84% of Unrecaptured Section 1250 Gain.
The table below summarizes the income tax treatment of distributions paid to Class A-I stockholders during the year ended December 31, 2019:

Record Date	Payment Date	Net Distribution per share (1)	Ordinary Income		Capital Gain Income (2)		Return of Capital		Unrecaptured Section 1250 Gains
12/28/2018	2/1/2019	$0.12145	$—	—%	$0.12145	100%	$—	—%	$0.04231
3/28/2019	5/1/2019	0.12653	—	—	0.12653	100	—	—	0.04408
6/27/2019	8/1/2019	0.12653	—	—	0.12653	100	—	—	0.04408
9/27/2019	11/1/2019	0.16660	—	—	0.16660	100	—	—	0.05804
Total		$0.54111	$—	—%	$0.54111	100%	$—	—%	$0.18851
________

(1)	Distributions per share are net of dealer manager fees of 0.30% of NAV.

(2)	Distributions of Capital Gain Income include 34.84% of Unrecaptured Section 1250 Gain.

The table below summarizes the income tax treatment of distributions paid to Class M-I stockholders during the year ended December 31, 2019:

Record Date	Payment Date	Net Distribution per share	Ordinary Income		Capital Gain Income (1)		Return of Capital		Unrecaptured Section 1250 Gains
12/28/2018	2/1/2019	$0.13000	$—	—%	$0.13000	100%	$—	—%	$0.04529
3/28/2019	5/1/2019	0.13500	—	—	0.13500	100	—	—	0.04703
6/27/2019	8/1/2019	0.13500	—	—	0.13500	100	—	—	0.04703
9/27/2019	11/1/2019	0.17500	—	—	0.17500	100	—	—	0.06097
Total		$0.57500	$—	—%	$0.57500	100%	$—	—%	$0.20032
________

(1)	Distributions of Capital Gain Income include 34.84% of Unrecaptured Section 1250 Gain.
The table below summarizes the income tax treatment of distributions paid to Class D stockholders during the year ended December 31, 2019:

Record Date	Payment Date	Net Distribution per share	Ordinary Income		Capital Gain Income (1)		Return of Capital		Unrecaptured Section 1250 Gains
12/28/2018	2/1/2019	$0.13000	$—	—%	$0.13000	100%	$—	—%	$0.04529
3/28/2019	5/1/2019	0.13500	—	—	0.13500	100	—	—	0.04703
6/27/2019	8/1/2019	0.13500	—	—	0.13500	100	—	—	0.04703
9/27/2019	11/1/2019	0.17500	—	—	0.17500	100	—	—	0.06097
Total		$0.57500	$—	—%	$0.57500	100%	$—	—%	$0.20032
________

(1)	Distributions of Capital Gain Income include 34.84% of Unrecaptured Section 1250 Gain.

Performance Graph (Dollars in whole dollars)
The following graph is a comparison of the cumulative return of our shares of Class M-I common stock (post leverage and fees), the Standard and Poor’s 500 Index (“S&P 500”) and the National Counsel of Real Estate Investment Fiduciaries Fund Index-Open-End Diversified Core Equity (“ODCE”). The graph assumes that $100 was invested on January 1, 2015 in each of shares of Class M-I common stock, the S&P 500 Index and the ODCE, assuming that all dividends were reinvested without the payment of any commissions. We currently have Class A, Class M, Class A-I, Class M-I and Class D common stock outstanding. There can be no assurance that the performance of our shares will continue in line with the same or similar trends depicted in the graph below.

*The ODCE is a capitalization-weighted, time weighted index of open-end core real estate funds reported net of fees. The term core typically reflects lower risk investment strategies, utilizing low leverage and generally represented by equity ownership positions in stable U.S. operating properties. Funds are weighted by capitalization, so larger funds have a greater impact on index returns. While funds used in this benchmark typically target institutional investors and have characteristics that differ from the Company (including differing fees), we feel that the ODCE is an appropriate and accepted index for the purpose of evaluating returns on investments in direct real estate funds. Investors cannot invest in this index. The Company has the ability to utilize higher leverage than is allowed for the funds in this index, which could increase the Company’s volatility relative to the index.

Item 6.	Selected Financial Data.
The following table sets forth our selected financial and operating data on a historical basis. The following data should be read in conjunction with our consolidated financial statements and the accompanying notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Form 10-K.

	Year ended December 31,
	2019	2018	2017	2016	2015
Operating Data:
Total revenues	$174,279	$170,512	$164,734	$131,859	$93,230
Net income	100,002	25,604	22,894	5,540	18,351
Net income attributable to Jones Lang LaSalle Income Property Trust, Inc. per share-basic and diluted:
Class A	$0.66	$0.19	$0.17	$0.05	$0.20
Class M	0.66	0.19	0.16	0.05	0.20
Class A-I	0.66	0.19	0.17	0.05	0.20
Class M-I	0.66	0.18	0.16	0.05	0.18
Class D	0.66	0.18	0.16	0.05	0.17
Weighted average shares outstanding	151,179,459	135,051,377	134,507,458	106,916,148	61,237,711
Cash distributions declared per common share	$0.58	$0.52	$0.50	$0.49	$0.48

Other Data:
Funds from operations attributable to Jones Lang LaSalle Income Property Trust, Inc.(1)	$64,682	$65,202	$69,144	$49,657	$26,226
Funds from operations per share–basic and diluted(1)	$0.43	$0.48	$0.51	$0.46	$0.43

	December 31,
	2019	2018	2017	2016	2015
Balance Sheet Data:
Total assets	$2,531,509	$2,196,594	$2,197,107	$2,074,633	$1,319,778
Total mortgage notes and other debt payable(2)	836,818	818,095	879,022	695,613	485,178
Total equity	1,498,757	1,187,292	1,178,257	1,234,541	745,490
________

(1)
Funds from operations (“FFO”) does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to GAAP net income and is not necessarily indicative of cash available to fund all cash requirements. Please see below for a reconciliation of net income to FFO. Prior year amounts have been recalculated to conform to current year presentation.

(2)	Excludes $52,450 of a mortgage note payable classified as held for sale as of December 31, 2018.
The selected financial data presented above has been impacted by acquisitions and dispositions made during the periods presented as well as by accounting guidance impacting the accounting for discontinued operations, which we adopted on January 1, 2014. These acquisitions, dispositions and new accounting guidance impact the comparability of our results from operations, financial position and cash flows. We are uncertain how the results from operations, financial position and cash flows will be impacted should we make future acquisitions or dispositions.

FUNDS FROM OPERATIONS
Consistent with real estate industry and investment community preferences, we consider FFO as a supplemental measure of the operating performance for a real estate investment trust and a complement to GAAP measures because it facilitates an understanding of the operating performance of our properties. The National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income attributable to the Company (computed in accordance with GAAP), excluding gains or losses from cumulative effects of accounting changes, extraordinary items, impairment write-downs of depreciable real estate and sales of properties, plus real estate related depreciation and amortization and after adjustments for these items related to noncontrolling interests and unconsolidated affiliates.
FFO does not give effect to real estate depreciation and amortization because these amounts are computed to allocate the cost of a property over its useful life. Because values for well-maintained real estate assets have historically increased or decreased based upon prevailing market conditions, we believe that FFO provides stockholders with an additional view of our operating performance. We also use Adjusted FFO ("AFFO") as a supplemental measure of operating performance. We define AFFO as FFO adjusted for straight-line rental income, amortization of above- and below-market leases, amortization of net discount on assumed debt, gains or losses on the extinguishment or modification of debt, performance fees based on the investment returns on shares of our common stock and acquisition related costs.
In order to provide a better understanding of the relationship between FFO, AFFO and GAAP net income, the most directly comparable GAAP financial reporting measure, we have provided reconciliations of GAAP net income attributable to Jones Lang LaSalle Income Property Trust, Inc. to FFO and FFO to AFFO. FFO and AFFO do not represent cash flow from operating activities in accordance with GAAP, should not be considered as an alternative to GAAP net income is not a measure of liquidity or an indicator of the Company's ability to make cash distributions. We believe that to more comprehensively understand its operating performance, FFO and AFFO should be considered along with its reported net income attributable to Jones Lang LaSalle Income Property Trust, Inc. and its cash flows in accordance with GAAP, as presented in our consolidated financial statements. Our presentations of FFO and AFFO are not necessarily comparable to the similarly titled measures of other REITs due to the fact that not all REITs use the same definitions.
The following table presents a reconciliation of net income to NAREIT FFO for the periods presented:

Reconciliation of net income to NAREIT FFO	Year ended December 31,
	2019	2018	2017	2016	2015
Net income attributable to Jones Lang LaSalle Income Property Trust, Inc.	$99,933	$25,567	$22,548	$4,935	$12,045
Real estate depreciation and amortization(1)	75,888	71,525	68,033	47,731	33,007
Gain on disposition of property and unrealized gain on investment in unconsolidated real estate affiliate(1)	(111,139)	(31,890)	(23,079)	(9,885)	(23,754)
Loss on transfer of property	—	—	1,642	—	—
Impairment of depreciable real estate(1)	—	—	—	6,876	4,928
NAREIT FFO attributable to Jones Lang LaSalle Income Property Trust, Inc.	$64,682	$65,202	$69,144	$49,657	$26,226
Weighted average shares outstanding, basic and diluted	151,179,459	135,051,377	134,507,458	106,916,148	61,237,711
NAREIT FFO per share, basic and diluted	$0.43	$0.48	$0.51	$0.46	$0.43
________

(1)	Includes amounts attributable to our ownership share of both consolidated properties and unconsolidated real estate affiliates for all periods.

The following table presents a reconciliation of NAREIT FFO to AFFO for the periods presented:

Reconciliation of NAREIT FFO to AFFO	Year ended December 31,
	2019	2018	2017	2016	2015
NAREIT FFO attributable to Jones Lang LaSalle Income Property Trust, Inc.	$64,682	$65,202	$69,144	$49,657	$26,226
Straight-line rental income(1)	(3,371)	(2,548)	(3,665)	(6,227)	(1,588)
Amortization of above- and below-market leases(1)	(2,886)	(3,360)	(3,494)	(3,058)	(1,584)
Amortization of net premium/(discount) on assumed debt(1)	91	(102)	(183)	(259)	(319)
Loss (gain) on derivative instruments and extinguishment or modification of debt(1)	6,298	(613)	(1,703)	(1,779)	1,183
Adjustment for investment accounted for under the fair value option(2)	712	3,593	2,211	3,077	305
Performance fees	—	1,075	1,269	—	2,280
Acquisition expenses(1)	—	—	—	3,918	2,868
AFFO attributable to Jones Lang LaSalle Income Property Trust, Inc.	$65,526	$63,247	$63,579	$45,329	$29,371
Weighted average shares outstanding, basic and diluted	151,179,459	135,051,377	134,507,458	106,916,148	61,237,711
AFFO per share, basic and diluted	$0.43	$0.47	$0.47	$0.42	$0.48
________

(1)	Includes amounts attributable to our ownership share of both consolidated properties and unconsolidated real estate affiliates for all periods.

(2)	Represents the normal and recurring AFFO reconciling adjustments for the NYC Retail Portfolio.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.
Management Overview
The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help the reader understand our results of operations and financial condition. This MD&A is provided as a supplement to, and should be read in conjunction with, our consolidated financial statements and the accompanying notes to the consolidated financial statements appearing elsewhere in this Form 10-K. All references to numbered Notes are to specific notes to our Consolidated Financial Statements beginning on page F-1 of this Form 10-K, and the descriptions referred to are incorporated into the applicable portion of this section by reference. References to “base rent” in this Form 10-K refer to cash payments made under the relevant lease(s), excluding real estate taxes and certain property operating expenses that are paid by us and are recoverable under the relevant lease(s) and exclude adjustments for straight-line rent revenue and above- and below-market lease amortization.
The discussions surrounding our Consolidated Properties refer to our wholly or majority owned and controlled properties, which as of December 31, 2019 were comprised of:

Apartments

•	The Edge at Lafayette,

•	Townlake of Coppell,

•	AQ Rittenhouse,

•	Lane Parke Apartments,

•	Dylan Point Loma,

•	The Penfield,

•	180 North Jefferson,

•	Jory Trail at the Grove (acquired in 2017),

•	The Reserve at Johns Creek Walk (acquired in 2017),

•	Villas at Legacy (acquired in 2018),

•	Stonemeadow Farms (acquired in 2019),

•	Summit at San Marcos (acquired in 2019), and

•	Presley Uptown (acquired in 2019).
Industrial

•	Kendall Distribution Center,

•	Norfleet Distribution Center,

•	Suwanee Distribution Center,

•	South Seattle Distribution Center,

•	Grand Prairie Distribution Center,

•	Charlotte Distribution Center,

•	DFW Distribution Center,

•	O'Hare Industrial Portfolio,

•	Tampa Distribution Center,

•	Aurora Distribution Center,

•	Valencia Industrial Portfolio,

•	Pinole Point Distribution Center,

•	Mason Mill Distribution Center (acquired in 2017),

•	Fremont Distribution Center (acquired in 2019),

•	3324 Trinity Boulevard (acquired in 2019),

•	Taunton Distribution Center (acquired in 2019), and

•	Chandler Distribution Center (acquired in 2019).

Office

•	Monument IV at Worldgate,

•	140 Park Avenue,

•	San Juan Medical Center, and

•	Genesee Plaza (acquired in 2019).

Retail

•	The District at Howell Mill,

•	Grand Lakes Marketplace,

•	Oak Grove Plaza,

•	Rancho Temecula Town Center,

•	Skokie Commons,

•	Whitestone Market,

•	Maui Mall,

•	Silverstone Marketplace,

•	Kierland Village Center,

•	Timberland Town Center, and

•	Montecito Marketplace (acquired 2017).

Other

•	South Beach Parking Garage.

Sold Properties

•	14600 Sherman Way, (sold in 2017, excluded from December 31, 2017 Consolidated Properties),

•	14624 Sherman Way (sold in 2017, excluded from December 31, 2017 Consolidated Properties),

•	Railway Street Corporate Centre (sold in 2017, excluded from December 31, 2017 Consolidated Properties),

•	Joliet Distribution Center (sold in 2017, excluded from December 31, 2017 Consolidated Properties),

•	Station Nine Apartments (sold in 2018, excluded from December 31, 2018 Consolidated Properties), and

•	111 Sutter Street (sold in 2019, excluded from December 31, 2019 Consolidated Properties).

Discussions surrounding our Unconsolidated Properties refer to properties owned through joint venture arrangements or condominium interests, which were comprised of:

December 31, 2019	December 31, 2018	December 31, 2017
Pioneer Tower	Pioneer Tower	Pioneer Tower
NYC Retail Portfolio (1)	NYC Retail Portfolio (1)	NYC Retail Portfolio (1)
Chicago Parking Garage	Chicago Parking Garage	Chicago Parking Garage
The Tremont (2)	The Tremont (2)
The Huntington (2)	The Huntington (2)
________

(1)	We have elected the Fair Value Option to account for this investment.
(2) Investment was acquired on July 19, 2018.
Our primary business is the ownership and management of a diversified portfolio of apartment, industrial, office, retail and other properties primarily located in the United States. It is expected that over time our real estate portfolio will be further diversified on a global basis and will be complemented by investments in real estate-related assets.

We are managed by our Advisor, LaSalle Investment Management, Inc., a subsidiary of our Sponsor, Jones Lang LaSalle Incorporated (NYSE: JLL), a New York Stock Exchange-listed leading professional services firm that specializes in real estate and investment management. We hire property management and leasing companies to provide the on-site, day-to-day management and leasing services for our properties. When selecting a property management or leasing company for one of our properties, we look for service providers that have a strong local market or industry presence, create portfolio efficiencies, have the ability to develop new business for us and will provide a strong internal control environment that will comply with our Sarbanes-Oxley Act of 2002 internal control requirements. We currently use a mix of property management and leasing service providers that include large national real estate service firms, including an affiliate of our Advisor and smaller local firms.
We seek to minimize risk and maintain stability of income and principal value through broad diversification across property sectors and geographic markets and by balancing tenant lease expirations and debt maturities across the real estate portfolio. Our diversification goals also take into account investing in sectors or regions we believe will create returns consistent with our investment objectives. Under normal conditions, we intend to pursue investments principally in well-located, well-leased properties within the apartment, industrial, office, retail and other sectors. We expect to actively manage the mix of properties and markets over time in response to changing operating fundamentals within each property sector and to changing economies and real estate markets in the geographic areas considered for investment. When consistent with our investment objectives, we also seek to maximize the tax efficiency of our investments through like-kind exchanges and other tax planning strategies.

The following charts summarize our portfolio diversification by property sector and geographic region based upon the fair value of our properties. These tables provide examples of how our Advisor evaluates our real estate portfolio when making investment decisions.
Estimated Percent of Fair Value as of December 31, 2019

Future Lease Expirations
The future lease expiration table represents the lease expirations by both total square feet and annualized minimum base rents for current tenants of our Consolidated Properties (excluding our apartment properties).

Year	Total Occupied Square Footage	Annualized Minimum Base Rents (1)	Percent of Annualized Minimum Base Rents
2020 (2)	597,000	$6,805	7%
2021	395,000	5,038	5
2022	718,000	7,824	9
2023	1,520,000	11,845	13
2024	968,000	9,018	10
2025	1,009,000	10,967	12
2026	1,511,000	8,196	9
2027	776,000	12,823	14
2028	687,000	4,485	5
2029 and thereafter	695,000	14,686	16
________

(1)	Amount calculated as annualized in-place minimum base rent excluding any above- and below-market lease amortization, straight line rents, tenant recoveries and percentage rent revenues.

(2)
Does not include 3,382 short-term leases totaling approximately 2,937,000 square feet and approximately $64,213 in annualized minimum base rent associated with the 13 apartment properties as of December 31, 2019.

Ten-Year Debt Repayment
The ten-year debt repayment table represents debt principal repayments and maturities and the weighted average interest rate of those repayments and maturities for our Consolidated Properties and our line of credit.

Year	Principal Repayments and Maturities	Percent of Total Outstanding Debt	Weighted Average Interest Rate
2020	$53,137	6%	3.22%
2021	29,626	4	3.92
2022	8,082	1	3.42
2023	230,166	27	4.10
2024	41,393	5	3.77
2025	191,985	23	3.65
2026	138,419	16	5.12
2027	26,772	3	3.42
2028	2,584	—	3.48
2029 and thereafter	120,971	14	3.40
Use of Estimates
The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. For example, significant estimates and assumptions have been made with respect to the useful lives of assets, recoverable amounts of receivables, initial valuations and related amortization periods of deferred costs and intangibles, particularly with respect to property acquisitions. Actual results could differ from those estimates.

Critical Accounting Policies
This MD&A is based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Management bases its estimates on historical experience and assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Our critical accounting policies are those applicable to the following which can be found in greater detail within Note 2 Summary of Significant Accounting Policies.
Initial Valuations and Estimated Useful Lives or Amortization Periods for Real Estate Investments and Intangibles
These estimates are particularly important as they are used for the allocation of purchase price between building, land and other identifiable intangibles, including above, below and at-market leases. As a result, the impact of these estimates on our operations could be substantial. Significant differences in annual depreciation or amortization expense may result from the differing useful life or amortization periods related to such purchased assets and liabilities.
Impairment of Long-Lived Assets
Our estimate of the expected future cash flows used in testing for impairment is highly subjective and based on, among other things, our estimates regarding future market conditions, rental rates, occupancy levels, costs of tenant improvements, leasing commissions and other tenant concessions, assumptions regarding the residual value of our properties at the end of our anticipated holding period, discount rates and the length of our anticipated holding period. These assumptions could differ materially from actual results. If our strategy changes or if market conditions otherwise dictate a reduction in the holding period and an earlier sale date, an impairment loss could be recognized and such loss could be material. No such strategy changes or market conditions have been identified as of December 31, 2019.
Recent Events and Outlook
General Company and Market Commentary
On July 6, 2018, the SEC declared our Second Extended Public Offering effective registering up to $3,000,000 in any combination of shares of our Class A, Class M, Class A-I and Class M-I common stock, consisting of up to $2,700,000 of shares offered in our primary offering and up to $300,000 in shares offered pursuant to our distribution reinvestment plan. We intend to offer shares of our common stock on a continuous basis for an indefinite period of time by filing a new registration statement before the end of each offering period, subject to regulatory approval. The per share purchase price varies from day-to-day and, on each day, equals our NAV per share for each class of common stock, plus, for Class A and Class A-I shares, applicable selling commissions. The Dealer Manager has agreed to distribute shares of our common stock in our Second Extended Public Offering. We intend to primarily use the net proceeds from the offering, after we pay the fees and expenses attributable to the offerings and our operations, to (1) grow and further diversify our portfolio by making investments in accordance with our investment strategy and policies, (2) reduce borrowings and repay indebtedness incurred under various financing instruments and (3) fund repurchases of our shares under our share repurchase plan.
On March 3, 2015, we commenced a private offering of up to $350,000 in shares of our Class D common stock with an indefinite duration. Proceeds from our private offerings will be used for the same corporate purposes as the proceeds of the First Extended Public Offering.
On October 16, 2019, through our operating partnership, we initiated the DST Program to raise up to $500,000, which our board of directors may increase in its sole discretion, in private placements exempt from registration under the Securities Act through the sale of beneficial interests to accredited investors in specific Delaware statutory trusts holding DST Properties, which may be sourced from our real properties or from third parties.
Over the past six years we have acquired 78 properties (all of these consistent with our investment strategy), sold 35 non-strategic properties, reduced our Company leverage ratio, decreased our average interest rate on debt, and increased cash reserves and Company-wide liquidity, while also providing increasing cash flow to our stockholders through our regular quarterly dividend payments.

Capital Raised and Use of Proceeds
As of December 31, 2019, we have raised gross proceeds of approximately $2,110,000 from our offerings and private share sales since 2012. We used these proceeds along with proceeds from borrowings to acquire approximately $2,533,000 of real estate investments, deleverage the Company by repaying mortgage loans of approximately $498,000 and repurchase shares of our common stock of approximately $513,000.
We have executed on a number of our key strategic initiatives during 2019, including:
Property Acquisitions

•	acquired Fremont Distribution Center for $47,000,

•	acquired Stonemeadow Farms for $81,800,

•	acquired 3324 Trinity Boulevard for $16,150,

•	acquired Genesee Plaza for $89,500,

•	acquired Summit at San Marcos for $71,750,

•	acquired Taunton Distribution Center for $25,700,

•	acquired Presley Uptown for $55,250, and

•	acquired Chandler Distribution Center for $31,000.
Property Dispositions

•	disposed of 111 Sutter Street for approximately $227,000.
Financings

•	repaid mortgage note payable on 111 Sutter Street of approximately $52,300,

•	repaid mortgage note payable on Grand Prairie Distribution Center of $8,600,

•	repaid mortgage note payable on The Reserve at Johns Creek of approximately $23,100,

•	entered into a $45,000 mortgage note payable on Stonemeadow Farms, and

•	entered into a $26,000 mortgage note payable on The Reserve at Johns Creek.
Leasing and Occupancy
We ended 2019 with portfolio occupancy at 96%. During the year we signed new or renewal leases encompassing almost 1,479,000 square feet of industrial, office and retail property space. Additionally, we had 62% of our expiring apartment leases renew. Our portfolio-wide occupancy increased from 93% at the end of 2018.
During 2019, we raised approximately $460,000 of new capital and acquired over $418,000 of real estate investments. These properties are in keeping with the investment strategy we began over seven years ago and provide solid cash flow and good dividend coverage. We will continue to acquire these types of properties in 2020 and beyond.
The 2019 property sales, new acquisitions and leasing activity are in line with our long-term strategic objectives of generating attractive income, preserving stockholder capital and realizing moderate appreciation of our NAV over time. Our gross dividends paid in 2019 was $0.58 per share.
Investment Objectives and Strategy
Our primary investment objectives are:

•	to generate an attractive level of current income for distribution to our stockholders;

•	to preserve and protect our stockholders' capital investments;

•	to achieve appreciation of our NAV over time; and

•	to enable stockholders to utilize real estate as an asset class in diversified, long-term investment portfolios.

The cornerstone of our investment strategy is to acquire and manage income-producing commercial real estate properties and real estate-related assets. We believe this strategy enables us to provide our stockholders with a portfolio that is well-diversified across property type, geographic region and industry, both in the United States and, over time, internationally. It is our belief that adding international investments to our portfolio over time will serve as an effective tool to construct a well-diversified portfolio designed to provide our stockholders with stable distributions and attractive long-term risk-adjusted returns.
We believe that our broadly diversified portfolio benefits our stockholders by providing:

•	diversification of sources of income;

•	access to attractive real estate opportunities currently in the United States and, over time, around the world; and

•	exposure to a return profile that should have lower correlations with other investments.
Since real estate markets are often cyclical in nature, our strategy allows us to more effectively deploy capital into property types and geographic regions where the underlying investment fundamentals are relatively strong or strengthening and away from those property types and geographic regions where such fundamentals are relatively weak or weakening. We intend to meet our investment objectives by selecting investments across multiple property types and geographic regions to achieve portfolio stability, diversification, current income and favorable risk-adjusted returns. To a lesser degree, we also intend to invest in debt and equity interests backed principally by real estate, which we refer to collectively as “real estate-related assets.”
Our board of directors has adopted investment guidelines for our Advisor to implement and actively monitor in order to allow us to achieve and maintain diversification in our overall investment portfolio. Our board of directors formally reviews our investment guidelines on an annual basis and our investment portfolio on a quarterly basis or, in each case, more often as they deem appropriate. Our board of directors reviews the investment guidelines to ensure that the guidelines are being followed and are in the best interests of our stockholders.
We seek to invest:

•	up to 95% of our assets in properties;

•	up to 25% of our assets in real estate-related assets; and

•	up to 15% of our assets in cash, cash equivalents and other short-term investments.
Notwithstanding the above, the actual percentage of our portfolio that is invested in each investment type may from time to time be outside these target levels due to numerous factors including, but not limited to, large inflows of capital over a short period of time, lack of attractive investment opportunities or increases in anticipated cash requirements for repurchase requests.
We expect to maintain a targeted Company leverage ratio (calculated as our share of total liabilities divided by our share of the fair value of total assets) of between 30% and 50%. We intend to use low leverage, or in some cases possibly no leverage, to finance new acquisitions in order to maintain our targeted Company leverage ratio. Our Company leverage ratio was 33% as of December 31, 2019.
Net Asset Value
The NAV per share for our five classes of common stock was between $12.22 and $12.25 as of December 31, 2019. The increase of approximately $0.10 per share in NAV from September 30, 2019 is primarily related to an increase in the values of our properties and the accrual of property income. Additionally, we paid a distribution of $0.135 per share during the quarter ended December 31, 2019, less share class specific fees. For the year ended 2019, our Class A, Class M, Class A-I, and Class M-I common stock had total net returns of 5.11%, 5.59%, 5.60% and 5.89%, respectively, including cash distributions of $0.58 per share, less share class specific fees.

The following table reconciles stockholders' equity per our Consolidated Balance Sheet to our NAV:

December 31, 2019
Stockholders' equity under GAAP	$1,492,736
Adjustments:
Accrued dealer manager fees (1)	90,965
Organization and offering costs (2)	438
Unrealized real estate appreciation (3)	164,820
Accumulated depreciation, amortization and other (4)	278,007
NAV	$2,026,966
________

(1)
Accrued dealer manager fees represents the accrual for future dealer manager fees for Class A, Class M and Class A-I shares. We accrue all future dealer manager fees up to the ten percent regulatory limit on the date of sale of our common stock as an offering cost.  For NAV calculation purposes, dealer manger fees are accrued daily, on a continuous basis equal to 1/365th of the stated fee.

(2)
The Advisor agreed to advance organization and offering costs on our behalf through July 6, 2018. Such costs will be reimbursed to the Advisor ratably over 36 months through July 5, 2021. Under GAAP, organization costs are expensed as incurred and offering costs are charged to equity as such amounts are incurred. For NAV, such costs will be recognized as a reduction to NAV ratably over 36 months.

(3)
Our investments in real estate are presented under historical cost in our GAAP Consolidated Financial Statements. As such, any increases in the fair market value of our investments in real estate are not included in our GAAP results. For purposes of determining our NAV, our investments in real estate are recorded at fair value.

(4)
We depreciate our investments in real estate and amortize certain other assets and liabilities in accordance with GAAP. Such depreciation and amortization is not recorded for purposes of determining our NAV. Additionally, we make other fair value adjustments to our NAV to account for differences with historical cost GAAP, an example would be straight-line rent revenue.

2020 Key Initiatives
During 2020, we intend to use capital raised from our public and private offerings and the DST Program to make new acquisitions that will further our investment objectives and are in keeping with our investment strategy. Likely acquisition candidates may include well-located, well-leased industrial properties, medical office properties, grocery-anchored retail properties and apartment properties. We will look to acquire other property types when the opportunities and risk profile match our investment objectives and strategy. We will also attempt to further our geographic diversification. We will use debt financing to take advantage of the current favorable interest rate environment, while looking to keep the Company leverage ratio in the 30% to 50% range in the near term. We also intend to use our revolving line of credit to allow us to efficiently manage our cash flows.

2019 Key Events and Accomplishments
On February 7, 2019, we sold 111 Sutter Street for approximately $227,000 less closing costs and repaid the mortgage note payable of approximately $52,300. We recorded a gain on the sale of the properties in the amount of $107,108. The sale generated a large, long-term taxable gain that impacted the characterization of our dividends paid for 2019.
On February 8, 2019, we repaid the Grand Prairie Distribution Center mortgage note payable of $8,600.
On March 29, 2019, we acquired Fremont Distribution Center, a 237,000 square foot, two-building industrial property located in Fremont, California, for approximately $47,000. The acquisition was funded with cash on hand.
On May 13, 2019, we acquired Stonemeadow Farms, a 280-unit apartment property located in Bothell, Washington, for approximately $81,800. The acquisition was funded with cash on hand.
On May 31, 2019, we acquired 3324 West Trinity Boulevard, a 145,000 square foot industrial distribution center located in Grand Prairie, Texas for approximately $16,150. The acquisition was funded with cash on hand.
On July 2, 2019, we acquired Genesee Plaza, a 161,000 square foot two building medical office campus located in San Diego, California, for approximately $89,500. The acquisition was funded by the assumption of a six-year mortgage loan that bears interest at a fixed rate of 4.30% in the amount of approximately $41,550 and with cash on hand.
On July 22, 2019, we entered into a $45,000 mortgage payable on Stonemeadow Farms. The interest-only mortgage note bears an interest rate of 3.62% and matures on August 5, 2029.
On July 31, 2019, we acquired Summit at San Marcos, a 273-unit apartment property located in Chandler, Arizona, for approximately $71,750. The acquisition was funded with a draw on the Credit Facility and cash on hand.
On August 23, 2019, we acquired Taunton Distribution Center, a 200,000 square foot industrial distribution center located in Taunton, Massachusetts, for approximately $25,700. The acquisition was funded with cash on hand.
On September 27, 2019, we repaid the Reserve at Johns Creek mortgage note payable of approximately $23,100.
On September 30, 2019, we acquired a 97.5% interest in Presley Uptown, a 230-unit apartment property in the Uptown submarket of Charlotte, North Carolina. The joint venture acquired the property for approximately $55,250. The acquisition was funded with a draw on the Credit Facility and cash on hand.
On November 27, 2019, we entered into a $26,000 mortgage note payable on The Reserve at Johns Creek. The mortgage note bears an interest rate of 3.58% and matures on December 1, 2029.
On December 5, 2019, we acquired our joint venture partners 10% interest in Townlake of Coppell for $6,000 plus the assumption of the joint venture partners pro rata share of the mortgage loan in the amount of $2,880. The acquisition was funded with cash on hand.
On December 6, 2019, we acquired Chandler Distribution Center, a 211,000 square foot industrial distribution center located in Chandler, Arizona for $31,000. The acquisition was funded with cash on hand.
For the year ended December 31, 2019, we repurchased $121,822 of shares of our common stock through the share repurchase plan.
Subsequent Events
On January 29, 2020, we acquired Millford Crossing, a grocery-anchored retail center located in Milford, Massachusetts, for approximately $42,000. The acquisition was funded with cash on hand.
On February 6, 2020, we acquired Fountainhead Corporate Park, a 300,000 square foot, two-building Class A office portfolio comprised of two 6-story buildings located in the Phoenix, Arizona submarket of Tempe for approximately $61,500. The acquisition was funded with cash on hand.

Results of Operations
General
Our revenues are primarily received from tenants in the form of fixed minimum base rents and recoveries of operating expenses. Our expenses primarily relate to the costs of operating and financing our properties. Our share of the net income, net loss or dividend income from our unconsolidated properties is included in equity in income of unconsolidated affiliates. We believe the following analysis of reportable segments provides important information about the operating results of our real estate investments, such as trends in total revenues or operating expenses that may not be as apparent in a period-over-period comparison of our entire Company. We group our investments in real estate assets from continuing operations into five reportable operating segments based on the type of property: apartment, industrial, office, retail and other. Operations from corporate level items and real estate assets sold are excluded from reportable segments.
Results of Operations for the Years ended December 31, 2019 and 2018:
Properties acquired or sold during any of the periods are presented within the recent acquisitions and sold properties line until the property has been owned for all periods presented. The properties currently presented within the recent acquisitions and sold properties line include the properties listed as either acquired or sold in the Management Overview section above. Properties owned for the entire years ended December 31, 2019 and 2018 are referred to as our comparable properties.
Revenues
The following chart sets forth revenues, by reportable segment, for the years ended December 31, 2019 and 2018:

	Year Ended December 31, 2019	Year Ended December 31, 2018	$ Change	% Change
Revenues:
Rental revenue
Apartments	$45,769	$44,727	$1,042	2.3%
Industrial	40,855	40,290	565	1.4
Office	13,792	14,520	(728)	(5.0)
Retail	45,699	46,168	(469)	(1.0)
Other	318	305	13	4.3
Comparable properties total	$146,433	$146,010	$423	0.3%
Recent acquisitions and sold properties	20,737	18,696	2,041	10.9
Total rental revenue	$167,170	$164,706	$2,464	1.5%

Other revenue
Apartments	$2,710	$2,713	$(3)	(0.1)%
Industrial	469	4	465	11,625
Office	85	12	73	608.3
Retail	715	529	186	35.2
Other	2,204	2,218	(14)	(0.6)
Comparable properties total	$6,183	$5,476	$707	12.9%
Recent acquisitions and sold properties	926	330	596	180.6
Total other revenue	$7,109	$5,806	$1,303	22.4%
Total revenues	$174,279	$170,512	$3,767	2.2%

Rental revenue at comparable properties increased by $423 for the year ended December 31, 2019 as compared to the same period in 2018. The increase is primarily related to slight increases in rental rates at our apartment properties resulting in an increase of $1,042 during the year ended December 31, 2019 as compared to the same period in 2018 and due to a new lease signed at Kendall Distribution Center of $989. The decreases within our office and retail segments are primarily related to recovery revenue and expenses no longer being reflected in our operations for tenants that contract and pay expenses directly as of the result of new accounting guidance adopted on January 1, 2019, which applies to current and future periods. Recovery revenue related to real estate taxes had the largest impact with decreases reflecting $1,182 within the industrial segment, $568 within the retail segment, and $539 within the office segment.
Other revenues relate mainly to parking and nonrecurring revenue such as termination fees. Other revenue at comparable properties increased by $707 for the year ended December 31, 2019 as compared to the same period in 2018. The increase is primarily related to termination fees received at Pinole Point Distribution Center in the amount of $350, Skokie Commons of $282 and Silverstone Marketplace of $105 during the year ended December 31, 2019. A new lease was signed in conjunction with the lease termination at Pinole Point Distribution Center and the property remains 100% leased as of December 31, 2019.
Operating Expenses
The following chart sets forth real estate taxes and property operating expenses, by reportable segment, for the years ended December 31, 2019 and 2018:

	Year Ended December 31, 2019	Year Ended December 31, 2018	$ Change	% Change
Operating expenses:
Real estate taxes
Apartments	$8,536	$7,885	$651	8.3%
Industrial	6,723	7,714	(991)	(12.8)
Office	1,327	1,785	(458)	(25.7)
Retail	5,063	5,705	(642)	(11.3)
Other	449	512	(63)	(12.3)
Comparable properties total	$22,098	$23,601	$(1,503)	(6.4)%
Recent acquisitions and sold properties	2,914	1,790	1,124	62.8
Total real estate taxes	$25,012	$25,391	$(379)	(1.5)%

Property operating expenses:
Apartments	$13,109	$12,930	$179	1.4%
Industrial	3,218	3,159	59	1.9
Office	2,064	2,085	(21)	(1.0)
Retail	7,117	7,251	(134)	(1.8)
Other	823	730	93	12.7
Comparable properties total	$26,331	$26,155	$176	0.7%
Recent acquisitions and sold properties	5,452	5,096	356	7.0
Total property operating expenses	$31,783	$31,251	$532	1.7%
Total operating expenses	$56,795	$56,642	$153	0.3%

Real estate taxes at comparable properties decreased by $1,503 for the year ended December 31, 2019 as compared to the same period in 2018. The overall decrease is primarily related to expenses no longer being reflected in our operations for tenants that pay real estate taxes directly as a result of the new lease accounting guidance adopted on January 1, 2019, which applies to current and future periods. Our properties are reassessed periodically by the taxing authorities, which may result in increases or decreases in the real estates taxes that we owe. Overall, we expect real estate taxes to increase over time; however, we utilize real estate tax consultants to attempt to control assessment increases.
Property operating expenses consist of the costs of ownership and operation of the real estate investments, many of which are recoverable under net leases. Examples of property operating expenses include insurance, utilities and repair and maintenance expenses. Property operating expenses at comparable properties were in line with the prior year.

The following chart sets forth expenses not directly related to the operations of the reportable segments for the years ended December 31, 2019 and 2018:

	Year Ended December 31, 2019	Year Ended December 31, 2018	$ Change	% Change
Property general and administrative	$1,659	$918	$741	80.7%
Advisor fees	23,026	21,127	$1,899	9.0
Company level expenses	3,201	2,718	$483	17.8
Depreciation and amortization	67,348	62,037	$5,311	8.6
Interest expense	36,185	33,135	$3,050	9.2
Income from unconsolidated affiliates and fund investments	(7,066)	(2,004)	$(5,062)	252.6
Gain on disposition of property and extinguishment of debt	(106,871)	(29,665)	$(77,206)	260.3
Total expenses	$17,482	$88,266	$(70,784)	(80.2)%
Property general and administrative expenses relate mainly to property expenses unrelated to the operations of the property. Property general and administrative expenses increased $741 primarily due to state income taxes of $200 resulting from the tax gain on the sale of 111 Sutter Street and increases in both legal expenses and expenses related to unsuccessful acquisitions.
Advisor fees relate to the fixed advisory and performance fees earned by our Advisor. Fixed fees increase or decrease based on changes in our NAV which will be primarily impacted by changes in capital raised and the value of our properties. The performance fee is accrued when the total return per share for a share class exceeds 7% for that calendar year, where in our Advisor will receive 10% of the excess total return above the 7% threshold. The increase in advisor fees of $1,899 for the year ended December 31, 2019 as compared to the same period of 2018 is related to the increase in our NAV attributable to capital raised over the past year.
Company level expenses relate mainly to our compliance and administration related costs. Company level expenses increased $483 for the year ended December 31, 2019 as compared to the same period in 2018 primarily due to corporate legal fees and increased professional service fees.
Depreciation and amortization expense is impacted by the values assigned to buildings, personal property and in-place lease assets as part of the initial purchase price allocation. The increase of $5,311 in depreciation and amortization expense for the year ended December 31, 2019 as compared to the same period in 2018 is primarily related to additional expense from acquisitions offset by lower expenses from property dispositions.
Interest expense increased by $3,050 for the year ended December 31, 2019 as compared to the same period in 2018 as a result of unrealized losses on our interest rate swaps more than offsetting the decrease in interest expense due to a lower outstanding balance on our Credit Facility and extinguishment of mortgage notes payable.
Income from unconsolidated affiliates and fund investments relates to the income from Chicago Parking Garage, Pioneer Tower, The Tremont and The Huntington as well as changes in fair value and operating distributions received from our investment in the NYC Retail Portfolio. The increase in income during the year ended December 31, 2019 is primarily related to us owning The Tremont and The Huntington an entire year in 2019 compared to just a partial year in 2018. In addition, we recorded a $4,234 increase in the fair value and received $2,000 in operating distributions from our investment in the NYC Retail Portfolio as compared to a $2,226 increase in the fair value and receipt of $829 in operating distributions during the same period of 2018.
Gain on disposition of property and extinguishment of debt of $106,871 is primarily related to the disposition of 111 Sutter Street during the year ended December 31, 2019 whereas the gain during the year ended December 31, 2018 relates to the sale of Station Nine Apartments.
Results of Operations for the Years ended December 31, 2018 and 2017:
For discussion on our results of operations for the years ended December 31, 2018 and 2017 please see our Annual Report on Form 10-K filed with the SEC on March 8, 2019.

Review of our Policies
Our board of directors, including our independent directors, has reviewed our policies described in this Annual Report on Form 10-K and our registration statement related to our Second Extended Public Offering, as well as other policies previously reviewed and approved by our board of directors, and determined that they are in the best interests of our stockholders because: (1) they increase the likelihood that we will be able to acquire a diversified portfolio of income-producing properties, thereby reducing risk in our portfolio; (2) there are sufficient property acquisition opportunities with the attributes that we seek; (3) our executive officers, directors and affiliates of our Advisor have expertise with the type of real estate investments we seek; (4) borrowings should enable us to purchase assets and earn rental income more quickly; and (5) best practices corporate governance and high ethical standards help promote long-term performance, thereby increasing our likelihood of generating income for our stockholders and preserving stockholder capital.

Liquidity and Capital Resources
Our primary uses and sources of cash are as follows:

Uses		Sources

Short-term liquidity and capital needs such as:		•	Operating cash flow, including the receipt of distributions of our share of cash flow produced by our unconsolidated real estate affiliates
•	Interest payments on debt
•	Distributions to stockholders	•	Proceeds from secured loans collateralized by individual properties
•	Fees payable to our Advisor
•	Minor improvements made to individual properties that are not recoverable through expense recoveries or common area maintenance charges to tenants	•	Proceeds from our revolving line of credit
		•	Sales of our shares
•	General and administrative costs	•	Sales of real estate investments
•	Costs associated with our continuous public offering	•	Draws from lender escrow accounts
•	Other Company level expenses	•	Sales of beneficial interests in the DST Program
•	Lender escrow accounts for real estate taxes, insurance, and capital expenditures
•	Fees payable to our Dealer Manager

Longer-term liquidity and capital needs such as:
•	Acquisitions of new real estate investments
•	Expansion of existing properties
•	Tenant improvements and leasing commissions
•	Debt repayment requirements, including both principal and interest
•	Repurchases of our shares pursuant to our Share Repurchase Plan
•	Fees payable to our Dealer Manager
The sources and uses of cash for the years ended December 31, 2019 and 2018 were as follows:

	Year Ended December 31, 2019	Year Ended December 31, 2018	$ Change
Net cash provided by operating activities	$62,702	$59,393	$3,309
Net cash used in investing activities	(179,844)	(34,436)	(145,408)
Net cash provided by (used in) financing activities	185,895	(22,121)	208,016
Cash provided by operating activities increased by $3,309 for the year ending December 31, 2019, as compared to the same period in 2018. The increase in cash from operating activities is primarily from the operations of our acquisitions occurring in 2018 and 2019 as well as from an increase in operating distributions from our unconsolidated joint ventures.

Cash used in investing activities increased by $145,408 for the year ending December 31, 2019 as compared to the same period in 2018. The overall increase was primarily related to a $315,899 increase in cash used to acquire new properties for the year ending December 31, 2019 as compared to the same period in 2018, offset by a decrease in cash used for investments in unconsolidated real estate affiliates of $33,496. During the year ended December 31, 2018, we received cash in the amount of $74,478 from the sale of Station Nine Apartments as compared to $216,010 during the year ended December 31, 2019 related to the sale of 111 Sutter Street.
Cash provided by (used in) financing activities increased by $208,016 for the year ending December 31, 2019 as compared to the same period in 2018. The change is primarily related to an increase in cash received from net stock subscriptions of $288,124 for the year ending December 31, 2019 as compared to the same period in 2018. Offsetting this increase was a decrease in net proceeds from mortgage note payables and other debt payable of $71,122 for the year ending December 31, 2019 as compared to the same period in 2018.
Financing
We have relied primarily on fixed-rate financing, locking in what were favorable spreads between real estate income yields and mortgage interest rates, and have tried to maintain a balanced schedule of debt maturities. We also use interest rate derivatives to manage our exposure to interest rate movements of our variable rate debt. The following consolidated debt table provides information on the outstanding principal balances and the weighted average interest rate at December 31, 2019 and 2018:

	Consolidated Debt
	December 31, 2019		December 31, 2018
	Principal Balance	Weighted Average Interest Rate	Principal Balance	Weighted Average Interest Rate
Fixed	$843,135	3.64%	$789,099	3.67%
Variable	—	—	90,000	3.85
Total	$843,135	3.64%	$879,099	3.69%
Covenants
At December 31, 2019, we were in compliance with all debt covenants.
Other Sources
On July 6, 2018, our Second Extended Public Offering registration statement was declared effective with the SEC (Commission File No. 333-222533) to register up to $3,000,000 in any combination of shares of our Class A, Class M, Class A-I and Class M-I common stock, consisting of up to $2,700,000 of shares offered in our primary offering and up to $300,000 in shares offered pursuant to our distribution reinvestment plan. We intend to offer shares of our common stock on a continuous basis for an indefinite period of time by filing a new registration statement before the end of each three-year offering period, subject to regulatory approval. We intend to use the net proceeds from the Second Extended Public Offering, which are not used to pay the fees and other expenses attributable to our operations, to (1) grow and further diversify our portfolio by making investments in accordance with our investment strategy and policies, (2) repay indebtedness incurred under various financing instruments and (3) fund repurchases under our share repurchase plan.
On March 3, 2015, we commenced a private offering of up to $350,000 in shares of our Class D common stock with an indefinite duration. Proceeds from our private offerings will be used for the same corporate purposes as the proceeds of our First Extended Public Offering. We will reserve the right to terminate the Follow-on Private Offering at any time and to extend the Follow-on Private Offering term to the extent permissible under applicable law.
On October 16, 2019, through our operating partnership, we initiated the DST Program to raise up to $500,000, which our board of directors may increase in its sole discretion, in private placements exempt from registration under the Securities Act through the sale of beneficial interests to accredited investors in specific Delaware statutory trusts holding DST Properties, which may be sourced from our real properties or from third parties.
Contractual Cash Obligations and Commitments
The following table aggregates our contractual obligations and commitments with payments due subsequent to December 31, 2019. The table does not include commitments with respect to the purchase of services from our Advisor, as future payments due on such commitments cannot be determined.

Obligations	Total	Payments due by period
		Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Long-term debt (1)	$1,121,258	$87,268	$101,818	$321,700	$610,472
Loan escrows	4,572	127	254	254	3,937
Tenant obligations	1,837	1,837	—	—	—
Offering costs	95,225	10,794	18,476	18,330	47,625
Other	4,920	104	223	232	4,361
Total	$1,227,812	$100,130	$120,771	$340,516	$666,395
________

(1)
Includes interest expense calculated using the effective interest rates of the underlying borrowings for all fixed-rate debt at December 31, 2019, which was 3.64%. At December 31, 2019, we had no outstanding balances on variable rate debt.

We intend to actively monitor and manage our available liquidity to ensure the long-term viability of our Company.
Commitments
From time to time, we have entered into contingent agreements for the acquisition and financing of properties. Such acquisitions and financings are subject to satisfactory completion of due diligence.
We are subject to fixed ground lease payments on South Beach Parking Garage of $100 per year until September 30, 2021 and will increase every five years thereafter by the lesser of 12% or the cumulative CPI over the previous five year period. We are also subject to a variable ground lease payment calculated as 2.5% of revenue. The lease expires September 30, 2041 and has a ten-year renewal option.
The operating agreement for Presley Uptown allows the unrelated third party joint venture partner, owning a 2.5% interest, to put its interest to us at a market determined value starting September 30, 2022 through September 30, 2024.
Off Balance Sheet Arrangements
At December 31, 2019, we had approximately $110 in an outstanding letter of credit, which is not reflected on our balance sheet. We have no other off balance sheet arrangements.
Distributions to Stockholders
To remain qualified as a REIT for federal income tax purposes, we must distribute or pay tax on 100% of our capital gains and distribute at least 90% of ordinary taxable income to stockholders.
The following factors, among others, will affect operating cash flow and, accordingly, influence the decisions of our board of directors regarding distributions:

•	scheduled increases in base rents of existing leases;

•	changes in minimum base rents and/or overage rents attributable to replacement of existing leases with new or renewal leases;

•	changes in occupancy rates at existing properties and procurement of leases for newly acquired or developed properties;

•	necessary capital improvement expenditures or debt repayments at existing properties; and

•	our share of distributions of operating cash flow generated by the unconsolidated real estate affiliates, less management costs and debt service on additional loans that have been or will be incurred.
We anticipate that operating cash flow, cash on hand, proceeds from dispositions of real estate investments, or refinancings will provide adequate liquidity to conduct our operations, fund general and administrative expenses, fund operating costs and interest payments and allow distributions to our stockholders in accordance with the REIT qualification requirements of the Code.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk.
We are subject to market risk associated with changes in interest rates in terms of the price of our variable-rate debt and the price of new fixed-rate debt for refinancing of existing debt. We manage our interest rate risk exposure by obtaining fixed-rate loans where possible. As of December 31, 2019, we had consolidated debt of $843,135. Including the $6,317 net discount on the assumption of debt and debt issuance costs, we have consolidated debt of $836,818 at December 31, 2019. We also entered into interest rate cap and swap agreements on $212,800 of the variable rate debt which cap the LIBOR rate at between 1.0% and 2.6% over the next year.
We are subject to interest rate risk with respect to our fixed-rate financing in that changes in interest rates will impact the fair value of our fixed-rate financing. To determine fair market value, the fixed-rate debt is discounted at a rate based on an estimate of current lending rates, assuming the debt is outstanding through maturity and considering the collateral. At December 31, 2019, the fair value of our mortgage notes and other debt payable was estimated to be approximately $21,360 higher than the carrying value of $843,135. If treasury rates were 0.25% higher at December 31, 2019, the fair value of our mortgage notes and other debt payable would have been approximately $10,795 higher than the carrying value.

Item 8.	Financial Statements and Supplementary Data.
See “Index to Consolidated Financial Statements” on page F-1 of this Form 10-K.

Item 9.	Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.
None.

Item 9A.	Controls and Procedures.
Evaluation of Disclosure Controls and Procedures
Under the supervision and with the participation of our management, including the chief executive officer and chief financial officer, we conducted an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), as of the end of the period covered by this report. Based on management’s evaluation as of December 31, 2019, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures were effective to provide reasonable assurance that the information required to be disclosed by us in our reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and such information is accumulated and communicated to management, including our chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure.

Management's Report on Internal Control Over Financial Reporting
Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Our internal control over financial reporting is a process designed under the supervision of our chief executive officer and chief financial officer to provide reasonable assurance regarding the reliability of financial reporting and preparation of our financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.
As of December 31, 2019, our management conducted an assessment of the effectiveness of our internal control over financial reporting based on criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in “Internal Control—Integrated Framework” (2013).
Based on the assessment, management has concluded that our internal control over financial reporting was effective as of December 31, 2019 to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States of America.
Changes in Internal Control Over Financial Reporting
There were no changes to our internal control over financial reporting during the quarter ended December 31, 2019 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Item 9B.	Other Information.
None.

PART III
In accordance with the rules of the SEC, certain information required by Part III is omitted and incorporated by reference into this Form 10-K from our definitive proxy statement (our "2020 Proxy Statement") relating to our 2020 annual meeting of stockholders (our “2020 Annual Meeting”) that we intend to file with the SEC no later than April 1, 2020.

On March 3, 2020, our board of directors determined to hold the 2020 Annual Meeting on June 11, 2020.

Item 10.	Directors, Executive Officers and Corporate Governance.
The information required by this Item is incorporated by reference to our 2020 Proxy Statement.

Item 11.	Executive Compensation.
The information required by this Item is incorporated by reference to our 2020 Proxy Statement.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholders Matters.
The information required by this Item is incorporated by reference to our 2020 Proxy Statement.

Item 13.	Certain Relationships and Related Transactions, and Director Independence.
The information required by this Item is incorporated by reference to our 2020 Proxy Statement.

Item 14.	Principal Accounting Fees and Services.
The information required by this Item is incorporated by reference to our 2020 Proxy Statement.
PART IV

Item 15.	Exhibits, Financial Statement Schedules.

(1)	Consolidated Financial Statements: See “Index to Consolidated Financial Statements” at page F-1 below.

(2)	Financial Statement Schedule: See “Schedule III—Real Estate and Accumulated Depreciation as of December 31, 2019” at page F-35 below.

(3)	Exhibits

Exhibit Number	Description

3.1	Second Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the SEC on September 28, 2012).

3.2	First Articles of Amendment to the Second Articles of Amendment and Restatement (incorporated by reference to Appendix A to the Company’s prospectus supplement filed with the SEC on May 9, 2013).

3.3
First Articles of Amendment to the Second Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 8, 2014).

3.4	Articles Supplementary (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 9, 2014).

3.5	Articles of Amendment (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 9, 2014).

3.6
Second Articles of Amendment to the Second Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 18, 2015).

3.7	Certificate of Correction to the Company’s Articles Supplementary (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 17, 2016).

3.8
Third Articles of Amendment to the Second Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.1 to Post-Effective Amendment No. 8 to the Company’s Registration Statement on Form S-11 filed with the SEC on October 16, 2019).

3.9	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed with the SEC on September 28, 2012).

4.1	Second Amended and Restated Distribution Reinvestment Plan (incorporated by reference to Appendix C to the Company’s prospectus dated October 16, 2019).

4.2*	Description of the Company's securities.

10.1
Fourth Amended and Restated Advisory Agreement, dated October 16, 2019, among Jones Lang LaSalle Income Property Trust, Inc., JLLIPT Holdings LP and LaSalle Investment Management, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 16, 2019).

10.2
Dealer Manager Agreement between Jones Lang LaSalle Income Property Trust, Inc. and LaSalle Investment Management Distributors, LLC, dated as of January 5, 2015 (incorporated by reference to Exhibit 1.1 to the Company’s Registration Statement on Form S-11 filed with the SEC on January 5, 2015).

10.3
First Amendment to Dealer Manager Agreement between Jones Lang LaSalle Income Property Trust, Inc. and LaSalle Investment Management Distributors, LLC, dated as of April 1, 2017 (incorporated by reference to Exhibit 1.1 to the Company’s Post-Effective Amendment No. 16 to Form S-11 filed with the SEC on April 20, 2017).

10.4
Second Amendment to Dealer Manager Agreement among LaSalle Investment Management Distributors, LLC, Jones Lang LaSalle Income Property Trust, Inc. and JLLIPT Holdings LP dated April 2, 2018 (incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K filed with the SEC on April 2, 2018).

10.5
Third Amendment to Dealer Manager Agreement between LaSalle Investment Management Distributors, LLC and Jones Lang LaSalle Income Property Trust, Inc. dated April 2, 2018 (incorporated by reference to Exhibit 99.4 to the Company’s Current Report on Form 8-K filed with the SEC on April 2, 2018).

10.6	Jones Lang LaSalle Income Property Trust, Inc. 2012 Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed with the SEC on September 28, 2012).

10.7*	Fifth Amended and Restated Independent Directors Compensation Plan.

Exhibit Number	Description
10.8
License Agreement by and between Jones Lang LaSalle Income Property Trust, Inc. and Jones Lang LaSalle IP, Inc. dated as of November 14, 2011 (incorporated by reference to Exhibit 10.16 to the Company's Registration Statement on Form S-11, Commission File No. 333-177963, filed with the SEC on November 14, 2011).

10.9
Subscription Agreement by and among Jones Lang LaSalle Income Property Trust, Inc. and LIC II Solstice Holdings, LLC, dated as of August 8, 2012 (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on August 9, 2012).

10.10
Dealer Manager Agreement between Jones Lang LaSalle Income Property Trust, Inc. and LaSalle Investment Management Distributors, LLC, dated as of March 3, 2015 (incorporated by reference to Exhibit 10.9 to the Company's Annual Report on Form 10-K filed with the SEC on March 5, 2015).

10.11
Contribution and Assignment Agreement between Jones Lang LaSalle Income Property Trust, Inc. and JLLIPT Holdings LP (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 2, 2018).

10.12
Purchase and Sale Agreement for 111 Sutter Street, dated December 17, 2018, between CEP Investors XII, LLC and Paramount Group Acquisition and Development LLC (incorporated by reference to Exhibit 10.12 to the Company’s Annual Report on Form 10-K filed with the SEC on March 8, 2019).

10.13
Second Amended and Restated Limited Partnership Agreement of JLLIPT Holdings LP, dated October 16, 2019, among JLLIPT Holdings GP, LLC, Jones Lang LaSalle Income Property Trust, Inc. and the other limited partners party thereto from time to time (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 16, 2019).

10.14
Dealer Manager Agreement, dated October 16, 2019, among JLL Exchange TRS, LLC, LaSalle Investment Management Distributors, LLC, JLLIPT Holdings LP and Jones Lang LaSalle Income Property Trust, Inc. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on October 16, 2019).

10.15	Form of First Amended and Restated Trust Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 8, 2019).

10.16	Form of Master Lease (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 8, 2019).

21.1*	Subsidiaries of the Registrant.

24.1*	Power of Attorney (included in signature page).

31.1*	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1*	Certification of Chief Executive Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2*	Certification of Chief Financial Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

99.1*	Madison NYC Core Retail Partners, L.P Financial Statements as of and for the year ended December 31, 2019.

101.INS*	XBRL Instance Document.

101.SCH*	XBRL Schema Document.

101.CAL*	XBRL Calculation Linkbase Document.

101.DEF*	Definition Linkbase Document.

101.LAB*	XBRL Labels Linkbase Document.

101.PRE*	XBRL Presentation Linkbase Document.

*	Filed herewith.

Item 16.	Form 10-K Summary.
The Company has elected not to provide summary information.

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant, Jones Lang LaSalle Income Property Trust, Inc., has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.

		By:	/S/ C. ALLAN SWARINGEN
Date:	March 10, 2020		C. Allan Swaringen President, Chief Executive Officer

POWER OF ATTORNEY
Each individual whose signature appears below constitutes and appoints C. Allan Swaringen, his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this report on Form 10-K, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done or by virtue hereof.
Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/S/ LYNN C. THURBER	Chairman of the Board of Directors, Director	March 10, 2020

/S/ C. ALLAN SWARINGEN	President, Chief Executive Officer (Principal Executive Officer)	March 10, 2020

/S/ GREGORY A. FALK	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	March 10, 2020

/S/ VIRGINIA G. BREEN	Director	March 10, 2020

/S/ JONATHAN B. BULKELEY	Director	March 10, 2020

/S/ R. MARTEL DAY	Director	March 10, 2020

/S/ JACQUES N. GORDON	Director	March 10, 2020

/S/ JASON B. KERN	Director	March 10, 2020

/S/ WILLIAM E. SULLIVAN	Director	March 10, 2020

Jones Lang LaSalle Income Property Trust, Inc.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
Jones Lang LaSalle Income Property Trust, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Jones Lang LaSalle Income Property Trust, Inc. and subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive income, equity, and cash flows for each of the years in the three‑year period ended December 31, 2019, and the related notes and financial statement schedule III (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the three‑year period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP
We have served as the Company’s auditor since 2012.
Chicago, Illinois
March 10, 2020

Jones Lang LaSalle Income Property Trust, Inc.
CONSOLIDATED BALANCE SHEETS
$ in thousands, except per share amounts

	December 31,
	2019	2018
ASSETS
Investments in real estate:
Land (including from VIEs of $22,605 and $23,659, respectively)	$430,278	$355,820
Buildings and equipment (including from VIEs of $142,599 and $133,639, respectively)	1,770,236	1,441,765
Less accumulated depreciation (including from VIEs of $(19,646) and $(21,886), respectively)	(176,236)	(135,480)
Net property and equipment	2,024,278	1,662,105
Investments in unconsolidated real estate affiliates	159,288	163,314
Real estate fund investment	93,400	92,414
Investments in real estate and other assets held for sale	—	112,586
Net investments in real estate	2,276,966	2,030,419
Cash and cash equivalents (including from VIEs of $2,087 and $4,185, respectively)	77,056	37,109
Restricted cash (including from VIEs of $75 and $88, respectively)	36,966	7,831
Tenant accounts receivable, net (including from VIEs of $2,767 and $1,621, respectively)	6,424	4,159
Deferred expenses, net (including from VIEs of $558 and $460, respectively)	9,351	7,584
Acquired intangible assets, net (including from VIEs of $5,385 and $5,652, respectively)	93,342	84,468
Deferred rent receivable, net (including from VIEs of $1,079 and $1,079, respectively)	20,407	16,972
Prepaid expenses and other assets (including from VIEs of $180 and $66, respectively)	10,997	8,052
TOTAL ASSETS	$2,531,509	$2,196,594
LIABILITIES AND EQUITY
Mortgage notes and other debt payable, net (including from VIEs of $82,531 and $81,954, respectively)	$836,818	$818,095
Liabilities held for sale	—	56,263
Accounts payable and other accrued expenses (including from VIEs of $1,500 and $1,379, respectively)	55,092	19,495
Accrued offering costs	95,225	72,468
Distributions payable	19,888	15,840
Accrued interest (including from VIEs of $299 and $299, respectively)	2,602	2,191
Accrued real estate taxes (including from VIEs of $515 and $1,793, respectively)	5,137	6,065
Advisor fees payable	2,169	2,861
Acquired intangible liabilities, net	15,821	16,024
TOTAL LIABILITIES	1,032,752	1,009,302
Commitments and contingencies	—	—
Equity:
Class A common stock: $0.01 par value; 200,000,000 shares authorized 88,007,721 and 71,187,722 shares issued and outstanding at December 31, 2019 and 2018, respectively	880	712
Class M common stock: $0.01 par value; 200,000,000 shares authorized 39,036,770 and 39,869,130 shares issued and outstanding at December 31, 2019 and 2018, respectively	390	399
Class A-I common stock: $0.01 par value; 200,000,000 shares authorized 11,153,567 and 11,083,034 shares issued and outstanding at December 31, 2019 and 2018, respectively	112	111
Class M-I common stock: $0.01 par value; 200,000,000 shares authorized 22,589,599 and 9,738,086 shares issued and outstanding at December 31, 2019 and 2018, respectively	226	97
Class D common stock: $0.01 par value; 200,000,000 shares authorized 4,957,915 and 6,270,479 shares issued and outstanding at December 31, 2019 and 2018, respectively	50	63
Additional paid-in capital (net of offering costs of $187,131 and $145,075 as of December 31, 2019 and December 31, 2018, respectively)	1,860,734	1,568,474
Distributions to stockholders	(398,939)	(318,780)
Retained earnings (Accumulated deficit)	29,283	(70,650)
Total Jones Lang LaSalle Income Property Trust, Inc. stockholders’ equity	1,492,736	1,180,426
Noncontrolling interests	6,021	6,866
Total equity	1,498,757	1,187,292
TOTAL LIABILITIES AND EQUITY	$2,531,509	$2,196,594
The abbreviation “VIEs” above means Variable Interest Entities.
See notes to consolidated financial statements.

Jones Lang LaSalle Income Property Trust, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
$ in thousands, except per share amounts

	Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017
Revenues:
Rental revenue	$167,170	$164,706	$159,215
Other revenue	7,109	5,806	5,519
Total revenues	174,279	170,512	164,734
Operating expenses:
Real estate taxes	25,012	25,391	24,144
Property operating	31,783	31,251	28,928
Property general and administrative	1,659	918	903
Advisor fees	23,026	21,127	20,538
Company level expenses	3,201	2,718	2,643
Depreciation and amortization	67,348	62,037	61,705
Total operating expenses	152,029	143,442	138,861
Other (expenses) and income:
Interest expense	(36,185)	(33,135)	(28,094)
Income from unconsolidated real estate affiliates and fund investment	7,066	2,004	9,633
Other income	—	—	500
Gain on disposition of property and extinguishment of debt, net	106,871	29,665	14,982
Total other (expenses) and income	77,752	(1,466)	(2,979)
Net income	100,002	25,604	22,894
Net income attributable to the noncontrolling interests	(69)	(37)	(346)
Net income attributable to Jones Lang LaSalle Income Property Trust, Inc.	$99,933	$25,567	$22,548
Net income attributable to Jones Lang LaSalle Income Property Trust, Inc. per share-basic and diluted:
Class A	$0.66	$0.19	$0.17
Class M	0.66	0.19	0.16
Class A-I	0.66	0.19	0.17
Class M-I	0.66	0.18	0.16
Class D	0.66	0.18	0.16
Weighted average common stock outstanding-basic and diluted	151,179,459	135,051,377	134,507,458
Other comprehensive income:
Foreign currency translation adjustment	—	—	(20)
Reclassification for amounts recognized in net income	—	—	1,895
Total other comprehensive income	—	—	1,875
Net comprehensive income	$99,933	$25,567	$24,423
See notes to consolidated financial statements.

Jones Lang LaSalle Income Property Trust, Inc.
CONSOLIDATED STATEMENTS OF EQUITY
$ in thousands, except per share amounts

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Distributions to Stockholders	(Accumulated Deficit) Retained Earnings	Noncontrolling Interests	Total Equity
	Shares	Amount
Balance, December 31, 2016	134,727,255	$1,347	$1,544,955	$(1,875)	$(199,317)	$(118,765)	$8,196	$1,234,541
Issuance of common stock	8,180,559	82	94,027	—	—	—	—	94,109
Repurchase of shares	(9,608,709)	(96)	(110,192)	—	—	—	—	(110,288)
Offering costs	—	—	(6,758)	—	—	—	—	(6,758)
Stock based compensation	8,000	—	91	—	—	—	—	91
Net income	—	—	—	—	—	22,548	346	22,894
Other comprehensive income	—	—	—	1,875	—	—	—	1,875
Cash contributed from noncontrolling interests	—	—	—	—	—	—	1,171	1,171
Cash distributed to noncontrolling interests	—	—	—	—	—	—	(1,884)	(1,884)
Distributions declared ($0.50) per share	—	—	—	—	(57,494)	—	—	(57,494)
Balance, December 31, 2017	133,307,105	$1,333	$1,522,123	$—	$(256,811)	$(96,217)	$7,829	$1,178,257
Issuance of common stock	11,501,617	115	137,306	—	—	—	—	137,421
Repurchase of shares	(6,671,690)	(66)	(79,111)	—	—	—	—	(79,177)
Offering costs	—	—	(11,322)	—	—	—	—	(11,322)
Stock based compensation	11,419	—	135	—	—	—	—	135
Net income	—	—	—	—	—	25,567	37	25,604
Cash distributed to noncontrolling interests	—	—	(657)	—	—	—	(1,000)	(1,657)
Distributions declared ($0.52) per share	—	—	—	—	(61,969)	—	—	(61,969)
Balance, December 31, 2018	138,148,451	$1,382	$1,568,474	$—	$(318,780)	$(70,650)	$6,866	$1,187,292
Issuance of common stock	37,588,047	377	460,456	—	—	—	—	460,833
Repurchase of shares	(10,000,352)	(101)	(121,721)	—	—	—	—	(121,822)
Conversion of shares	(1,872)	—	—	—	—	—	—	—
Offering costs	—	—	(42,056)	—	—	—	—	(42,056)
Stock based compensation	11,298	—	138	—	—	—	—	138
Net income	—	—	—	—	—	99,933	69	100,002
Cash contributed from noncontrolling interests	—	—	—	—	—	—	1,645	1,645
Cash distributed to noncontrolling interests	—	—	(4,557)	—	—	—	(2,559)	(7,116)
Distributions declared per share ($0.58)	—	—	—	—	(80,159)	—	—	(80,159)
Balance, December 31, 2019	165,745,572	$1,658	$1,860,734	$—	$(398,939)	$29,283	$6,021	$1,498,757

See notes to consolidated financial statements.

Jones Lang LaSalle Income Property Trust, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
$ in thousands, except per share amounts

	Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$100,002	$25,604	$22,894
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	66,860	60,999	60,596
Gain on disposition of property and extinguishment of debt, net	(106,871)	(29,665)	(14,982)
Provision for doubtful accounts	—	171	218
Straight line rent	(3,444)	(2,506)	(3,104)
Income from unconsolidated real estate affiliates and fund investment	(7,066)	(2,004)	(9,633)
Distributions received from unconsolidated affiliates and fund investment	10,637	6,377	9,640
Net changes in assets, liabilities and other	2,584	417	(732)
Net cash provided by operating activities	62,702	59,393	64,897
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of real estate investments	(373,355)	(57,456)	(149,152)
Proceeds from sales of real estate investments and fixed assets	216,010	74,478	48,320
Capital improvements and lease commissions	(19,718)	(17,665)	(15,059)
Investment in unconsolidated real estate affiliates and fund investment	(3,779)	(37,275)	(4)
Deposits for investments under contract	(2,250)	—	—
Deposits refunded for investments under contract	—	—	50
Distributions received from unconsolidated affiliates and fund investment	3,248	3,482	1,937
Net cash used in investing activities	(179,844)	(34,436)	(113,908)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	437,592	102,994	55,788
Offering costs	(19,299)	(15,436)	(16,693)
Repurchase of shares	(121,822)	(79,211)	(110,255)
Distributions to stockholders	(25,802)	(20,630)	(19,002)
Distributions paid to noncontrolling interests	(7,116)	(1,657)	(1,884)
Contributions received from noncontrolling interests	1,645	—	1,171
Deposits for loan commitments	(379)	—	—
Draws on credit facility	57,000	62,000	255,000
Payment on credit facility	(147,000)	(92,000)	(45,000)
Proceeds from mortgage notes and other debt payable	101,000	45,000	—
Debt issuance costs	(1,202)	(1,372)	(2,699)
Payment on early extinguishment of debt	(207)	—	—
Principal payments on mortgage notes and other debt payable	(88,515)	(21,809)	(72,723)
Net cash (used in) provided by financing activities	185,895	(22,121)	43,703
Net increase (decrease) in cash, cash equivalents and restricted cash	68,753	2,836	(5,308)
Effect of exchange rates	—	—	(8)
Cash, cash equivalents and restricted cash at the beginning of the year	45,269	42,433	47,749
Cash, cash equivalents and restricted cash at the end of the year	$114,022	$45,269	$42,433
Reconciliation of cash, cash equivalents and restricted cash shown per Consolidated Balance Sheets to cash, cash equivalents and restricted per Consolidated Statements of Cash Flows
Cash and cash equivalents	$77,056	$37,109	$39,700
Restricted cash	36,966	7,831	2,536
Restricted cash included in assets held for sale	—	329	197
Cash, cash equivalents and restricted cash at the end of the period	$114,022	$45,269	$42,433
Supplemental disclosure of cash flow information:
Interest paid	$29,343	$32,573	$28,097
Non-cash activities:
Write-offs of receivables	$26	$244	$93
Write-offs of retired assets and liabilities	16,515	11,508	12,977
Change in liability for capital expenditures	(146)	4,277	(5,242)
Net liabilities transferred at sale of real estate investments	2,100	659	1,100
Net liabilities assumed at acquisition	285	511	(437)
Change in issuance of common stock receivable and redemption of common stock payable	(647)	(554)	(367)
Change in accrued offering costs	22,757	(4,114)	(9,935)
Assumption of mortgage notes payable	(41,546)	—	(67,870)
Transfers of property in extinguishment of debt settlement	—	—	20,689
See notes to consolidated financial statements.

Jones Lang LaSalle Income Property Trust, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
$ in thousands, except per share amounts
NOTE 1—ORGANIZATION
General
Except where the context suggests otherwise, the terms “we,” “us,” “our” and the “Company” refer to Jones Lang LaSalle Income Property Trust, Inc. The terms “Advisor” and “LaSalle” refer to LaSalle Investment Management, Inc.
Jones Lang LaSalle Income Property Trust, Inc. is an externally advised, daily valued perpetual-life real estate investment trust ("REIT") that owns and manages a diversified portfolio of apartment, industrial, office, retail and other properties located in the United States. Over time our real estate portfolio may be further diversified on a global basis through the acquisition of properties outside of the United States and will be complemented by investments in real estate-related debt and equity securities. We were incorporated on May 28, 2004 under the laws of the State of Maryland. We believe that we have operated in such a manner to qualify to be taxed as a REIT for federal income tax purposes commencing with the taxable year ended December 31, 2004, when we first elected REIT status. As of December 31, 2019, we owned interests in a total of 77 properties, located in 20 states.
We own, and plan to continue to own, all or substantially all of our assets through JLLIPT Holdings LP, a Delaware limited partnership (our “operating partnership”), of which we are the initial limited partner and JLLIPT Holdings GP, LLC, our wholly owned subsidiary is the sole general partner. The use of our operating partnership to hold all or substantially all of our assets is referred to as an Umbrella Partnership Real Estate Investment Trust ("UPREIT"). This structure is intended to facilitate tax-free contributions of properties to our operating partnership in exchange for limited partnership interests in our operating partnership. A transfer of property directly to a REIT in exchange for shares of common stock of a REIT is generally a taxable transaction to the transferring property owner. In an UPREIT structure, a property owner who desires to defer taxable gain on the disposition of his property may transfer the property to our operating partnership in exchange for limited partnership interests in the operating partnership and defer taxation of gain until the limited partnership interests are disposed of in a taxable transaction.
From our inception to January 15, 2015, we raised equity proceeds through various public and private offerings of shares of our common stock. On January 16, 2015, our follow-on Registration Statement on Form S-11 was declared effective by the Securities and Exchange Commission (the "SEC") with respect to our continuous public offering of up to $2,700,000 in any combination of shares of our Class A, Class M, Class A-I and Class M-I common stock, consisting of up to $2,400,000 of shares offered in our primary offering and up to $300,000 in shares offered pursuant to our distribution reinvestment plan (the “First Extended Public Offering”). As of July 6, 2018, the date our First Extended Public Offering terminated, we had raised aggregate gross proceeds from the sale of shares of our common stock in our First Extended Public Offering of $1,138,053.
On July 6, 2018, the SEC declared our second follow-on Registration Statement on Form S-11 the (the "Second Extended Public Offering") effective (Commission File No. 333-222533) to offer up to $3,000,000 in any combination of shares of our Class A, Class M, Class A-I and Class M-I common stock, consisting of up to $2,700,000 of shares offered in our primary offering and up to $300,000 in shares offered pursuant to our distribution reinvestment plan. We reserve the right to terminate the Second Extended Public Offering at any time and to extend the Second Extended Public Offering term to the extent permissible under applicable law. As of December 31, 2019, we have raised aggregate gross proceeds from the sale of shares of our common stock in our Second Extended Public Offering of $542,060.
On March 3, 2015, we commenced a private offering (the "Follow-on Private Offering") of up to $350,000 in shares of our Class D common stock with an indefinite duration. As of December 31, 2019, we have raised aggregate gross proceeds from the sale of shares of our Class D common stock in our Follow-on Private Offering of $68,591.
On October 16, 2019, through our operating partnership, we initiated a program (the “DST Program”) to raise up to $500,000, which our board of directors may increase in its sole discretion, in private placements exempt from registration under the Securities Act of 1933, as amended, through the sale of beneficial interests to accredited investors in specific Delaware statutory trusts holding real properties ("DST Properties"), which may be sourced from our real properties or from third parties. As of December 31, 2019, we have not raised any proceeds from our DST program.

As of December 31, 2019, 88,007,721 shares of Class A common stock, 39,036,770 shares of Class M common stock, 11,153,567 shares of Class A-I common stock, 22,589,599 shares of Class M-I common stock, and 4,957,915 shares of Class D common stock were outstanding and held by a total of 17,246 stockholders.
LaSalle acts as our advisor pursuant to the advisory agreement among us, our operating partnership and LaSalle (the "Advisory Agreement"). The term of our Advisory Agreement expires June 5, 2020, subject to an unlimited number of successive one-year renewals. Our Advisor, a registered investment advisor with the SEC, has broad discretion with respect to our investment decisions and is responsible for selecting our investments and for managing our investment portfolio pursuant to the terms of the Advisory Agreement. Our executive officers are employees of and compensated by our Advisor. We have no employees, as all operations are managed by our Advisor.
LaSalle is a wholly-owned, but operationally independent subsidiary of Jones Lang LaSalle Incorporated ("JLL" or our "Sponsor"), a New York Stock Exchange-listed leading professional services firm that specializes in real estate and investment management. As of December 31, 2019, JLL and its affiliates owned an aggregate of 2,521,801 Class M shares, which were issued for cash at a price equal to the most recently reported net asset value ("NAV") per share as of the purchase date and have a current value of $30,867.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and the instructions to Form 10-K and include the accounts of our wholly-owned subsidiaries, consolidated variable interest entities ("VIE") and the unconsolidated investments in real estate affiliates. We consider the authoritative guidance of accounting for investments in common stock, investments in real estate ventures, investors accounting for an investee when the investor has the majority of the voting interest but the minority partners have certain approval or veto rights, determining whether a general partner or general partners as a group controls a limited partnership or similar entity when the limited partners have certain rights, and the consolidation of VIEs in which we own less than a 100% interest. All significant intercompany balances and transactions have been eliminated in consolidation.
Parenthetical disclosures are shown on our Consolidated Balance Sheets regarding the amounts of VIE assets and liabilities that are consolidated. As of December 31, 2019, our VIEs include The District at Howell Mill, Grand Lakes Marketplace, and Presley Uptown due to the limited partnership structures and our partners having limited participation rights and no kick-out rights. The creditors of our VIEs do not have general recourse to us. On December 5, 2019, we acquired the 10% noncontrolling interest in Townlake of Coppell resulting in us owning 100% of the property and thus the property was no longer considered a VIE as of such date.
Noncontrolling interests represent the minority members’ proportionate share of the equity in our VIEs. At acquisition, the assets, liabilities and noncontrolling interests were measured and recorded at the estimated fair value. Noncontrolling interests will increase for the minority members’ share of net income of these entities and contributions and decrease for the minority members’ share of net loss and distributions. As of December 31, 2019, noncontrolling interests represented the minority members’ proportionate share of the equity of the entities listed above as VIEs.
Certain of our joint venture agreements include provisions whereby, at certain specified times, each party has the right to initiate a purchase or sale of its interest in the joint ventures at an agreed upon fair value. Under these provisions, we are not obligated to purchase the interest of its outside joint venture partners.
Investments in Real Estate
Real estate assets are stated at cost. Our real estate assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. A real estate asset is considered to be impaired when the estimated future undiscounted operating cash flow over the expected hold period is less than its carrying value in accordance with the authoritative guidance on accounting for the impairment or disposal of long-lived assets. To the extent impairment has occurred, the excess of the carrying value of the asset over its estimated fair value will be charged to operations. The valuation adjustments were calculated based on market conditions and assumptions made by management at the time the valuation adjustments were recorded, which may differ materially from actual results if market conditions or the underlying assumptions change in the future. When we have committed to a plan to sell a property that is available for immediate sale, have the necessary approvals and marketing in place, and believe that the sale of the property is probable the assets selected for disposal will be classified as held-for-sale and carried at the lower of their carrying values (i.e., cost less accumulated depreciation and any impairment loss recognized, where applicable) or estimated fair values less costs to sell. Carrying values are reassessed at each balance sheet date. Due to market fluctuation, actual proceeds realized on the ultimate sale of these properties may differ from estimates and such differences could be material. Depreciation and amortization cease once a property is classified as held-for-sale. We recorded no impairment charges for the years ended December 31, 2019 and 2018.
Depreciation expense is computed using the straight-line method based upon the following estimated useful lives:

Asset Category	Estimated Useful Life
Buildings and improvements	40-50 Years
Tenant improvements	Lesser of life of improvement or life of related lease
Equipment and fixtures	2-10 Years

Maintenance and repairs are charged to expense when incurred. Expenditures for significant betterments and improvements are capitalized.

Investments in Unconsolidated Real Estate Affiliates and Real Estate Fund Investment
We account for our investments in unconsolidated real estate affiliates using either the equity method or the fair value option. Under the equity method the cost of the investment is adjusted for our share of equity in net income or loss and reduced by distributions received and increased by contributions provided. Under the fair value option, the cost basis of the investment is increased for contributions made to the investment and adjusted for our share of changes in the fair value of the investment. Distributions received from investments in unconsolidated real estate affiliates under the fair value option are recorded as income from the unconsolidated affiliates. Distributions that are identified as returns of capital are recorded as a reduction to the cost basis of the investment, whereas distributions identified as capital gains or losses are recorded as realized gains or losses.
We evaluate the carrying values of our investments in unconsolidated real estate affiliates accounted for under the equity method, excluding our investment under the fair value option, in accordance with the authoritative guidance on the equity method of accounting for investments in common stock. We analyze our investments in unconsolidated real estate affiliates when circumstances change and at every reporting period and determine if an “other-than-temporary” impairment exists and, if so, we assess our ability to recover our carrying cost of the investment. We concluded that we did not have any “other than temporary” impairment in our investments in unconsolidated real estate affiliates in 2019, 2018 or 2017, which we account for under the equity method.
Revenue Recognition
Minimum rent revenues are recognized on a straight-line basis over the terms of the related leases. Straight-line rent revenue (representing rents recognized prior to being billed and collectible as provided by the terms of the leases) caused net increases to rent revenue of $3,351, $2,274 and $3,023 for the years ended December 31, 2019, 2018 and 2017, respectively. Also included, as an increase to rent revenue, for the years ended December 31, 2019, 2018 and 2017, are $2,107, $2,244 and $2,451, respectively, of net amortization related to above-and below-market in-place leases at properties acquired as provided by authoritative guidance on goodwill and intangible assets. Tenant recoveries are recognized as revenues in the period the applicable costs are incurred.
Cash and Cash Equivalents
We consider all highly-liquid investments purchased with original maturities of three months or less to be cash equivalents. We maintain a portion of our cash in bank deposit accounts, which, at times, may exceed the federally insured limits. No losses have been experienced related to such accounts. We believe our bank deposit accounts are held with quality financial institutions.

Restricted Cash
Restricted cash includes amounts established pursuant to various agreements for loan escrow accounts, loan commitments and property sale proceeds. When we sell a property, we can elect to enter into a like-kind exchange pursuant to the applicable Internal Revenue Service guidance whereby the proceeds from the sale are placed in escrow with a qualified intermediary until a replacement property can be purchased. At December 31, 2019, our restricted cash balance on our Consolidated Balance Sheet was primarily related to loan escrow amounts and subscriptions received in advance.
Deferred Expenses
Deferred expenses consist of lease commissions. Lease commissions are capitalized and amortized over the term of the related lease as a component of depreciation and amortization expense. Accumulated amortization of deferred expenses at December 31, 2019 and 2018 was $4,893 and $5,305, respectively.
Foreign Exchange
We utilize the U.S. dollar as our functional currency, except for our former Canadian operations, which used the Canadian dollar as the functional currency. When preparing consolidated financial statements, assets and liabilities of foreign entities are translated at the exchange rates at the balance sheet date, while income and expense items are translated at average rates for the period. Income statement amounts of significant transactions are translated at the rate in effect as of the date of the transactions. Foreign currency translation adjustments are recorded in accumulated other comprehensive loss. The Canadian property was disposed of on July 26, 2017.

Acquisitions
We use estimates of future cash flows and other valuation techniques to allocate the fair value of acquired property among land, building and other identifiable asset and liability intangibles. We record land and building values using an as-if-vacant methodology. We record above- and below-market in-place lease values for acquired properties based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) our estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease plus any below-market lease extension option periods. We amortize the capitalized above-market lease values as a reduction of minimum rents over the remaining non-cancelable terms of the respective leases. We amortize the capitalized below-market lease values as an increase to minimum rents over the term of the respective leases plus any below-market lease extension option terms. Should a tenant terminate its lease prior to the contractual expiration, the unamortized portion of the above-market and below-market in-place lease value is immediately charged to minimum rents.
We measure the aggregate value of other intangible assets acquired based on the difference between (i) the property valued with existing in-place leases and (ii) the property valued as-if-vacant. Our estimates of value are made using methods similar to those used by independent appraisers, primarily discounted cash flow analyses. Factors considered by us in our analysis include an estimate of carrying costs during the hypothetical expected lease-up periods considering current market conditions at the date of acquisition, and costs to execute similar leases. We also consider information obtained about each property as a result of the pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, we will include estimates of lost rentals during the expected lease-up periods, which is expected to primarily range from one to two years, depending on specific local market conditions, and costs to execute similar leases, including leasing commissions, legal and other related expenses to the extent that such costs are not already incurred in connection with a new lease origination as part of the transaction.
The total amount of other intangible assets acquired is further allocated to in-place lease values and customer relationship intangible values based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant. Characteristics considered by us in allocating these values include, among other factors, the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement). As of December 31, 2019 and 2018, we have allocated no value to customer relationship value. We amortize the value of in-place leases to expense over the weighted average lease term of the respective leases, which generally range from one to ten years.
Purchase price has been allocated to acquired intangible assets, which include acquired in-place lease intangibles, acquired above-market in-place lease intangibles and acquired ground lease intangibles, which are reported net of accumulated amortization of $67,574 and $58,433 at December 31, 2019 and 2018, respectively, on the accompanying Consolidated Balance Sheets. The acquired intangible liabilities represent acquired below-market in-place leases, which are reported net of accumulated amortization of $10,372 and $10,280 at December 31, 2019 and 2018, respectively, on the accompanying Consolidated Balance Sheets. Our amortizing intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. According to authoritative guidance, an amortizing intangible asset is considered to be impaired when the estimated future undiscounted operating cash flow is less than its carrying value. To the extent impairment has occurred, the excess of the carrying value of the amortizing intangible asset over its estimated fair value will be charged to operations.
Future amortization related to amortizing acquired intangible assets and liabilities, including those classified as held for sale, as of December 31, 2019 is as follows:

	Acquired in-place leases	Acquired above-market leases	Below-market ground lease	Acquired below-market leases
2020	$18,438	$789	$15	$(2,610)
2021	16,956	715	15	(2,501)
2022	14,635	622	15	(2,246)
2023	12,723	427	15	(1,899)
2024	7,676	281	15	(1,486)
Thereafter	19,047	697	261	(5,079)
	$89,475	$3,531	$336	$(15,821)

Income Taxes
We first elected to be taxed as a REIT under sections 856-860 of the Internal Revenue Code of 1986, as amended (the “Code”), for our taxable year ended December 31, 2004. To qualify as a REIT, we must meet a number of organizational and operational requirements, including requirements to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding net capital gains, and to meet certain quarterly asset and annual income tests. It is our current intention to adhere to these requirements. As a REIT, we will generally not be subject to corporate-level federal income tax to the extent we distribute 100% of our taxable income to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income, property or net worth, and to certain federal income and excise taxes.
On December 22, 2017, tax legislation commonly referred to as the Tax Cuts and Jobs Act was signed into law which resulted in significant U.S. federal income tax reform. We did not identify any items for which the accounting for the income tax effects of the Tax Cut and Jobs Act have not been completed. The Alternative Minimum Tax has been repealed for tax years beginning after December 31, 2017 as a result of the Tax Cut and Jobs Act.
Earnings and profits, which determine the tax treatment of dividends to stockholders, differ from net income reported for financial reporting purposes due to differences for federal income tax reporting purposes in computing, among other things, estimated useful lives, depreciable basis of properties and permanent and timing differences on the inclusion or deductibility of elements of income and expense for such purposes.
We evaluate uncertain tax positions in accordance with FASB ASC 740, Income Taxes. Based upon our current evaluation, we have concluded that there are no significant uncertain tax positions relevant to the jurisdictions where we are required to file income tax returns requiring recognition in the consolidated financial statements at December 31, 2019, 2018, and 2017. We are not subject to federal income tax examinations for tax years prior to 2016.
Business Segments
Consistent with how we review and manage our properties, we align our internal operations along the five primary property types we are targeting for investments resulting in five operating segments: apartment properties, industrial properties, office properties, retail properties and other properties.
We held one investment outside the United States up until we relinquished our ownership on July 26, 2017. For the year ended December 31, 2017, total revenues of this foreign investment were $1,488. For the year ended December 31, 2017, total revenues of U.S. domiciled investments were $164,734.
Assets and Liabilities Measured at Fair Value
The Financial Accounting Standards Board’s (“FASB”) guidance for fair value measurement and disclosure states that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering assumptions, authoritative guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1—Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that we have access to at the measurement date.

•
Level 2—Observable inputs, other than quoted prices included in level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs are those in markets for which there are few transactions, the prices are not current, little public information exists or instances where prices vary substantially over time or among brokered market makers.

•
Level 3—Unobservable inputs for the asset or liability. Unobservable inputs are those inputs that reflect our own assumptions that market participants would use to price the asset or liability based on the best available information.

The authoritative guidance requires the disclosure of the fair value of our financial instruments for which it is practicable to estimate that value. The guidance does not apply to all balance sheet items. Market information as available or present value techniques have been utilized to estimate the amounts required to be disclosed. Since such amounts are estimates, there can be no assurance that the disclosed value of any financial instrument could be realized by immediate settlement of the instrument.

Real estate fund investments accounted for under the fair value option are stated at the fair value of our ownership in the fund. The fair value is recorded based upon changes in the NAV of the limited partnership as determined from the financial statements of the real estate fund. During the year ended December 31, 2019 and 2018, we recorded unrealized changes in fair value classified within the Level 3 category of $4,234 and $2,226, respectively, in our investment in the NYC Retail Portfolio (see Note 4-Unconsolidated Real Estate Affiliates and Fund Investments).
We have estimated the fair value of our mortgage notes and other debt payable reflected in the accompanying Consolidated Balance Sheets at amounts that are based upon an interpretation of available market information and valuation methodologies (including discounted cash flow analysis with regard to fixed rate debt) for similar loans made to borrowers with similar credit ratings and for the same maturities. The fair value of our mortgage notes and other debt payable, including amounts included as held for sale, using level two inputs was approximately $21,360 higher and $14,422 lower than the aggregate carrying amounts at December 31, 2019 and 2018, respectively. Such fair value estimates are not necessarily indicative of the amounts that would be realized upon extinguishment of our mortgage notes and other debt payable.
Derivative Financial Instruments
We record all derivatives on the Consolidated Balance Sheets at fair value in prepaid expenses and other assets or accounts payable and other accrued expenses. Changes in the fair value of our derivatives are recorded on our Consolidated Statements of Operations and Comprehensive Income, as a component of interest expense, as we have not designated our derivative instruments as hedges. Our objective in using interest rate derivatives is to manage our exposure to interest rate movements. To accomplish this objective, we use interest rate caps and swaps.
 As of December 31, 2019, we had the following outstanding interest rate derivatives related to managing our interest rate risk:

Interest Rate Derivative	Number of Instruments	Notional Amount
Interest Rate Swaps	6	212,800
The fair value of our interest rate caps and swaps represent liabilities of $2,140 and assets of $3,921 at December 31, 2019 and 2018, respectively.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions. These estimates and assumptions impact the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. For example, significant estimates and assumptions have been made with respect to useful lives of assets, recoverable amounts of receivables, fair value of derivatives and real estate assets, initial valuations and related amortization periods of deferred costs and intangibles, particularly with respect to property acquisitions. Actual results could differ from those estimates.
Recently Adopted Accounting Pronouncements
Effective January 1, 2019, we adopted Accounting Standard Update ("ASU") 2016-02 Leases and 2018-11 Leases: Targeted Improvements (Topic 842) ("ASU 842"). The new guidance sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). We elected a practical expedient, by class of underlying assets, to not separate non-lease components from the related lease components and, instead, to account for those components as a single lease component, when certain criteria are met. Upon adoption, we reclassified these components for prior periods to conform with the current period presentation. We also elected permitted practical expedients to not reassess lease classification and use of the standard’s effective date as the date of initial application and therefore financial information under ASU 842 is not provided for periods prior to January 1, 2019. The accounting for lessors remained largely unchanged from previous GAAP; however, the standard required that lessors expense, on an as-incurred basis, certain initial direct costs that are not incremental in negotiating a lease. Under previous standards, certain of these costs were capitalizable and therefore this new standard will result in certain of these costs being expensed as incurred after adoption. Additionally, the standard requires lessors to evaluate whether the collectability of all rents is probable before recognizing rental revenues on a straight-line basis over the applicable lease term.

The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight line basis over the term of the lease.  A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification.  Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. As of December 31, 2019, we have a ground lease arrangement for which we are the lessee and recorded a right-of-use asset within prepaid expenses and other assets on our Consolidated Balance Sheets in the amount of $2,182 and a lease liability within accounts payable and other liabilities on our Consolidated Balance Sheets in the amount of $2,235.
Reclassification
Upon adoption of ASU 842, we reclassified amounts previously recorded as recovery revenue and amounts determined to be uncollectable, previously recorded as provision for doubtful accounts, to rental revenue to conform with the current year presentation. The following table summarizes the reclassifications being made on our Consolidated Statement of Operations for the years ended December 31, 2018 and 2017:

	Year Ended December 31, 2018
	Previously Reported	Reclassification	Newly Reported
Rental Revenue	$137,899	$26,807	$164,706
Other Revenue	32,784	(26,978)	5,806
Provision for Doubtful Accounts	(171)	171	—

	Year Ended December 31, 2017
	Previously Reported	Reclassification	Newly Reported
Rental Revenue	$132,642	$26,573	$159,215
Other Revenue	32,310	(26,791)	5,519
Provision for Doubtful Accounts	(218)	218	—

NOTE 3—PROPERTY
The primary reason we make acquisitions of real estate investments in the apartment, industrial, office, retail and other property sectors is to invest capital contributed by stockholders in a diversified portfolio of real estate assets. All references to square footage and units are unaudited.
2019 Acquisitions
On March 29, 2019, we acquired Fremont Distribution Center, a 237,000 square foot, two building industrial property located in Fremont, California, for approximately $47,000. The acquisition was funded with cash on hand.
On May 13, 2019, we acquired Stonemeadow Farms, a 280-unit apartment property located in Bothell, Washington, for approximately $81,800. The acquisition was funded with cash on hand.
On May 31, 2019, we acquired 3324 West Trinity Boulevard, a 145,000 square foot industrial distribution center located in Grand Prairie, Texas, for approximately $16,150. The acquisition was funded with cash on hand.
On July 2, 2019, we acquired Genesee Plaza, a 161,000 square foot two building medical office campus located in San Diego, California, for approximately $89,500. The acquisition was funded by the assumption of a six-year mortgage loan that bears interest at a fixed rate of 4.30% in the amount of $41,546 and with cash on hand.
On July 31, 2019, we acquired Summit at San Marcos, a 273-unit apartment property located in Chandler, Arizona, for approximately $71,750. The acquisition was funded with a draw on the credit facility and cash on hand.
On August 23, 2019, we acquired Taunton Distribution Center, a 200,000 square foot industrial distribution center located in Taunton, Massachusetts, for approximately $25,700. The acquisition was funded with cash on hand.
On September 30, 2019, we acquired a 97.5% interest in Presley Uptown, a 230-unit apartment property in the Uptown submarket of Charlotte, North Carolina. The joint venture acquired the property for approximately $55,250. The acquisition was funded with a draw on the credit facility and cash on hand.
On December 6, 2019, we acquired Chandler Distribution Center, a 211,000 square foot industrial distribution center located in Chandler, Arizona for $31,000. The acquisition was funded with cash on hand.
We allocated the purchase price for our 2019 acquisitions in accordance with authoritative guidance as follows:

2019 Acquisitions
Land	$74,458
Building and equipment	313,335
In-place lease intangible (acquired intangible assets)	32,312
Above-market lease intangible (acquired intangible assets)	998
Below-market lease intangible (acquired intangible liabilities)	(2,702)
$418,401
Amortization period for intangible assets and liabilities	1 month -10 years
On December 5, 2019, we acquired our joint venture partner's 10% interest in Townlake of Coppell for approximately $6,000 plus the assumption of the joint venture partners pro rata share of the mortgage loan in the amount of approximately $2,880.

2018 Acquisitions
On June 6, 2018, we acquired the Villas at Legacy, a garden-style 328-unit apartment community located in Plano, Texas, for approximately $57,800 plus closing costs. The acquisition was funded with cash on hand.
We allocated the purchase price for our 2018 acquisition in accordance with authoritative guidance as follows:

2018 Acquisition
Land	$6,888
Building and equipment	48,504
In-place lease intangible (acquired intangible assets)	2,577
$57,969
Amortization period for intangible assets and liabilities	6 months
On December 27, 2018, we acquired our joint venture partners 22% interest in The Edge at Lafayette for $880 plus the assumption of the joint venture partners pro rata share of the mortgage loan in the amount of $3,890. The owner of the 22% interest in the joint venture that owned the property was an investment fund advised by LaSalle and in which JLL owned a minority interest.
2017 Acquisitions
On July 14, 2017, we acquired Jory Trail at the Grove, a 324-unit apartment community located in Wilsonville, Oregon, for approximately $74,750. The acquisition was funded by the assumption of an eight-year mortgage loan that bears interest at a fixed-rate of 3.81% in the amount of $44,250, a draw on our credit facility and cash on hand.
On July 28, 2017, we acquired The Reserve at Johns Creek Walk, a 210-unit apartment community located in Johns Creek, Georgia, for approximately $47,300. The acquisition was funded by the assumption of a three-year mortgage loan that bears interest at a fixed rate of 3.30% in the amount of $23,620, a draw on our credit facility and cash on hand.
On August 8, 2017, we acquired, Montecito Marketplace, a 190,000 square foot grocery-anchored retail center located in Las Vegas, Nevada for approximately $63,550. The acquisition was funded with a draw on our credit facility and cash on hand.
On December 20, 2017, we acquired, through a reverse 1031 exchange, Mason Mill Distribution Center, a newly-constructed 340,000 square-foot industrial property located in Buford, Georgia, for approximately $31,000. The acquisition was funded with cash on hand.
We allocated the purchase price for our 2017 acquisitions in accordance with authoritative guidance as follows:

2017 Acquisitions
Land	$30,245
Building and equipment	171,022
In-place lease intangible (acquired intangible assets)	15,863
Above-market lease intangible (acquired intangible assets)	805
Below-market lease intangible (acquired intangible liabilities)	(1,235)
$216,700
Amortization period for intangible assets and liabilities	1 month - 15 years
Impairment of Investment in Real Estate
 In accordance with authoritative guidance for impairment of long-lived assets, we recorded no impairment during 2019, 2018 and 2017.
2019 Disposition
On February 7, 2019, we sold 111 Sutter Street for approximately $227,000 less closing costs. In connection with the disposition, the mortgage loan associated with the property of approximately $52,300 was retired. We recorded a gain on the sale of property in the amount of $107,108.

2018 Disposition
On February 5, 2018, we sold Station Nine Apartments for approximately $75,000 less closing costs. We recorded a gain on the sale of the property in the amount of $29,665.
2017 Dispositions
On July 26, 2017, we relinquished our ownership of Railway Street Corporate Centre, a 135,000 square foot office building located in Calgary, Canada, through a deed in lieu of foreclosure with the lender. Upon our relinquishment of the property, we were relieved of approximately $27,600 of mortgage obligations plus accrued interest associated with the mortgage loan. Upon extinguishment of the mortgage debt obligation, a $252 non-cash accounting gain was recognized representing the difference between the book value of the debt, interest payable and other obligations extinguished over the fair value of the property and other assets transferred as of the transfer date. Upon relinquishment of the property and extinguishment of the mortgage debt obligation we also recognized $1,895 of Accumulated Other Comprehensive Loss from historical foreign currency translation adjustments as part of the gain on disposition of property and extinguishment of debt on our Consolidated Statement of Operations and Comprehensive Income.
On September 19, 2017, we sold 14600 Sherman Way and 14624 Sherman Way for approximately $22,350 less closing costs. We recorded a gain on the sale of the properties in the amount of $7,144.
On December 15, 2017, we sold Joliet Distribution Center for approximately $28,200 less closing costs. We recorded a gain on the sale of the property in the amount of $9,481.
2018 Held for Sale
On December 17, 2018, 111 Sutter Street was classified as held for sale. This property was sold on February 7, 2019.
As of December 31, 2018, our investment in real estate and other assets and liabilities held for sale was comprised of:

December 31, 2018
Land	$39,920
Building and equipment, net	67,819
Other assets, net	4,847
Total assets	$112,586

Mortgage notes and other debt payable, net	$53,953
Other liabilities	2,310
Total liabilities	$56,263

NOTE 4—UNCONSOLIDATED REAL ESTATE AFFILIATES AND FUND INVESTMENTS
Unconsolidated Real Estate Affiliates
In addition to investments in consolidated properties, we may make investments in real estate which are classified as unconsolidated real estate affiliates under GAAP. The following represent our unconsolidated real estate affiliates as of December 31, 2019 and December 31, 2018.

				Carrying Amount of Investment
Property	Property Type	Location	Acquisition Date	December 31, 2019	December 31, 2018
Chicago Parking Garage	Other	Chicago, IL	December 23, 2014	$15,741	$17,260
Pioneer Tower	Office	Portland, OR	June 28, 2016	109,653	111,091
The Tremont	Apartment	Burlington, MA	July 19, 2018	21,571	21,881
The Huntington	Apartment	Burlington, MA	July 19, 2018	12,323	13,082
Total				$159,288	$163,314

Summarized Combined Balance Sheets—Unconsolidated Real Estate Affiliates—Equity Method Investments (Unaudited)

	December 31, 2019	December 31, 2018
Net investments in real estate	$226,289	$227,451
Acquired intangible assets, net	15,050	19,016
Other assets	5,767	6,315
Total assets	$247,106	$252,782

Mortgage notes and other debt payable	$69,952	$71,003
Acquired intangible liabilities, net	3,324	4,174
Other liabilities	3,376	2,771
Total liabilities	76,652	77,948
Members’ equity	170,454	174,834
Total liabilities and members' equity	$247,106	$252,782

Company Investments in Unconsolidated Real Estate Affiliates—Equity Method Investments (Unaudited)

	December 31, 2019	December 31, 2018
Members’ equity	$170,454	$174,834
Less: other members' equity	(11,273)	(11,630)
Basis differential	107	110
Investments in unconsolidated real estate affiliates	$159,288	$163,314
Summarized Combined Statements of Operations—Unconsolidated Real Estate Affiliates—Equity Method Investments (Unaudited)

	Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017
Total revenues	$21,057	$16,188	$11,952
Total operating expenses	17,014	16,522	10,795
Operating income	$4,043	$(334)	$1,157
Total other expenses	2,860	1,310	—
Net income (loss)	$1,183	$(1,644)	$1,157

Company Equity in Income of Unconsolidated Real Estate Affiliates—Equity Method Investments (Unaudited)

	Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017
Net income (loss) of unconsolidated real estate affiliates	$1,183	$(1,644)	$1,157
Other members’ share of net (income) loss	(351)	593	—
Company equity in income (loss) of unconsolidated real estate affiliates	$832	$(1,051)	$1,157
Real Estate Fund Investment
NYC Retail Portfolio
On December 8, 2015, a wholly-owned subsidiary of the Company acquired an approximate 28% interest in a newly formed limited partnership, Madison NYC Core Retail Partners, L.P, which acquired an approximate 49% interest in entities that initially owned 15 retail properties located in the greater New York City area (the “NYC Retail Portfolio”), the result of which is that we own an approximate 14% interest in the NYC Retail Portfolio. The purchase price for such portion is approximately $85,600 including closing costs. As of December 31, 2019, the NYC Retail Portfolio owned 9 retail properties totaling approximately 2,014,000 square feet across urban infill locations in Manhattan, Brooklyn, Queens, Staten Island and New Jersey.
At acquisition we made the election to account for our interest in the NYC Retail Portfolio under the fair value option. This fair value election was made as the investment is in the form of a commingled fund with institutional partners where fair value accounting provides the most relevant information about the financial condition of the investment. We record increases and decreases in our investment each reporting period based on the change in the fair value of the investment as estimated by the general partner. Critical inputs to NAV estimates include valuations of the underlying real estate assets which incorporate investment-specific assumptions such as discount rates, capitalization rates and rental growth rates. We did not consider adjustments to NAV estimates provided by the general partner, including adjustments for any restrictions to the transferability of ownership interests embedded within the investment agreement to which we are a party, to be necessary based upon (1) our understanding of the methodology utilized and inputs incorporated to estimate NAV at the investment level, (2) consideration of market demand for the retail assets held by the venture, and (3) contemplation of real estate and capital markets conditions in the localities in which the venture operates. We have no unfunded commitments. Our investment in the NYC Retail Portfolio is presented on our Consolidated Balance Sheets within real estate fund investment. Changes in the fair value of our investment as well as cash distributions received are recorded on our Consolidated Statements of Operations within income from unconsolidated real estate affiliates and fund investments. During the year ended December 31, 2019, three retail properties in the NYC Retail Portfolio with a combined 366,000 square feet were disposed of and the mortgage loans were extinguished. As of December 31, 2019 and December 31, 2018, the carrying amount of our investment in the NYC Retail Portfolio was $93,400 and $92,414, respectively. During the year ended December 31, 2019, we recorded increases in fair value of our investment in the NYC Retail Portfolio of $4,234, we received return of capital distributions totaling $3,248 and we received distributions of income totaling $2,000. This cash distribution of income increased equity in income of unconsolidated real estate affiliates and fund investment. During the year ended December 31, 2018, a 73,000 square foot retail property in the NYC Retail Portfolio was sold and its mortgage loan extinguished. During the year ended December 31, 2018, we recorded increases in fair value of our investment in the NYC Retail Portfolio of $2,226, we received return of capital distributions totaling $3,482 and, we received distributions of income totaling $829. This cash distribution increased equity in income of unconsolidated real estate affiliates and fund investments.

Summarized Combined Balance Sheets—NYC Retail Portfolio Investment—Fair Value Option Investment (Unaudited)

	December 31, 2019	December 31, 2018
Investment in real estate venture	$340,797	$335,704
Cash	672	2,560
Other assets	209	3
Total assets	$341,678	$338,267

Total liabilities	$3,541	$567
Partners' capital	338,137	337,700
Total liabilities and partners' capital	$341,678	$338,267
Summarized Statement of Operations—NYC Retail Portfolio Investment—Fair Value Option Investment (Unaudited)

	Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017
Total revenue	$6,001	$3,333	$14,386

Net investment income	$4,128	$1,330	$11,740
Net change in unrealized gain on investment in real estate venture	15,292	6,675	24,686
Net income	$19,420	$8,005	$36,426

NOTE 5—MORTGAGE NOTES AND OTHER DEBT PAYABLE
Mortgage notes and other debt payable have various maturities through 2054 and consist of the following:

Property	Maturity/Extinguishment Date	Fixed / Floating	Interest Rate	Amount payable as of
				December 31, 2019	December 31, 2018
Grand Prairie Distribution Center (1)	April 1, 2019	Fixed	3.58%	$—	$8,600
The Reserve at Johns Creek Walk (2)	April 1, 2020	Fixed	3.30	—	23,318
Townlake of Coppell	June 1, 2020	Fixed	3.25	28,514	28,800
Suwanee Distribution Center	October 1, 2020	Fixed	3.66	19,100	19,100
140 Park Avenue	March 1, 2021	Fixed	3.00	22,800	22,800
Monument IV at Worldgate	February 1, 2023	Fixed	3.13	40,000	40,000
Aurora Distribution Center	June 1, 2023	Fixed	3.39	13,850	13,850
180 N Jefferson	July 1, 2023	Fixed	3.89	45,000	45,000
Grand Lakes Marketplace	October 1, 2023	Fixed	4.20	23,900	23,900
Oak Grove Plaza	February 1, 2024	Fixed	4.17	9,384	9,604
South Seattle Distribution Center	March 1, 2024	Fixed	4.38	18,250	18,611
Charlotte Distribution Center	September 1, 2024	Fixed	3.66	9,764	9,964
Jory Trail at the Grove	February 1, 2025	Fixed	3.81	44,250	44,250
Skokie Commons	June 1, 2025	Fixed	3.31	24,400	24,400
DFW Distribution Center	June 1, 2025	Fixed	3.23	17,720	17,720
AQ Rittenhouse	September 1, 2025	Fixed	3.65	26,370	26,370
Timberland Town Center	October 1, 2025	Fixed	4.07	21,220	21,675
Whitestone Market	December 1, 2025	Fixed	3.58	25,750	25,750
Maui Mall	June 1, 2026	Fixed	3.64	37,894	38,638
Rancho Temecula Town Center	July 1, 2026	Fixed	4.02	28,000	28,000
Dylan Point Loma	September 1, 2026	Fixed	3.83	40,500	40,500
Lane Parke Apartments	November 1, 2026	Fixed	3.18	37,000	37,000
The District at Howell Mill	March 1, 2027	Fixed	5.30	30,378	31,080
The Penfield	March 1, 2054	Fixed	3.57	36,977	37,719
Genesee Plaza	January 1, 2025	Fixed	4.30	41,114	—
Stonemeadow Farms	August 1, 2029	Fixed	3.62	45,000	—
The Reserve at Johns Creek	December 1, 2029	Fixed	3.58	26,000	—
Presley Uptown	November 1, 2029	Fixed	3.25	30,000	—
Revolving line of credit	May 25, 2021	Floating	3.85	—	90,000
Term loans	May 25, 2023	Fixed	3.08	100,000	100,000
TOTAL				$843,135	$826,649
Net debt discount on assumed debt and debt issuance costs				(6,317)	(8,554)
MORTGAGE NOTES AND OTHER DEBT PAYABLE, NET				$836,818	$818,095

111 Sutter Street (3)	April 1, 2023	Fixed	4.50%	$—	$52,450
MORTGAGE NOTES AND OTHER DEBT PAYABLE OF HELD FOR SALE PROPERTY				$—	$52,450
________

(1)	The loan was repaid on February 8, 2019.

(2)	The loan was repaid on September 27, 2019.

(3)	The loan associated with this property was designated as held for sale on December 17, 2018. The property associated with this loan was sold on February 7, 2019 and the loan was repaid.

We have recognized a premium or discount on debt we assumed with the following property acquisitions, the remaining premium or discount is as follows as of December 31, 2019:

Property	Debt Premium (Discount)	Effective Interest Rate
The District at Howell Mill	$(1,417)	6.34%
The Penfield	(2,056)	4.02
Timberland Town Center	585	3.34
Jory Trail at the Grove	(132)	3.94
Genesee Plaza	(1,428)	4.30
Net debt discount on assumed debt	$(4,448)
Aggregate future principal payments of mortgage notes payable, excluding the property classified as held for sale as of December 31, 2019, are as follows:

Year	Amount
2020	$53,137
2021	29,626
2022	8,082
2023	230,166
2024	41,393
Thereafter	480,731
Total	$843,135

Land, buildings, equipment and acquired intangible assets related to the mortgage notes payable, with an aggregate cost of approximately $1,574,000 and $1,525,000 at December 31, 2019 and 2018, respectively, have been pledged as collateral, and are not available to satisfy our debts and obligations unless first satisfying the mortgage note payable on the property. As our mortgage notes mature, we will explore refinancing and paying off the loans as well as full or partial sales of the properties. To accomplish these refinancings and pay downs, we would use cash on hand, cash from future property operations and capital from the proceeds of the Second Extended Public Offering.
Credit Facility
On May 26, 2017, we entered into a credit agreement providing for a $250,000 revolving line of credit and unsecured term loan with a syndicate of six lenders led by JPMorgan Chase Bank, N.A., Bank of America, N.A., and PNC Bank, National Association. The $250,000 credit facility (the "Credit Facility") consists of a $200,000 revolving line of credit (the “Revolving Line of Credit”) and a $50,000 term loan (the “ First Term Loan”). On August 4, 2017, we expanded our Credit Facility to $300,000. The additional $50,000 borrowing was in the form of a five-year term loan maturing on May 26, 2022 (the "Second Term Loan"). We collectively refer to the First Term Loan and Second Term Loan as the "Term Loans". On December 12, 2018, we expanded and extended our Credit Facility to provide for a borrowing capacity of $400,000, by increasing our Revolving Line of Credit to $300,000 with a new maturity date of May 25, 2021. We also extended our Term Loans by one year with new maturity dates of May 25, 2023. The primary interest rate is based on LIBOR, plus a margin ranging from 1.25% to 2.00% depending on our leverage ratio or alternatively, we can choose to borrow at a “base rate” equal to (i) the highest of (a) the Federal Funds Rate plus 0.5%, (b) the prime rate announced by JPMorgan Chase Bank, N.A., and (c) LIBOR plus 1.0%, plus (ii) a margin ranging from 0.25% to 1.00% for base rate loans. The maturity date of the Revolving Line of Credit is May 25, 2021 and contains two 12-month extension options that we may exercise upon (i) payment of an extension fee equal to 0.15% of the gross capacity under the Revolving Line of Credit at the time of the extension, and (ii) compliance with the other conditions set forth in the credit agreement. We intend to use the Revolving Line of Credit to cover short-term capital needs, for new property acquisitions and working capital. We may not draw funds on our Credit Facility if we (i) experience a material adverse effect, which is defined to include, among other things, (a) a material adverse effect on the business, assets, operations or financial condition of the Company taken as a whole; (b) the inability of any loan party to perform any of its obligations under any loan document; or (c) a material adverse effect upon the validity or enforceability of any loan document or (ii) are in default, as that term is defined in the agreement, including a default under certain other loan agreements and/or guarantees entered into by us or our subsidiaries. As of December 31, 2019, we believe no material adverse effects had occurred.

Borrowings under the Credit Facility are guaranteed by us and certain of our subsidiaries. The Credit Facility requires the maintenance of certain financial covenants, including: (i) unencumbered property pool leverage ratio; (ii) debt service coverage ratio; (iii) maximum total leverage ratio; (iv) fixed charges coverage ratio; (v) minimum NAV; (vi) maximum secured debt ratio; (vii) maximum secured recourse debt ratio; (viii) maximum permitted investments; and (ix) unencumbered property pool criteria. The Credit Facility provides the flexibility to move assets in and out of the unencumbered property pool during the term of the Credit Facility.
At December 31, 2019, we had nothing outstanding under the Revolving Line of Credit and $100,000 outstanding under the Term Loans at LIBOR + 1.30%. We swapped the LIBOR portion of our $100,000 in Term Loans to a blended fixed rate of 1.80% (all in rate of 3.10% at December 31, 2019). At December 31, 2018, we had $90,000 outstanding under the Revolving Line of Credit and $100,000 outstanding under the Term Loans.
Covenants
At December 31, 2019, we were in compliance with all debt covenants.
Debt Issuance Costs
Debt issuance costs are capitalized and amortized over the terms of the respective agreements as a component of interest expense. Accumulated amortization of debt issuance costs at December 31, 2019 and December 31, 2018 were $5,993 and $4,537, respectively.
NOTE 6—COMMON STOCK
We have five classes of common stock: Class A, Class M, Class A-I, Class M-I, and Class D. The fees payable to LaSalle Investment Management Distributors, LLC, an affiliate of our Advisor and the dealer manager for our offerings (the "Dealer Manager"), with respect to each outstanding share of each class, as a percentage of NAV, are as follow:

	Selling Commission (1)	Dealer Manager Fee (2)
Class A Shares	up to 3.0%	0.85%
Class M Shares	—	0.30%
Class A-I Shares	up to 1.5%	0.30%
Class M-I Shares	—	None
Class D Shares (3)	up to 1.0%	None
________

(1)	Selling commissions are paid on the date of sale of our common stock.

(2)
We accrue all future dealer manager fees up to the ten percent regulatory limitation as accrued offering costs on our Consolidated Balance Sheets on the date of sale of our common stock. For NAV calculation purposes, dealer manager fees are accrued daily, on a continuous basis equal to 1/365th of the stated fee. Each Class A, Class M and Class A-I share sold in a public offering will automatically convert into the number of Class M-I shares based on the then-current applicable NAV of each class on the date following the termination of the primary portion of such public offering in which we, with the assistance of the Dealer Manager, determine that total underwriting compensation paid with respect to such public offering equals 10% of the gross proceeds from the primary portion of such public offering.

(3)	Shares of Class D common stock are only being offered pursuant to a private offering.
The selling commissions and dealer manager fees are offering costs and are recorded as a reduction of additional paid in capital.

Stock Transactions
The stock transactions for each of our classes of common stock for the years ending December 31, 2019, 2018 and 2017 were as follows:

	Shares of Class A Common Stock	Shares of Class M Common Stock	Shares of Class A-I Common Stock	Shares of Class M-I Common Stock	Shares of Class D Common Stock
Balance, December 31, 2016	69,837,581	36,522,305	12,812,637	7,591,239	7,963,493
Issuance of common stock	3,429,729	3,707,768	536,110	506,952	—
Repurchase of shares	(3,785,034)	(2,316,084)	(2,391,087)	(684,725)	(431,779)
Stock based compensation	—	—	—	8,000	—
Balance, December 31, 2017	69,482,276	37,913,989	10,957,660	7,421,466	7,531,714
Issuance of common stock	4,284,748	4,088,453	310,104	2,818,312	—
Repurchase of shares	(2,579,302)	(2,133,312)	(184,730)	(513,111)	(1,261,235)
Stock based compensation	—	—	—	11,419	—
Balance, December 31, 2018	71,187,722	39,869,130	11,083,034	9,738,086	6,270,479
Issuance of common stock	20,389,402	5,356,380	462,451	11,379,814	—
Repurchase of shares	(3,271,008)	(4,889,772)	(453,781)	(73,227)	(1,312,564)
Stock based compensation	—	—	—	11,298	—
Share conversions	(298,395)	(1,298,968)	61,863	1,533,628	—
Balance, December 31, 2019	88,007,721	39,036,770	11,153,567	22,589,599	4,957,915
Stock Issuances
The stock issuances for our classes of shares, including those issued through our distribution reinvestment plan, for the years ending December 31, 2019, 2018 and 2017 were as follows:

	December 31, 2019		December 31, 2018		December 31, 2017
	# of shares	$ Amount	# of shares	$ Amount	# of shares	$ Amount
Class A Shares	20,389,402	$250,822	4,284,748	$51,405	3,429,729	$39,623
Class M Shares	5,356,380	65,332	4,088,453	48,649	3,707,768	42,556
Class A-I Shares	462,451	5,674	310,104	3,677	536,110	6,108
Class M-I Shares	11,391,112	139,143	2,829,731	33,825	514,952	5,913
Total		$460,971		$137,556		$94,200

Share Repurchase Plan
Our share repurchase plan allows stockholders, subject to a one-year holding period, with certain exceptions, to request that we repurchase all or a portion of their shares of common stock on a daily basis at that day's NAV per share, limited to 5% of aggregate Company NAV per quarter. We have made repurchases according to our share repurchase plan as following:

Year ending December 31,	Shares of Class A Common Stock	Shares of Class M Common Stock	Shares of Class A-I Common Stock	Shares of Class M-I Common Stock	Shares of Class D Common Stock	Total Dollar of Repurchases
2017	3,785,034	2,316,084	2,391,087	684,725	431,779	$110,288
2018	2,579,302	2,133,312	184,730	513,111	1,261,235	79,177
2019	3,271,008	4,889,772	453,781	73,227	1,312,564	121,822

Distribution Reinvestment Plan
Pursuant to our distribution reinvestment plan, holders of shares of any class of our common stock may elect to have their cash distributions reinvested in additional shares of our common stock at the NAV per share applicable to the class of shares being purchased on the distribution date. For the year ended December 31, 2019, we issued 4,133,544 shares of common stock for $50,309 under the distribution reinvestment plan. For the year ended December 31, 2018, we issued 3,363,570 shares of common stock for $39,733 under the distribution reinvestment plan. For the year ended December 31, 2017, we issued 3,401,011 shares of common stock for $38,814 under the distribution reinvestment plan.
Earnings Per Share (“EPS”)
Basic per share amounts are based on the weighted average of shares outstanding of 151,179,459, 135,051,377 and 134,507,458 for the years ended December 31, 2019, 2018 and 2017, respectively. We have no dilutive or potentially dilutive securities.
We compute net income per share for Class A, Class M, Class A-I, Class M-I and Class D common stock using the two-class method. Our Advisor may earn a performance fee (see Note 9-Related Party Transactions) which may impact the net income of each class of common stock differently. The calculated performance component for the years ended December 31, 2019, 2018 and 2017, and the impact on each class of common stock, are shown below. In periods where no performance fee is recognized in our Consolidated Statements of Operations and Comprehensive Income, the net income per share will be the same for each class of common stock.
Basic and diluted net income per share for each class of common stock is computed using the weighted-average number of common shares outstanding during the period for each class of common stock. We have not issued any dilutive or potentially dilutive securities, and thus the basic and diluted net income per share for a given class of common stock is the same for each period presented.
The following table sets forth the computation of basic and diluted net income per share for each of our Class A, Class M, Class A-I, Class M-I and Class D common stock:

	Year Ended December 31, 2019
	Class A	Class M	Class A-I	Class M-I	Class D
Basic and diluted net income per share:
Allocation of net income per share before performance fee	$52,118	$26,958	$7,315	$9,987	$3,555
Allocation of performance fee	—	—	—	—	—
Total	$52,118	$26,958	$7,315	$9,987	$3,555
Weighted average number of common shares outstanding	78,844,620	40,782,711	11,066,621	15,108,522	5,376,985
Basic and diluted net income per share:	$0.66	$0.66	$0.66	$0.66	$0.66

	Year Ended December 31, 2018
	Class A	Class M	Class A-I	Class M-I	Class D
Basic and diluted net income per share:
Allocation of net income per share before performance fee	$13,806	$7,680	$2,161	$1,583	$1,412
Allocation of performance fee	279	444	123	137	92
Total	$13,527	$7,236	$2,038	$1,446	$1,320
Weighted average number of common shares outstanding	69,988,405	38,929,773	10,955,834	8,021,665	7,155,700
Basic and diluted net income per share:	$0.19	$0.19	$0.19	$0.18	$0.18

	Year Ended December 31, 2017
	Class A	Class M	Class A-I	Class M-I	Class D
Basic and diluted net income per share:
Allocation of net income per share before performance fee	$12,353	$6,600	$2,146	$1,331	$1,386
Allocation of performance fee	384	500	145	120	119
Total	$11,969	$6,100	$2,001	$1,211	$1,267
Weighted average number of common shares outstanding	69,759,939	37,276,939	12,114,150	7,525,429	7,831,002
Basic and diluted net income per share:	$0.17	$0.16	$0.17	$0.16	$0.16

Distributions Declared
The distributions declared per share for each of our classes of common stock for the years ended December 31, 2019, 2018 and 2017 were as follows:

	Distributions	Distributions Paid (1)
Record Date	Declared	Class A	Class M	Class A-I	Class M-I	Class D
3/28/2019	$0.13500	$0.11216	$0.12662	$0.12653	$0.13500	$0.13500
6/27/2019	0.13500	0.11214	0.12643	0.12653	0.13500	0.13500
9/27/2019 (2)	0.17500	0.15184	0.16642	0.16660	0.17500	0.17500
12/30/2019	0.13500	0.11189	0.12600	0.12674	0.13500	0.13500
Total	$0.58000	$0.48803	$0.54547	$0.54640	$0.58000	$0.58000

	Distributions	Distributions Paid (1)
Record Date	Declared	Class A	Class M	Class A-I	Class M-I	Class D
3/28/2018	$0.13000	$0.10170	$0.12175	$0.12168	$0.12867	$0.13000
6/28/2018	0.13000	0.10687	0.12159	0.12163	0.13000	0.13000
9/27/2018	0.13000	0.10673	0.12149	0.12155	0.13000	0.13000
12/28/2018	0.13000	0.10652	0.12141	0.12145	0.13000	0.13000
Total	$0.52000	$0.42182	$0.48624	$0.48631	$0.51867	$0.52000

	Distributions	Distributions Paid (1)
Record Date	Declared	Class A	Class M	Class A-I	Class M-I	Class D
3/30/2017	$0.12500	$0.09699	$0.11684	$0.11686	$0.12366	$0.12500
6/29/2017	0.12500	0.09660	0.11677	0.11607	0.12365	0.12500
9/28/2017	0.12500	0.09623	0.11663	0.11649	0.12361	0.12500
12/28/2017	0.12500	0.09615	0.11655	0.11643	0.12364	0.12500
Total	$0.50000	$0.38597	$0.46679	$0.46585	$0.49456	$0.50000
________

(1)	Distributions paid are net of dealer manager fees applicable to each share class.

(2)	Includes a special dividend of $0.04 per share.

Organization and Offering Costs
Organization and offering costs include, but are not limited to, legal, accounting and printing fees and personnel costs of our Advisor attributable to our organization, preparation of the registration statement, registration and qualification of our common stock for sale with the SEC, or in a private placement, and in the various states and filing fees incurred by our Advisor. LaSalle agreed to fund our organization and offering expenses for the Second Extended Public Offering until July 6, 2018, the day the registration statement was declared effective by the SEC, following which time we commenced reimbursing LaSalle over 36 months. Following the Second Extended Public Offering commencement date, we began paying directly or reimbursing LaSalle if it pays on our behalf any organization and offering costs incurred during the Second Extended Public Offering period (other than selling commissions and dealer manager fees) as and when incurred. After the termination of the Second Extended Public Offering, LaSalle has agreed to reimburse us to the extent that the organization and offering costs that we incur exceed 15% of our gross proceeds from the Second Extended Public Offering. Organization costs are expensed, whereas offering costs are recorded as a reduction of capital in excess of par value. As of December 31, 2019 and December 31, 2018, LaSalle had paid $1,775 and $2,017, respectively, of organization and offering costs on our behalf which we had not yet reimbursed. These costs are included in accrued offering costs on the Consolidated Balance Sheets.

NOTE 7—DST PROGRAM
On October 16, 2019, we, through our operating partnership, initiated the DST Program to raise up to $500,000 in private placements through the sale of beneficial interests in specific Delaware statutory trusts (“DST”) holding DST Properties, which may be sourced from our existing portfolio or from newly acquired properties sourced from third parties. Each DST Property will be leased back by a wholly owned subsidiary of our operating partnership on a long-term basis of up to ten years pursuant to a master lease agreement. The master lease agreements are expected to be guaranteed by our operating partnership. As compensation for the master lease guarantee, our operating partnership will retain a fair market value purchase option giving it the right, but not the obligation, to acquire the beneficial interests in the DST from the investors at any time after two years from the closing of the applicable DST offering in exchange for operating partnership units or cash, at our discretion.
The sale of beneficial interests in the DST Property will be accounted for as a failed sale-leaseback transaction due to the fair market value purchase option retained by the operating partnership and as such, the property will remain on our books and records. The proceeds received from each DST offering will be accounted for as a financing obligation on the Consolidated Balance Sheets. Upfront costs incurred for services provided to the DST will be accounted for as deferred loan costs and will be netted against the financing obligation.
Under the master lease, we are responsible for subleasing the DST Property to tenants, for covering all costs associated with operating the underlying DST Property, and for paying base rent to the DST that owns such property. For financial reporting purposes (and not for income tax purposes), the DST Properties are included in our consolidated financial statements, with the master lease rent payments accounted for using the interest method whereby a portion is accounted for as interest expense and a portion is accounted for as a reduction of the outstanding principal balance of the financing obligation. For financial reporting purposes, the rental revenues and rental expenses associated with the underlying property of each master lease are included in the respective line items on our Consolidated Statements of Operations and Comprehensive Income. The net amount we receive from the underlying DST Properties may be more or less than the amount we pay to the investors in the specific DST and could fluctuate over time.
As of December 31, 2019, we had not sold any interests in the DST Program.
NOTE 8—RENTALS UNDER OPERATING LEASES
We receive rental income from operating leases. The minimum future rentals from consolidated properties, excluding those classified as held for sale, based on operating leases in place at December 31, 2019 are as follows:

Year	Amount
2020	$126,632
2021	92,141
2022	80,563
2023	70,738
2024	58,918
Thereafter	191,112
Total	$620,104

Minimum future rentals do not include amounts payable by certain tenants based upon a percentage of their gross sales or as reimbursement of property operating expenses. During the years ended December 31, 2019, 2018 and 2017, no individual tenant accounted for greater than 10% of minimum base rents. The majority of the decrease in rents from 2020 future rents to 2021 is related to our apartment properties which generally have a one year lease life.

NOTE 9—RELATED PARTY TRANSACTIONS
Pursuant to our Advisory Agreement with LaSalle, we pay a fixed advisory fee of 1.25% of our NAV calculated daily. The Advisory Agreement allows for a performance fee to be earned for each share class based on the total return of that share class during the calendar year. The performance fee is calculated as 10% of the return in excess of 7% per annum. The term of our Advisory Agreement expires June 5, 2020, subject to an unlimited number of successive one-year renewals.
The fixed advisory fees for the years ended December 31, 2019, 2018 and 2017 were $23,026, $20,052 and $19,269 respectively. The performance fees for the years ended December 31, 2019, 2018 and 2017 were $0, $1,075 and $1,269 respectively. Included in Advisor fees payable for the year ended December 31, 2019 was $2,169 of fixed fee. Included in Advisor fees payable for the year ended December 31, 2018 was $1,786 of fixed fee expense and $1,075 of performance fee expense.
We pay Jones Lang LaSalle Americas, Inc. (“JLL Americas”), an affiliate of the Advisor, for property management, leasing, mortgage brokerage and sales brokerage services performed at various properties we own. For the years ended December 31, 2019, 2018 and 2017, JLL Americas was paid $1,608, $956 and $1,381, respectively, for property management and leasing services. During the year ended December 31, 2019, we paid JLL Americas $203 in mortgage brokerage fees related to the mortgage note payable for Stonemeadow Farms and $146 in mortgage brokerage fees related to the mortgage note payable for Presley Uptown.
We pay the Dealer Manager selling commissions and dealer manager fees in connection with our offerings. For the years ended December 31, 2019, 2018 and 2017, we paid the Dealer Manager selling commissions and dealer manager fees totaling $12,203, $9,113 and $10,061, respectively. A majority of the selling commissions and dealer manager fees are reallowed to participating broker-dealers. Included in accrued offering costs at December 31, 2019 and 2018 were $93,450 and $70,451 of future dealer manager fees payable, respectively.
As of December 31, 2019 and 2018, we owed $1,775 and $2,017, respectively, for organization and offering costs paid by LaSalle (see Note 6-Common Stock). These costs are included in Accrued offering costs.
LaSalle Investment Management Distributors, LLC also serves as the dealer manager for the DST Program on a “best efforts” basis. Our taxable REIT subsidiary, which is a wholly owned subsidiary of our operating partnership, will pay the dealer manager upfront selling commissions, upfront dealer manager fees and placement fees of up to 5.0%, 1.0% and 1.0%, respectively, of the gross purchase price per unit of beneficial interest sold in the DST Program. In addition, the dealer manager may receive an ongoing investor servicing fee that is calculated daily on a continuous basis from year to year equal to 1/365th of (a) 0.25% of the total equity of each outstanding unit of beneficial interest for such day, payable by the Delaware statutory trusts; (b) 0.85% of the NAV of each outstanding Class A operating partnership unit for such day issued in connection with the FMV Option, payable by our operating partnership; and (c) 0.85% of the NAV of each outstanding Class A share for such day issued in connection with the Redemption Right, payable by us. The investor servicing fee may continue for so long as the investor in the DST Program holds beneficial interests, Class A operating partnership units or Class A shares that were issued in connection with the DST Program. For the year ended December 31, 2019, we have not incurred any fees with the Dealer Manager in connection with the DST Program.
LaSalle will also serve as the manager for the DST Program. Each Delaware statutory trust may pay the manager a management fee equal to a to-be-agreed upon percentage of the total equity of such Delaware statutory trust. Additionally, the manager may earn a disposition fee of a to-be-agreed upon percentage of the gross sales price of any DST Property sold to a third party, which it may reduce or waive in its sole discretion, and receive reimbursement of certain expenses associated with the establishment, maintenance and operation of the Delaware statutory trust and DST Properties. For the year ended December 31, 2019, we have not incurred any fees with our Advisor in connection with the DST Program.

NOTE 10—COMMITMENTS AND CONTINGENCIES
We are involved in various claims and litigation matters arising in the ordinary course of business, some of which involve claims for damages. Many of these matters are covered by insurance, although they may nevertheless be subject to deductibles or retentions. Although the ultimate liability for these matters cannot be determined, based upon information currently available, we believe the ultimate resolution of such claims and litigation will not have a material adverse effect on our financial position, results of operations or liquidity.
From time to time, we have entered into contingent agreements for the acquisition and financing of properties. Such acquisitions and financings are subject to satisfactory completion of due diligence or meeting certain leasing or occupancy thresholds.
We are subject to fixed ground lease payments on South Beach Parking Garage of $100 per year until September 30, 2021, which will increase every five years thereafter by the lesser of 12% or the cumulative CPI over the previous five year period. We are also subject to a variable ground lease payment calculated as 2.5% of revenue. The lease expires September 30, 2041 and has a ten-year renewal option.
The operating agreement for Presley Uptown allows the unrelated third party joint venture partner, owning a 2.5% interest, to put its interest to us at a market determined value starting September 30, 2022 through September 30, 2024.

NOTE 11—SEGMENT REPORTING
We have five operating segments: apartment, industrial, office, retail and other properties. Consistent with how we review and manage our properties, the financial information summarized below is presented by operating segment and reconciled to income from operations for the years ended December 31, 2019, 2018 and 2017:

Year Ended December 31, 2019	Apartments	Industrial	Office	Retail	Other	Total
Assets	$797,923	$587,321	$225,352	$549,918	$22,350	$2,182,864

Capital expenditures by segment	$7,510	$5,162	$584	$6,602	$16	$19,874

Revenues:
Rental revenue	$57,069	$45,166	$18,918	$45,699	$318	$167,170
Other revenue	3,179	469	529	728	2,204	7,109
Total revenues	$60,248	$45,635	$19,447	$46,427	$2,522	$174,279
Operating expenses:
Real estate taxes	$10,120	$7,395	$1,985	$5,063	$449	$25,012
Property operating	16,465	3,701	3,677	7,117	823	31,783
Total segment operating expenses	$26,585	$11,096	$5,662	$12,180	$1,272	$56,795

Reconciliation to net income
Property general and administrative						1,659
Advisor fees						23,026
Company level expenses						3,201
Depreciation and amortization						67,348
Total operating expenses						$152,029
Other income and (expenses):
Interest expense						$(36,185)
Income from unconsolidated real estate affiliates and fund investment						7,066
Gain on disposition of property and extinguishment of debt						106,871
Total other income and (expenses)						$77,752
Net income						$100,002

Reconciliation to total consolidated assets as of December 31, 2019
Assets per reportable segments						$2,182,864
Investment in unconsolidated real estate affiliates, real estate fund investment and corporate level assets						348,645
Total consolidated assets						$2,531,509

Year Ended December 31, 2018	Apartments	Industrial	Office	Retail	Other	Total
Assets	$604,553	$474,622	$255,101	$560,802	$21,549	$1,916,627

Capital expenditures by segment	$7,186	$1,906	$250	$3,956	$90	$13,388

Revenues:
Rental revenue	$48,152	$40,290	$29,791	$46,168	$305	$164,706
Other revenue	2,834	4	201	549	2,218	5,806
Total revenues	$50,986	$40,294	$29,992	$46,717	$2,523	$170,512
Operating expenses:
Real estate taxes	$8,576	$7,714	$2,884	$5,705	$512	$25,391
Property operating	14,087	3,163	6,021	7,250	730	31,251
Total segment operating expenses	$22,663	$10,877	$8,905	$12,955	$1,242	$56,642

Reconciliation to net income
Property general and administrative						918
Advisor fees						21,127
Company level expenses						2,718
Depreciation and amortization						62,037
Total operating expenses						$143,442
Other income and (expenses):
Interest expense						$(33,135)
Income from unconsolidated real estate affiliates and fund investments						2,004
Gain on disposition of property and extinguishment of debt						29,665
Total other income and (expenses)						$(1,466)
Net income						$25,604

Reconciliation to total consolidation assets as of December 31, 2018
Assets per reportable segments (1)						$1,916,627
Investment in unconsolidated real estate affiliates, real estate fund investment and corporate level assets						279,967
Total consolidated assets						$2,196,594
________

(1)	Includes $114,274 of Office segment asset classified as held for sale as of December 31, 2018.

Year Ended December 31, 2017	Apartments	Industrial	Office	Retail	Other	Total

Capital expenditures by segment	$4,798	$2,187	$7,130	$5,922	$204	$20,241

Revenues:
Rental revenue	$43,664	$41,136	$31,380	$42,702	$333	$159,215
Other income	2,527	110	291	438	2,153	5,519
Total revenues	$46,191	$41,246	$31,671	$43,140	$2,486	$164,734
Operating expenses:
Real estate taxes	$6,855	$7,805	$3,309	$5,868	$307	$24,144
Property operating	12,311	2,827	6,734	6,190	866	28,928
Total segment operating expenses	$19,166	$10,632	$10,043	$12,058	$1,173	$53,072

Reconciliation to net income
Property general and administrative						903
Advisor fees						20,538
Company level expenses						2,643
Depreciation and amortization						61,705
Total operating expenses						$138,861
Other income and (expenses):
Interest expense						$(28,094)
Income from unconsolidated real estate affiliates and fund investments						9,633
Other income						500
Gain on disposition of property and extinguishment of debt						14,982
Total other income and (expenses)						$(2,979)
Net income						$22,894

NOTE 12—DISTRIBUTIONS PAYABLE

On November 7, 2019, our board of directors approved a gross distribution for the fourth quarter of 2019 of $0.135 per share to stockholders of record as of December 30, 2019. The distribution was paid on February 3, 2020. Class A, Class M, Class A-I, Class M-I and Class D stockholders received $0.135 per share, less applicable class-specific fees, if any.

NOTE 13—QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

	Three Months Ended March 31, 2019	Three Months Ended June 30, 2019	Three Months Ended September 30, 2019	Three Months Ended December 31, 2019
Total revenues	$41,129	$40,875	$44,785	$47,490
Net income (loss)	106,735	(2,950)	(4,851)	1,068
Net income (loss) attributable to Jones Lang LaSalle Income Property Trust, Inc.	106,736	(2,963)	(4,882)	1,042
Net income (loss) attributable to Jones Lang LaSalle Income Property Trust, Inc. per share-basic and diluted:
Class A	$0.76	$(0.02)	$(0.03)	$0.01
Class M	0.76	(0.02)	(0.03)	0.01
Class A-I	0.76	(0.02)	(0.03)	0.01
Class M-I	0.76	(0.02)	(0.03)	0.01
Class D	0.76	(0.02)	(0.03)	0.01

Weighted average common stock outstanding-basic and diluted	139,744,220	146,009,775	154,940,895	163,718,210

	Three Months Ended March 31, 2018	Three Months Ended June 30, 2018	Three Months Ended September 30, 2018	Three Months Ended December 31, 2018
Total revenues	$42,082	$42,227	$43,319	$42,884
Net income (loss)	32,691	3,158	(3,356)	(6,889)
Net income (loss) attributable to Jones Lang LaSalle Income Property Trust, Inc.	32,644	3,106	(3,301)	(6,882)
Net income (loss) attributable to Jones Lang LaSalle Income Property Trust, Inc. per share-basic and diluted:
Class A	$0.25	$0.02	$(0.02)	$(0.06)
Class M	0.25	0.02	(0.02)	(0.06)
Class A-I	0.25	0.02	(0.02)	(0.06)
Class M-I	0.25	0.02	(0.02)	(0.07)
Class D	0.25	0.02	(0.02)	(0.07)

Weighted average common stock outstanding-basic and diluted	133,231,349	134,233,903	135,528,172	137,163,633
All significant fluctuations between the quarters are attributable to acquisitions and dispositions made in 2019 and 2018.
NOTE 14—SUBSEQUENT EVENTS
On January 29, 2020, we acquired Millford Crossing, a grocery-anchored retail center located in Milford, Massachusetts, for approximately $42,000. The acquisition was funded with cash on hand.
On February 6, 2020, we acquired Fountainhead Corporate Park, a 300,000 square foot, two-building Class A office portfolio comprised of two 6-story buildings located in the Phoenix, Arizona submarket of Tempe for approximately $61,500. The acquisition was funded with cash on hand.
On March 3, 2020, our board of directors approved a gross dividend for the first quarter of 2020 of $0.135 per share to stockholders of record as of March 25, 2020. The dividend will be paid on or around March 30, 2020. Class A, Class M, Class A-I, Class M-I and Class D stockholders will receive $0.135 per share, less applicable class-specific fees, if any.

*  *  *  *  *  *

Schedule III—Real Estate and Accumulated Depreciation as of December 31, 2019

Col. A	Col. B	Col. C		Col. D			Col. E
Description	Encumbrances	Initial Cost		Costs Capitalized Subsequent to Acquisition (1)			Gross Amounts at which Carried at the Close of Period		Total
		Land	Building and Equipment	Land	Building and Equipment	Carrying Costs	Land	Building and Equipment
Apartment Properties:
The Edge at Lafayette—Lafayette, LA	$—	$1,782	$23,266	$—	$(1,136)	$—	$1,782	$22,130	$23,912
Townlake of Coppell—Coppell, TX	28,514	8,444	36,805	—	3,422	—	8,444	40,227	48,671
AQ Rittenhouse—Philadelphia, PA	26,370	11,000	39,963	—	59	—	11,000	40,022	51,022
Lane Park Apartments—Mountain Brook, AL	37,000	5,100	66,428	—	1,445	—	5,100	67,873	72,973
Dylan Point Loma—San Diego, CA	40,500	19,000	70,860	—	202	—	19,000	71,062	90,062
The Penfield—St. Paul, MN	36,977	8,021	52,713	—	879	—	8,021	53,592	61,613
180 North Jefferson—Chicago, IL	45,000	18,588	75,435	—	5,437	—	18,588	80,872	99,460
Jory Trail at the Grove—Wilsonville, OR	44,250	7,877	64,369	—	3,593	—	7,877	67,962	75,839
The Reserve at Johns Creek Walk—Johns Creek, GA	26,000	7,552	38,025	—	605	—	7,552	38,630	46,182
Villas at Legacy—Plano, TX	—	6,888	48,504	—	3,466	—	6,888	51,970	58,858
Stonemeadow Farms - Bothell, WA	45,000	14,000	65,535	—	593	—	14,000	66,128	80,128
Summit at San Marcos - Chandler, AZ	—	6,401	63,335	—	75	—	6,401	63,410	69,811
Presley Uptown - Charlotte, NC	30,000	7,390	46,479	—	(22)	—	7,390	46,457	53,847
Total Apartment Properties	359,611	122,043	691,717	—	18,618	—	122,043	710,335	832,378

Industrial Properties:
Kendall Distribution Center—Atlanta, GA	—	2,656	12,836	(293)	203	—	2,363	13,039	15,402
Norfleet Distribution Center—Kansas City, MO	—	2,134	31,397	(205)	(1,937)	—	1,929	29,460	31,389
Suwanee Distribution Center—Suwanee, GA	19,100	6,155	27,598	—	101	—	6,155	27,699	33,854
3800 1st Avenue South —Seattle, WA	9,257	7,238	9,673	546	158	—	7,784	9,831	17,615
3844 1st Avenue South—Seattle, WA	5,772	5,563	6,031	340	98	—	5,903	6,129	12,032
3601 2nd Avenue South—Seattle, WA	3,221	2,774	3,365	190	55	—	2,964	3,420	6,384
Grand Prairie Distribution Center—Grand Prairie, TX	—	2,100	12,478	—	11	—	2,100	12,489	14,589
Charlotte Distribution Center—Charlotte, NC	9,764	5,381	15,002	—	290	—	5,381	15,292	20,673
4050 Corporate Drive—Grapevine, TX	12,147	5,200	18,327	—	213	—	5,200	18,540	23,740
4055 Corporate Drive—Grapevine, TX	5,573	2,400	12,377	—	1,480	—	2,400	13,857	16,257
2501-2575 Allan Drive—Elk Grove, IL	—	4,300	10,926	—	721	—	4,300	11,647	15,947
2601-2651 Allan Drive—Elk Grove, IL	—	2,600	7,726	—	109	—	2,600	7,835	10,435
1300 Michael Drive—Wood Dale, IL	—	1,900	6,770	—	139	—	1,900	6,909	8,809
1350 Michael Drive—Wood Dale, IL	—	1,500	5,059	—	79	—	1,500	5,138	6,638
1225 Michael Drive—Wood Dale, IL	—	2,600	7,149	—	85	—	2,600	7,234	9,834
200 Lewis Drive—Wood Dale, IL	—	1,100	4,165	—	124	—	1,100	4,289	5,389
1301-1365 Mittel Boulevard—Chicago, IL	—	2,700	5,473	—	141	—	2,700	5,614	8,314

Col. A	Col. B	Col. C		Col. D			Col. E
Description	Encumbrances	Initial Cost		Costs Capitalized Subsequent to Acquisition (1)			Gross Amounts at which Carried at the Close of Period		Total
		Land	Building and Equipment	Land	Building and Equipment	Carrying Costs	Land	Building and Equipment
Tampa Distribution Center- Tampa, FL	—	3,507	22,485	—	84	—	3,507	22,569	26,076
Aurora Distribution Center- Aurora, IL	13,850	9,861	14,646	—	—	—	9,861	14,646	24,507
28150 West Harrison Parkway- Valencia, CA	—	2,760	8,899	—	—	—	2,760	8,899	11,659
28145 West Harrison Parkway- Valencia, CA	—	3,468	10,111	—	19	—	3,468	10,130	13,598
28904 Avenue Paine- Valencia, CA	—	3,812	10,535	—	104	—	3,812	10,639	14,451
24823 Anza Drive- Santa Clarita, CA	—	1,095	2,849	—	23	—	1,095	2,872	3,967
25045 Avenue Tibbitts- Santa Clarita, CA	—	4,087	13,224	—	278	—	4,087	13,502	17,589
6000 Giant Road- Richmond, CA	—	11,572	26,556	—	—	—	11,572	26,556	38,128
6015 Giant Road- Richmond, CA	—	10,468	24,127	—	(1,094)	—	10,468	23,033	33,501
6025 Giant Road- Richmond, CA	—	2,700	4,167	—	497	—	2,700	4,664	7,364
Mason Mill Distribution Center—Buford, GA	—	3,406	23,312	—	—	—	3,406	23,312	26,718
Fremont Distribution Center - Fremont, CA	—	29,427	7,024	—	854	—	29,427	7,878	37,305
3324 Trinity Boulevard - Grand Prairie, TX	—	3,215	11,255	—	(13)	—	3,215	11,242	14,457
Taunton Distribution Center - Taunton, MA	—	2,000	21,589	—	54	—	2,000	21,643	23,643
Chandler Distribution Center - Chandler, AZ	—	3,803	24,095	—	—	—	3,803	24,095	27,898
Total Industrial Properties	78,684	153,482	421,226	578	2,876	—	154,060	424,102	578,162

Office Properties:
Monument IV at Worldgate—Herndon, VA	40,000	5,186	57,013	—	19,583	—	5,186	76,596	81,782
140 Park Avenue—Florham Park, NJ	22,800	3,162	34,784	—	(4)	—	3,162	34,780	37,942
San Juan Medical Center- San Juan Capistrano, CA	—	9,807	13,303	—	936	—	9,807	14,239	24,046
Genesee Plaza - San Deigo, CA	41,114	8,222	73,964	—	186	—	8,222	74,150	82,372
Total Office Properties	103,914	26,377	179,064	—	20,701	—	26,377	199,765	226,142

Retail Properties:
The District at Howell Mill—Atlanta, GA	30,378	10,000	56,040	—	5,244	—	10,000	61,284	71,284
Grand Lakes Marketplace—Katy, TX	23,900	5,215	34,770	—	87	—	5,215	34,857	40,072
Oak Grove Plaza—Sachse, TX	9,384	4,434	18,869	—	637	—	4,434	19,506	23,940
Rancho Temecula Town Center—Temecula, CA	28,000	14,600	41,180	—	921	—	14,600	42,101	56,701
Skokie Commons—Skokie, IL	24,400	8,859	25,705	891	179	—	9,750	25,884	35,634
Whitestone Market—Austin, TX	25,750	7,000	39,868	—	431	—	7,000	40,299	47,299
Maui Mall—Maui, HI	37,894	44,257	39,454	—	10,340	—	44,257	49,794	94,051
Silverstone Marketplace—Scottsdale, AZ	—	8,012	33,771	—	20	—	8,012	33,791	41,803
Kierland Village Center—Scottsdale, AZ	—	7,037	26,693	—	194	—	7,037	26,887	33,924
Timberland Town Center—Beaverton, OR	21,220	6,083	33,826	—	237	—	6,083	34,063	40,146

Col. A	Col. B	Col. C		Col. D			Col. E
Description	Encumbrances	Initial Cost		Costs Capitalized Subsequent to Acquisition (1)			Gross Amounts at which Carried at the Close of Period		Total
		Land	Building and Equipment	Land	Building and Equipment	Carrying Costs	Land	Building and Equipment
Montecito Marketplace—Las Vegas, NV	—	11,410	45,212	—	208	—	11,410	45,420	56,830
Total Retail Properties	200,926	126,907	395,388	891	18,498	—	127,798	413,886	541,684

Other Properties:
South Beach Parking Garage—Miami, FL	—	—	21,467	—	681	—	—	22,148	22,148
Total Other Properties	—	—	21,467	—	681	—	—	22,148	22,148

Total Consolidated Properties:	$743,135	$428,809	$1,708,862	$1,469	$61,374	$—	$430,278	$1,770,236	$2,200,514
The unaudited aggregate cost and accumulated depreciation for tax purposes was approximately $2,328,477 and $253,015, respectively.

(1)	Includes net provisions for impairment of real estate taken since acquisition of property.

Col. A	Col. F	Col. G	Col. H	Col. I
Description	Accumulated Depreciation	Date of Construction	Date of Acquisition	Life on which depreciation in latest income statement is computed
Apartment Properties:
The Edge at Lafayette—Lafayette, LA	$(5,587)	2007	1/15/2008	50 years
Townlake of Coppell—Coppell, TX	(5,805)	1986	5/22/2015	40 years
AQ Rittenhouse—Philadelphia, PA	(3,994)	2015	7/30/2015	50 years
Lane Park Apartments—Mountain Brook, AL	(5,536)	2014	5/26/2016	50 years
Dylan Point Loma—San Diego, CA	(5,468)	2016	8/9/2016	50 years
The Penfield—St. Paul, MN	(3,715)	2013	9/22/2016	50 years
180 North Jefferson—Chicago, IL	(6,707)	2004	12/1/2016	40 years
Jory Trail at the Grove—Wilsonville, OR	(3,944)	2012	7/14/2017	50 years
The Reserve at Johns Creek Walk—Johns Creek, GA	(2,417)	2007	7/28/2017	40 years
Villas at Legacy—Plano, TX	(2,416)	1999	6/6/2018	40 years
Stonemeadow Farms - Bothell, WA	(1,120)	1999	5/13/2019	40 years
Summit at San Marcos - Chandler, AZ	(780)	2018	7/31/2019	50 years
Presley Uptown - Charlotte, NC	(317)	2016	9/30/2019	50 years
Total Apartment Properties	(47,806)

Industrial Properties:
Kendall Distribution Center—Atlanta, GA	(3,625)	2002	6/30/2005	50 years
Norfleet Distribution Center—Kansas City, MO	(7,789)	2007	2/27/2007	50 years
Suwanee Distribution Center—Suwanee, GA	(3,621)	2012	6/28/2013	50 years
3800 1st Avenue South —Seattle, WA	(1,518)	2005	6/26/2013	40 years
3844 1st Avenue South—Seattle, WA	(946)	1968	12/18/2013	40 years
3601 2nd Avenue South—Seattle, WA	(528)	1949	12/18/2013	40 years
Grand Prairie Distribution Center—Grand Prairie, TX	(1,500)	1980	12/18/2013	40 years
Charlotte Distribution Center—Charlotte, NC	(2,117)	2013	1/22/2014	50 years
4050 Corporate Drive—Grapevine, TX	(2,117)	1991	6/27/2014	40 years
4055 Corporate Drive—Grapevine, TX	(1,610)	1996	4/15/2015	40 years
2501-2575 Allan Drive—Elk Grove, IL	(1,338)	1996	4/15/2015	40 years
2601-2651 Allan Drive—Elk Grove, IL	(855)	1985	9/30/2015	40 years
1300 Michael Drive—Wood Dale, IL	(740)	1985	9/30/2015	40 years
1350 Michael Drive—Wood Dale, IL	(552)	1985	9/30/2015	40 years
1225 Michael Drive—Wood Dale, IL	(767)	1985	9/30/2015	40 years
200 Lewis Drive—Wood Dale, IL	(683)	1985	9/30/2015	40 years
1301-1365 Mittel Boulevard—Chicago, IL	(589)	1985	9/30/2015	40 years
Tampa Distribution Center- Tampa, FL	(2,124)	1985	9/30/2015	40 years
Aurora Distribution Center- Aurora, IL	(1,050)	2009	4/11/2016	40 years
28150 West Harrison Parkway- Valencia, CA	(779)	2016	5/19/2016	50 years

Col. A	Col. F	Col. G	Col. H	Col. I
Description	Accumulated Depreciation	Date of Construction	Date of Acquisition	Life on which depreciation in latest income statement is computed
28145 West Harrison Parkway- Valencia, CA	(894)	1997	6/29/2016	40 years
28904 Avenue Paine- Valencia, CA	(946)	1997	6/29/2016	40 years
24823 Anza Drive- Santa Clarita, CA	(254)	1999	6/29/2016	40 years
25045 Avenue Tibbitts- Santa Clarita, CA	(1,172)	1988	6/29/2016	40 years
6000 Giant Road- Richmond, CA	(1,770)	1988	6/29/2016	40 years
6015 Giant Road- Richmond, CA	(1,534)	2016	9/8/2016	50 years
6025 Giant Road- Richmond, CA	(251)	2016	9/8/2016	50 years
Mason Mill Distribution Center—Buford, GA	(932)	2016	12/29/2016	50 years
Fremont Distribution Center - Fremont, CA	(132)	1991	3/29/2019	40 years
3324 Trinity Boulevard - Grand Prairie, TX	(164)	2015	5/31/2019	40 years
Taunton Distribution Center - Taunton, MA	(181)	2016	8/23/2019	50 years
Chandler Distribution Center - Chandler, AZ	(41)	2016	12/5/2019	50 years
Total Industrial Properties	(43,119)

Office Properties:
Monument IV at Worldgate—Herndon, VA	(26,935)	2001	8/27/2004	50 years
140 Park Avenue—Florham Park, NJ	(2,782)	2015	12/21/2015	50 years
San Juan Medical Center- San Juan Capistrano, CA	(1,122)	2015	4/1/2016	50 years
Genesee Plaza - San Deigo, CA	(925)	1983	7/2/2019	40 years
Total Office Properties	(31,764)

Retail Properties:
The District at Howell Mill—Atlanta, GA	(15,002)	2006	6/15/2007	50 years
Grand Lakes Marketplace—Katy, TX	(4,409)	2012	9/17/2013	50 years
Oak Grove Plaza—Sachse, TX	(3,012)	2003	1/17/2014	40 years
Rancho Temecula Town Center—Temecula, CA	(5,901)	2007	6/16/2014	40 years
Skokie Commons—Skokie, IL	(2,412)	2015	5/15/2015	50 years
Whitestone Market—Austin, TX	(4,316)	2003	9/30/2015	40 years
Maui Mall—Maui, HI	(5,513)	1971	12/22/2015	40 years
Silverstone Marketplace—Scottsdale, AZ	(2,310)	2015	7/27/2016	50 years
Kierland Village Center—Scottsdale, AZ	(2,200)	2001	9/30/2016	40 years
Timberland Town Center—Beaverton, OR	(2,264)	2015	9/30/2016	50 years
Montecito Marketplace—Las Vegas, NV	(2,754)	2007	8/8/2017	50 years
Total Retail Properties	(50,093)

Col. A	Col. F	Col. G	Col. H	Col. I
Description	Accumulated Depreciation	Date of Construction	Date of Acquisition	Life on which depreciation in latest income statement is computed
Other Properties:
South Beach Parking Garage—Miami, FL	(3,454)	2001	1/28/2014	40 years
Total Other Properties	(3,454)

Total Consolidated Properties:	$(176,236)
Reconciliation of Real Estate

Consolidated Properties	2019	2018	2017
Balance at beginning of year	$1,797,585	$1,854,297	$1,744,317
Additions	404,353	67,513	219,812
Assets sold/ written off	(1,424)	(2,214)	(54,880)
Write-downs for impairment charges	—	—	—
Reclassed as held for sale	—	(122,011)	(54,952)
Balance at close of year	$2,200,514	$1,797,585	$1,854,297
Reconciliation of Accumulated Depreciation

Consolidated Properties	2019	2018	2017
Balance at beginning of year	$135,480	$112,132	$88,870
Additions	42,180	39,833	37,333
Assets sold/ written off	(1,424)	(2,214)	(3,932)
Write-downs for impairment charges	—	—	—
Reclassed as held for sale	—	(14,271)	(10,139)
Balance at close of year	$176,236	$135,480	$112,132